As filed with the Securities and Exchange Commission on December 11, 1996


                                                      Registration No. 333-13109

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       to

                                    FORM S-1
                             Registration Statement
                        Under The Securities Act of 1933

                              THE JUDGE GROUP, INC.
             (Exact name of registrant as specified in its charter)


  Pennsylvania                     6710                        23-1726661
(State or Other              (Primary Standard              (I.R.S. Employer
Jurisdiction of                 Industrial                Identification Number)
Incorporation of              Classification
Organization)                  Code Number)


   Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, (610) 667-7700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Martin E. Judge, Jr., Chief Executive Officer, The Judge Group, Inc.
   Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, (610) 667-7700 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

    Robert H. Strouse, Esq.                      Charles C. Zall, Esq.
    Drinker Biddle & Reath                    Saul, Ewing, Remick & Saul
1000 Westlakes Drive, Suite 300                   3800 Centre Square
  Berwyn, Pennsylvania 19312               Philadelphia, Pennsylvania 19102
        (610) 993-2200                              (215) 972-7777


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1996

                              The Judge Group, Inc.

                             3,650,000 Common Shares


                            ------------------------


     Of the Common Shares being offered hereby, 3,000,000 are being offered by The Judge Group, Inc. ("The Judge Group" or the "Company") and 650,000 shares are being offered by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.


     Prior to this Offering, there has been no public market for the Common Shares. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Shares on the Nasdaq Stock Market under the symbol "JUDG."


                            ------------------------

     See "Risk Factors," beginning on page 7, for a discussion of certain factors that should be considered by prospective purchasers of the Common Shares offered hereby.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                 Price            Underwriting                            Proceeds to
                                   to            Discounts and        Proceeds to           Selling
                                 Public         Commissions (1)       Company (2)         Shareholders
------------------------------------------------------------------------------------------------------
Per Share................        $                $                   $                     $
------------------------------------------------------------------------------------------------------
Total(3).................        $                $                   $                     $
======================================================================================================


(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $1,100,000.

(3) The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of the initial public offering of the Common Shares, to purchase up to an aggregate of 547,500 shares at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any, with the first 250,000 shares being sold by the Selling Shareholders and the remaining 297,500 shares being sold by the Company. If the Underwriters exercise this option in full, the Price to Public will total $_____________, the Underwriting Discounts and Commissions will total $_________, the Proceeds to Company will total $________ and the Proceeds to Selling Shareholders will total $_________. See "Underwriting."


                            ------------------------

     The Common Shares are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made at the offices of Janney Montgomery Scott
Inc., Philadelphia, Pennsylvania, on or about              , 1996.

                            ------------------------

                          JANNEY MONTGOMERY SCOTT INC.

                 The date of this Prospectus is          , 1996

                                    DISCOVER
                                 THE JUDGE GROUP

                         Business Process Re-engineering
                                IT & Engineering

      Permanent Placement                  Imaging & Networks
         IT-Engineering              Document Management & Workflow

       Contract Placement                      IT Training
         IT-Engineering                    Certified Education


                                      JUDGE


                           Quality Services Since 1970



               The Judge Group, Inc. o Suite 405 o Two Bala Plaza


                           Bala Cynwyd, PA 19004-1510


                     610 o 667-7700 o http://www.judge.com



            OFFICES IN: Bala Cynwyd, PA o Foxborough & Wakefield, MA


       Edison & Moorestown, NJ o Hartford, CT o Tampa, FL o Alexandria, VA



     Judge(Trademark) and MENTOR(Trademark) are trademarks of the Company. This Prospectus also contains other product names, trade names, service marks and trademarks of the Company and of other organizations.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ STOCK MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" or "The Judge Group" include all direct and indirect subsidiaries. Unless otherwise indicated, the information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised and (ii) gives effect to the Pre-Offering Transactions. The "Pre-Offering Transactions" consist of certain corporate reorganization events, including a 52.6 for 1.0 stock split, the issuance of 526,000 Common Shares upon the conversion of $500,000 principal amount of the Company's 10% Convertible Senior Subordinated Notes (the "Convertible Notes"), the acquisition by The Judge Group of all of the issued and outstanding stock of Judge Imaging Systems, Inc. ("JIS") not presently held by it, the acquisition of The Berkeley Associates Corp. ("Berkeley") and the acquisition of Systems Automation, Inc. ("Systems Automation"). The stock split occurred on September 23, 1996 and the acquisitions of Berkeley and Systems Automation were effective as of September 26, 1996 and September 30, 1996, respectively. The remaining Pre-Offering Transactions will occur concurrently with or prior to the consummation of this Offering. See "Business -- Pre-Offering Transactions: Corporate Reorganization, Merger and Recent Acquisitions" for a description of the Pre-Offering Transactions.


                                   The Company

     The Judge Group services the information technology ("IT") and engineering needs of its clients through the following four complementary operating units:

o Contract Placement            --   Provides IT and engineering personnel on a
                                     contract basis ("technical consultants");

o Permanent Placement           --   Provides IT and engineering personnel on a
                                     permanent basis;


o Imaging and Network Services  --   Provides computer networking, imaging,
                                     document management, workflow and related consulting services; and


o IT Training                   --   Provides standard and customized IT
                                     training on established and emerging
                                     software applications.


     The Company's Contract Placement business provides technical consultants skilled in a variety of fields, such as applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering, Internet/Web-Site design, project consulting and Help Desk management. The Company provides technical consultants in the MidAtlantic and New England regions of the United States through three branch offices, and on a nationwide basis through its National Division. The Company maintains a database of over 100,000 technical consultants, and in 1995 provided over 1,700 technical consultants to more than 800 clients. By relying on contract consultants, clients with complex technical requirements can reduce the costs associated with recruiting, training and relocating employees as those requirements change. According to Staffing Industry Report, revenues from technical/computer temporary staffing are estimated to have grown from $5.7 billion in 1993 to $9.2 billion in 1995 and are expected to grow to $11.4 billion in 1996, representing a 26.0% compound annual growth rate. The Company's Contract Placement business generated revenues of $50.8 million and $44.6 million, which represented 80.3% and 75.8% of the Company's consolidated net revenues, in 1995 and the nine months ended September 30, 1996, respectively.



     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals on a permanent basis to clients nationwide. The Company maintains a database of over 70,000 IT and engineering professionals, and in 1995 placed 396 candidates with more than 240 clients. According to Staffing Industry Report, revenues from permanent placement providers are estimated to have grown from $1.2 billion in 1993 to $1.7 billion in 1995, and are expected to grow to $1.8 billion in 1996, representing a 14.5% compound annual growth rate. The Company's Permanent Placement business generated revenues of $4.3 million and $4.3 million, which represented 6.7% and 7.2% of the Company's consolidated net revenues, in 1995 and the nine months ended September 30, 1996, respectively.

     The Company's Imaging and Network Services business offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process re-engineering through its MENTOR(Trademark) Consulting Program, project management and advanced applications development. The Company is a value-added reseller and service facility for personal computer ("PC") and network hardware, software and related peripherals manufactured by Compaq Computer Corporation ("Compaq"), ACER Incorporated ("ACER"), IBM Corporation ("IBM"), Apple Computer, Inc. ("Apple"), Okidata, a division of OKI America, Inc. ("Okidata"), Tricord Systems, Inc. ("Tricord"), Hewlett Packard Company ("HP") and others. The Company has installed more than 110 imaging systems, is an authorized value-added reseller of the imaging software of Optika Imaging Systems, Inc. ("Optika"), FileNet Corporation ("FileNet"), Saros(Copyright), Watermark Corporation ("Watermark"), Keyfile Corporation ("Keyfile"), Optical Technology Group, Inc. ("OTG") and Lotus Corporation ("Lotus"), and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT(Trademark). According to a study prepared for the Association for Information and Image Management International ("AIIM"), electronic imaging revenues, including hardware, software, services and support, grew 18.2% in 1995, from $2.2 billion in 1994 to $2.6 billion in 1995. The Company's Imaging and Network Services business generated revenues of $8.2 million and $10.0 million, which represented 13.0% and 17.0% of the Company's consolidated net revenues, in 1995 and the nine months ended September 30, 1996, respectively. While the Company's Imaging and Network Services business has grown consistently over the last three years, it has historically experienced operating losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The following table presents the net revenue (net of intercompany eliminations) and the income (loss) from operations attributable to each of the Company's businesses, in dollars and as a percentage of consolidated net revenues, for the periods indicated. Except for consolidated net revenues and consolidated income (loss) from operations for 1993, 1994, 1995, all of such financial information is unaudited:


                                                Year Ended December 31,
                            ----------------------------------------------------------------
                                    1993                  1994                  1995
                            --------------------  --------------------  --------------------
                                                 (Dollars in Thousands)
Net revenues:
Permanent Placement.......  $   3,131      8.9%   $   3,294      7.3%   $   4,275      6.7%
Contract Placement........     27,537     78.5       38,186     84.4       50,804     80.3
Imaging and Network
  Services................      4,401     12.6        3,773      8.3        8,220     13.0
                            ---------    -----    ---------    -----    ---------    -----
Consolidated net
  revenues................  $  35,069    100.0%   $  45,253    100.0%   $  63,299    100.0%
                            =========    =====    =========    =====    =========    =====
Income (loss) from
  operations:
Permanent Placement.......  $     722      2.1%   $     258      0.6%   $     287      0.4%
Contract Placement........        732      2.1        2,392      5.2        2,939      4.7
Imaging and Network
  Services................       (137)    (0.4)        (466)    (1.0)        (526)    (0.8)
Corporate overhead
  expense.................       (696)    (2.0)        (741)    (1.6)        (936)    (1.5)
                            ---------    -----    ---------    -----    ---------    -----
Consolidated income (loss)
  from operations.........  $     621      1.8%   $   1,443      3.2%   $   1,764      2.8%
                            =========    =====    =========    =====    =========    =====



                                 Nine Months Ended September 30,
                            -----------------------------------------
                                    1995                  1996
                            --------------------  -------------------
                                            (Unaudited)
                                       (Dollars in Thousands)
Net revenues:
Permanent Placement.......
Contract Placement........  $   3,187      6.8%   $   4,265       7.2%
Imaging and Network            37,890     80.8       44,622      75.8
  Services................
                                5,800     12.4       10,027      17.0
Consolidated net            ---------    -----    --------- ---------
  revenues................
                            $  46,877    100.0%   $  58,914     100.0%
Income (loss) from          =========    =====    ========= =========
  operations:
Permanent Placement.......
Contract Placement........  $     376      0.8%   $     499       0.8%
Imaging and Network             2,167      4.6        2,635       4.5
  Services................
Corporate overhead               (270)    (0.6)        (709)     (1.2)
  expense.................
                                 (711)    (1.5)      (1,076)     (1.8)
Consolidated income (loss)  ---------    -----    --------- ---------
  from operations.........
                            $   1,562      3.3%   $   1,349       2.3%
                            =========    =====    ========= =========



     The Company's IT Training business, acquired in September 1996, provides training on a range of software and network applications to corporate, governmental and individual clients. The IT Training business currently offers three licensed diploma courses, six certificate courses, and over 180 open-enrollment courses, either in its own computer labs or at client locations. This business generated revenues of $2.3 million and $2.0 million in 1995 and the nine months ended September 30, 1996, respectively. The Updata Group, Inc. estimates that revenues from IT training services will grow from $2.9 billion in 1995 to $5.6 billion by the year 2000, representing a 14.8% compound annual growth rate. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel.


     The Company serves its clients through offices located in Bala Cynwyd, Pennsylvania; Foxborough and Wakefield, Massachusetts; Edison and Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; Baltimore, Maryland; and Alexandria, Virginia. The Company's client base includes various Fortune 500 companies and governmental agencies, including Merck & Co., Inc. ("Merck"), Bell Atlantic NYNEX Mobile, Inc., Texas Instruments, Inc. ("Texas Instruments"), Compaq Computer Corporation ("Compaq"), Intel Corporation ("Intel") and the City of Philadelphia. The Company believes that its four complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings, and position it to benefit from the anticipated growth in the technical staffing and IT training industry and the imaging and document management industry. The Company has recently adopted an integrated marketing and service approach aimed at both new and existing customers which seeks to take advantage of its ability to offer a comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements. Key elements of the Company's business strategy to become a leading nationwide provider of IT and engineering professional services include:


         o Offering a Single Source of Technical Solutions
         o Aggressively Marketing Broad Range of Services
         o Developing a National Presence
         o Expanding Imaging and Network Services
         o Capitalizing on IT Training Resources
         o Pursuing Strategic Acquisitions


     The executive offices of The Judge Group are located at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004, and its telephone number is (610) 667-7700. The Company's website address is http://www.judge.com.


                                  The Offering

Common Shares offered by the
Company...............................  3,000,000 shares

Common Shares offered by the Selling
Shareholders..........................  650,000 shares


Common Shares to be outstanding after
the Offering..........................  13,039,412 shares(1)



Use of Proceeds.......................  For repayment of certain indebtedness, payment of portions of the purchase
                                        prices of certain recently completed
                                        acquisitions, and for working capital
                                        and general corporate purposes,
                                        including the establishment of a
                                        corporate level sales force. In
                                        addition, the Company may use portions
                                        of the proceeds for acquisitions,
                                        although the Company is not currently
                                        engaged in any acquisition negotiations.
                                        The Company will not receive any
                                        proceeds from the sale of the Common
                                        Shares offered by the Selling
                                        Shareholders. See "Use of Proceeds."


Nasdaq Stock
Market Symbol.........................  "JUDG"

----------

(1) Based on the number of shares outstanding as of November 30, 1996 and assuming the consummation of the Pre-Offering Transactions. Excludes 613,500 Common Shares issuable upon exercise of options outstanding on that date, none of which were then exercisable.

       Summary Consolidated Historical And Pro Forma Financial Information
                      (In Thousands, Except Per Share Data)


                                                                                    Nine Months
                                                                                       Ended
                                                   Year Ended December 31,         September 30,
                                               -------------------------------  --------------------
                                                 1993       1994       1995       1995       1996
                                               ---------  ---------  ---------  ---------  ---------
                                                                                    (Unaudited)
Statement of Operations Data:
Net revenues.................................  $  35,069  $  45,253  $  63,299  $  46,876  $  58,914
Cost of sales................................     26,070     34,146     47,550     35,273     43,232
Selling and operating........................      5,853      6,509      9,798      6,842     10,023
General and administrative...................      2,525      3,155      4,187      3,199      4,310
                                               ---------  ---------  ---------  ---------  ---------
Total costs and expenses.....................     34,448     43,811     61,535     45,314     57,565
                                               ---------  ---------  ---------  ---------  ---------
Income from operations.......................        621      1,443      1,764      1,562      1,349
                                               =========  =========  =========  =========  =========
Interest expense.............................        338        427        670        517        600
                                               =========  =========  =========  =========  =========
Net income (loss)............................  $     101  $     343  $     486  $     519  $     751
                                               =========  =========  =========  =========  =========

Fully-diluted net income
  (loss) per Common Share:(1)                  $    0.01  $    0.04  $    0.05  $    0.06  $    0.08
                                               =========  =========  =========  =========  =========
Fully-diluted weighted average shares(2).....      8,500      8,847      9,114      9,114      9,114
                                               ---------  ---------  ---------  ---------  ---------



                                                        September 30, 1996
                                                     ------------------------
                                                                  Pro Forma
                                                                     As
                                                      Actual     Adjusted(4)
                                                     ---------  -------------
                                                            (Unaudited)
Balance Sheet Data:
Working capital....................................  $   5,957    $  23,855
Total assets.......................................     21,188       48,808
Notes payable, including current portion(3)........      8,146            0
Other long-term obligations,
  including current portion........................      3,850        1,008
Shareholders' equity...............................        966       30,965


----------



(1) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.



(2) Fully-diluted shares includes Common Stock equivalents and 526,000 Common Shares issuable upon conversion of the Company's Convertible Notes.



(3) Includes line of credit and term loan.



(4) Pro Forma balance sheet data reflects the consummation of the Pre-Offering Transactions, the sale by the Company of 3,000,000 Common Shares offered hereby at an assumed offering price of $10.00 per share and the application of the net proceeds therefrom. See "Business -- Pre-Offering Transactions:
    Corporate Reorganization, Merger and Recent Acquisitions," "Use of Proceeds" and Pro Forma Unaudited Consolidating Financial Statements included in the Financial Statements.

                                  RISK FACTORS

     An investment in Common Shares offered by this Prospectus involves a high degree of risk. Prospective purchasers of the Common Shares offered hereby should carefully review the following risk factors as well as the other information set forth in this Prospectus.

Dependence on Availability of Qualified Technical Consultants

     The Company is dependent upon its ability to attract and retain technical consultants who possess the skills and experience necessary to meet the staffing requirements of its clients. To keep pace with rapidly evolving information technologies and changing client needs, the Company must continually evaluate and upgrade its database of available qualified technical consultants. Competition for individuals with proven technical skills is intense, and, as is currently customary in the industry, the Company does not have any exclusive contracts with its consultants. The Company competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer systems consultants, clients and temporary personnel agencies. Factors influencing such competition include compensation, benefits, growth opportunities and pre-existing relationships with other companies, particularly specialty staffing companies. As the Company expands into new geographic areas, it may experience difficulty attracting qualified technical consultants who have a prior relationship or familiarity with more established specialty staffing companies in such areas. There can be no assurance that qualified technical consultants will continue to be available to the Company in sufficient numbers to meet the Company's current and anticipated growth requirements. See "Business -- Technical Personnel" and "Business -- Competition."

Acquisition Risks

     A principal component of the Company's growth strategy is the acquisition of companies that will complement and expand the Company's existing businesses, principally in new geographic markets. The successful implementation of this strategy is dependent on the Company's ability to identify suitable acquisition candidates, acquire such companies on suitable terms and integrate their operations with those of the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on suitable terms. The specialty staffing industry is relatively mature. Acquisitions in this industry are therefore likely to be at higher relative prices than for other industries due to competition from other staffing companies for acquisition candidates. Acquisitions also involve a number of special risks, including: (i) adverse effects on the Company's reported operating results, including increased goodwill amortization and interest expense; (ii) diversion of management attention; (iii) risks associated with unanticipated problems, liabilities or contingencies; and (iv) difficulties related to the integration of the acquired business. The occurrence of some or all of the events described in these risks could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

Ability to Manage Growth

     Sustained or significant growth, if achieved, will subject the Company to risks by placing a substantial strain on the Company's available managerial, financial and other resources. Specifically, such growth will require the Company to: (i) hire, integrate and retain qualified managers in existing markets as well as markets in which the Company has no prior operating experience; (ii) develop and maintain relationships with an increasingly large number of highly qualified technical consultants; and (iii) apply its management practices to a significantly larger organization. Expansion beyond the geographic areas where the Company's offices are presently located will further increase demands on the Company's management. The Company's ability to manage its staff and facilities growth effectively will require it to continue to expand its operational, financial and other internal systems. There can be no assurance that the Company's systems, procedures and controls will be successfully implemented or adequate to support the Company's expanded operations. Furthermore, an element of the Company's business strategy is to cross-sell the existing services of its four businesses to new and existing clients. Historically, these businesses have operated independently, producing only occasional referrals, and there can be no assurance that the Company will successfully market such services on an integrated basis. See "Business -- Business Strategy," "Sales and Marketing" and "Management."


History of Operating Losses in Imaging and Network Services Business


     The Company's Imaging and Network Services business has had net operating losses since its commencement in 1988, experienced a loss from operations of approximately $709,000 for the nine months ended September 30, 1996, and at September 30, 1996 had an accumulated deficit of $3.5 million. The losses have resulted from high marketing and general and administrative costs associated with building the division's imaging and document management infrastructure and capabilities, combined with historically low profit margins related to the hardware component of the networking business and a slower emergence of the imaging and document management market than anticipated by the Company. Specifically, the costs associated with building this division's imaging and document management capabilities have included the hiring of sales and technical personnel, the opening of a new office, and the costs associated with the acquisition and integration of two imaging and document management companies. The Company is currently focusing on achieving profitability in its Imaging and Network Services business and expanding it through internal growth, new service offerings and acquisitions, but cannot provide any assurances as to when it will achieve profitability, if at all. Typically, the decision by a prospective customer to install a network or to implement a document management system requires the Company to engage in a lengthy and complex sales cycle and involves a significant commitment of resources by the customer over an extended period of time. For these and other reasons, the sales and implementation cycles are subject to a number of significant delays over which the Company has little or no control. Even if it increases sales, there can be no assurance that the Imaging and Network Services business will achieve a pricing and cost structure that will generate profits, or that the Company will be able to identify and acquire appropriate acquisition candidates on favorable terms. Failure of the Imaging and Network Services business to grow through internal expansion and favorable acquisitions or to achieve profitability would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Imaging and Network Services business is unable to achieve profitability, it will not realize the federal tax benefit of its $2.4 million operating loss carryforward which will expire between 2002 and 2010.



Dependence on Contract Placement Business



     The Company's Contract Placement business was responsible for 84.4%, 80.3% and 75.8% of total Company revenues in 1994, 1995 and the nine months ending September 30, 1996, respectively. In addition, in 1995 and the nine months ended September 30, 1996, one customer of the Contract Placement business, Merck, accounted for approximately 8.0% and 8.2% of total Contract Placement revenues, respectively, and 6.4% and 6.2% of total Company revenues, respectively. There can be no assurance that the Company will be able to retain this level of revenue from this client. The ability of the Company to sustain or increase revenues in the Contract Placement business is subject to various factors, including its ability to attract and retain qualified technical consultants, to hire, integrate and retain qualified managers in existing and new markets and to apply its management practices to a significantly larger organization. There can be no assurance that the Company will be able to sustain or increase its Contract Placement revenues. Furthermore, a decline in the level of Contract Placement revenues would have a material adverse effect on the Company.



Technological Obsolescence



     The market for Imaging and Network Services is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. The Company's future performance will depend in part on its ability to respond effectively to these developments and to develop expertise in, and form relationships with vendors of, products that gain market acceptance and popularity. The introduction of products and services embodying new technologies and the emergence of new industry standards can render existing products obsolete, unmarketable or noncompetitive. The Company is unable to predict the future impact of new products on the Company's services. Furthermore, the life cycles of the systems and products with respect to which the Company has developed expertise are difficult to estimate. The Imaging and Network Services business's future performance will depend on the ability of software and hardware vendors to develop and introduce new products that respond to evolving customer requirements and on the Company's ability to stay abreast of and enhance its expertise with respect to new products and systems. The inability of the Imaging and Network Services business to enhance its expertise and capabilities in response to changing customer requirements, technological change or emerging industry standards would have a material adverse effect on the Company's business, financial condition and results of operation. Furthermore, to the extent the vendors of the hardware or software components of document management systems experience delays in the development and shipments of new products, the Company's ability to sell document management systems could be materially adversely affected.



     Continuing rapid developments in the IT industry in general also have substantial impact on the Company's other businesses. The Company must identify and become proficient in emerging technologies in order to remain competitive and achieve the higher margin business associated with emerging technologies. There can be no assurance the Contract and Permanent Placement businesses will be successful in continually upgrading their databases to contain professionals proficient in such technologies. Furthermore, there can be no assurance the IT Training business will recognize the emergence of new technologies or successfully integrate them into its operations in a timely manner. Failure by the Company to recognize emerging technologies and to integrate them into its marketing efforts and service offerings in a timely manner would have a material adverse impact on the Company's business, financial condition and results of operations.



Competition



     The IT professional services industry is highly competitive. The Company competes for both clients and qualified technical personnel with a variety of companies, including other specialty staffing companies, national and regional consulting firms, systems integrators, IT outsourcing firms and independent contractors. The Company also competes for technical consultants with the information technology staffs of its clients and potential clients. In addition, several traditional staffing companies that historically emphasized the placement of clerical and other less highly skilled personnel on short-term assignments, have begun to provide services competitive with those provided by the Company. Several of the Company's competitors in each of the businesses in which it provides services are substantially larger than the Company and have greater financial and other resources. Several of such competitors have also been in business much longer than the Company and have significantly greater name recognition throughout the United States, including the geographic areas in which the Company operates and into which it intends to expand. In addition, such companies are able to meet a broader range of a client's temporary personnel needs and serve a broader geographic range than the Company, which permits such companies to better serve national accounts. There can be no assurance that the Company will be able to compete successfully with its existing and future competitors. Also, to the extent that the Company offers fixed-price contracts to clients in the future, which it may do for competitive reasons, it will be responsible for cost overruns and may experience revenue streams that vary from those generated by the provision of time and material services.



Dependence on Key Customers and Geographic Concentration



     The Company's business is dependent in part on the economic strength of its clients. While the Company serves a large number of clients in a range of industry groups, approximately 6.4% and 6.2% of the Company's revenues in fiscal 1995 and the nine months ended September 30, 1996, respectively, were derived from Merck, the only customer responsible for more than 5% of the Company's revenues in such periods. Similarly, a substantial portion of the Company's revenues are currently derived from services provided to clients in the Mid-Atlantic region of the United States. A deterioration in general economic conditions in that region could adversely affect the Company.



Employment Liability Risks



     The Company provides staffing services in the workplaces of other businesses. Risks inherent in such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. While the Company has not historically experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future.

Dependence on Key Personnel



     The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Martin E. Judge, Jr., Chairman of the Board and Chief Executive Officer of the Company, Richard T. Furlano, President, and Michael A. Dunn, Executive Vice President. The loss of any of these key management personnel or the failure to recruit and retain experienced personnel could have a material adverse effect on the Company's business. Typically, the Company does not enter into contracts with these individuals providing for continued employment. See "Management -- Employment Agreements."


Control of the Company


     Immediately after the effective date of the Offering, Martin E. Judge, Jr. and Michael A. Dunn will beneficially own approximately 45.9% and 14.2% of the outstanding Common Shares, respectively (44.7% and 13.7% if the over-allotment option is exercised in full). As a result, Mr. Judge and Mr. Dunn will have the ability to determine the election of all of the Company's directors and control the outcome of substantially all issues submitted to the Company's shareholders. While no voting agreement between Mr. Judge and Mr. Dunn exists, such concentration of ownership could have the effect of making it more difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. See "Principal and Selling shareholders' and "Description of Capital Shares."


Fluctuations in Operating Results; Seasonality and General Economic Conditions

     Because the Company only derives revenue in its Contract Placement business when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, the Company generally experiences a certain amount of reduction in revenues in its Contract Placement business in its fourth fiscal quarter due to the number of holidays in that quarter. Further, the Company's Contract Placement business generally incurs additional expense in its first fiscal quarter due in part to the timing of certain payroll and related employment tax costs.

     Demand for IT professional services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of permanent or contract technical consultants, and may postpone or cancel plans to implement document management systems or to implement training programs. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Broad Discretion in Use of Proceeds


     The Company intends to use approximately $10.5 million of the net proceeds from the Offering to repay certain outstanding indebtedness and to pay portions of the purchase prices of recently completed acquisitions, and it will have broad discretion in using the remaining proceeds from the Offering. The Company intends to use the approximately $16.3 million in remaining net proceeds (approximately $19.1 million if the Underwriters' over-allotment is exercised in full) for working capital and general corporate purposes, including establishment of a corporate level sales force and possible acquisitions. The Company currently has no understandings, commitments or agreements with respect to any possible acquisitions. Consequently, there can be no assurance as to when or how the remaining net proceeds from the Offering will be used. If the Company is unable to invest such proceeds in acquisitions or to otherwise use such proceeds in operating its business, the returns realized from holding such proceeds may be substantially less than the returns which could be realized if such proceeds were successfully invested in the business. See "Use of Proceeds."


Risks Related to Tax Status of Technical Consultants

     Generally, the Company treats its technical consultants as employees for federal and state tax purposes and pays all requisite Social Security taxes
(FICA), payroll taxes, unemployment taxes, workers compensation insurance premiums and other employee taxes and similar costs. In certain cases, however, technical consultants desire to be treated as independent contractors for federal and state tax purposes with respect to their assignments. In such cases, the Company reviews the relevant facts and the applicable statutes and regulations, and if appropriate, the consultant is treated as an independent contractor for tax purposes. Of the technical consultants on assignment as of December 31, 1994 and 1995 and September 30, 1996, approximately 12%, 15% and 10%, respectively, were treated as independent contractors for federal and state tax purposes. The determination of whether a technical consultant can be treated as an independent contractor for tax purposes is dependent on the facts and circumstances of each case and as a result is subject to some uncertainty. The Internal Revenue Service recently has announced various worker reclassification compliance projects designed to ensure that personnel classified as independent contractors are properly classified. The Company believes that it is in material compliance with all applicable tax regulations concerning the classification of its technical consultants, and has not, to date, been the subject of any attempt by any federal or state authority to reclassify any of the consultants it has treated as independent contractors. There can be no assurance, however, that federal and state taxing authorities will not challenge the Company's classification of technical consultants as independent contractors in the future. If successful, such a challenge could result in the imposition of back taxes, interest and penalties, the amount of which could be material to the Company's financial statements.


Shares Eligible for Future Sale; Registration Rights


     Sales of the Company's Common Shares in the public market after the Offering could adversely affect the market price of the Company's Common Shares and could impair the Company's future ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have 13,039,412 Common Shares outstanding (13,336,912 Common Shares if the Underwriters' over-allotment option is exercised in full). Of these shares, all of the shares sold in the Offering will be available for resale in the public markets without restriction, except for any such shares which may be purchased by affiliates of the Company. Of the remaining shares, 131,739 (71,739 if the Underwriters' over-allotment option is exercised in full) are subject to a two-year holding period that commenced on September 6, 1996. Mr. Judge has agreed not to sell any of his 5,986,462 Common Shares (5,956,462 Common Shares if the Underwriters' over-allotment option is exercised in full) for a period of one year after the closing of the Offering. The Selling Shareholders, except for Martin E. Judge, Jr., the Company's directors, executive officers and certain other shareholders have agreed, subject to certain limitations, not to sell any Common Shares for a period of 180 days after the closing of the Offering. Following the expiration of the 180-day period, the Selling Shareholders, directors, executive officers (other than Mr. Judge) and certain other shareholders will hold an aggregate of 3,092,957 Common Shares (2,872,955 Common Shares if the Underwriters' over-allotment option is exercised in full) which may be resold subject to certain restrictions under Rule 144. The approximately 8,755,973 remaining Common Shares (8,595,973 Common Shares if the Underwriters' over-allotment option is exercised in full) are restricted securities under the Securities Act and may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. In addition, the Company intends, as soon as practicable after the consummation of this Offering, to register 1,500,000 Common Shares, which are issuable to its employees, directors, consultants and advisors under the Company's 1996 Incentive Stock Option and Non-Qualified Stock Option Plan ("the Plan"). As of the closing of this Offering, options to purchase 613,500 Common Shares at an exercise price equal to the Offering price were outstanding under the Plan, however none of these options were exercisable or will become so in the next sixty days. See "Management -- Stock Plans." "Description of Capital Shares," "Registration Rights" and "Shares Eligible for Future Sale."


Absence of Public Market; Possible Volatility of Stock Price

     There has been no prior public market for the Company's Common Shares. Although the Common Shares have been approved for inclusion in the Nasdaq Stock Market, subject to notice of issuance, there can be no assurance that a viable public market for the Common Shares will develop or be sustained after the Offering or that purchasers of the Common Shares will be able to resell their Common Shares at prices equal to or greater than the initial public offering price. The initial public offering price has been determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Offering is completed. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for staffing services industry stocks in general, could have a significant impact on the future price of the Common Shares. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Shares. See "Description of Capital Stock" and "Underwriting."

Absence of Dividends


     The Company has never paid any cash dividends on the Common Shares and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. In addition, the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. Future dividends, if any, will depend, among other things, on the Company's results of operations, capital requirements and financial condition, and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. See "Dividend Policy."


Potential Effect of Anti-Takeover Provisions


     Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and By-Laws may have anti-takeover effects that may delay, deter or prevent a takeover attempt that shareholders might consider in their best interest. These provisions include (i) the authority of the Board of Directors to issue up to 10,000,000 preferred shares in one or more series with such rights, obligations and preferences as the Board of Directors may determine, (ii) authorization for only the Board of Directors or the President to call special meetings of the shareholders, and
(iii) certain advance notice procedures for shareholder nomination of candidates for election as directors and for certain shareholder proposals. See "Description of Capital Stock."



     The Company's Articles of Incorporation permit the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, up to 10,000,000 preferred shares without any further vote or action by the Company's shareholders. The issuance of preferred shares could adversely affect the holders of Common Shares and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any preferred shares. See "Description of Capital Shares."


Certain Anti-Takeover Effects of the Pennsylvania Business Corporation Law

     The "business combination" provisions under the Pennsylvania Business Corporation Law ("BCL") prohibit the Company from engaging in certain "business combinations" with "interested shareholders" without certain director or shareholder approval. The "business combination" provisions potentially could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of the Company's officers and directors to retain their positions. The BCL expressly permits directors of a corporation to consider the interests of constituencies other than shareholders in discharging their duties, provides that they need not, in considering the best interests of the corporation, consider any particular constituency's interests (including the interests of shareholders) as the dominant or controlling interest, and provides that directors do not violate their fiduciary duty by relying on shareholders' rights plans and other anti-takeover provisions of the BCL. See "Description of Capital Stock."

Dilution


     Assuming an initial public offering price of $10.00 per share of Common Shares, purchasers of the Common Shares offered hereby will realize an immediate and substantial dilution of approximately $8.04 in net tangible book value per share of Common Shares of their investment from the initial public offering price. See "Dilution."

                                 USE OF PROCEEDS


     The net proceeds to the Company from its sale of 3,000,000 Common Shares at an estimated public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses (which expenses include a financial advisory fee of approximately $300,000 payable to The Gemstone Group, Inc.), are estimated to be approximately $26.8 million (approximately $29.6 million if the Underwriters' over-allotment option is exercised in full).



     The Company intends to use a portion of the estimated net proceeds to pay down its working capital line of credit, which bears interest at the prime rate plus 1% and is due on May 31, 1998, the balance of which was $7.1 million as of September 30, 1996. The Company intends to maintain this line of credit and may draw on the line as needed in the future. The Company intends to use approximately $1.6 million to pay certain portions of the purchase prices relating to the Berkeley and Systems Automation acquisitions. The Company anticipates using $1.8 million for the retirement of other short-term and long-term indebtedness, principally equipment leases.



     The remaining net proceeds of approximately $16.3 million will be used for working capital and general corporate purposes, including establishment of the corporate level sales force described in "Business -- Sales and Marketing." In addition, the Company may use portions of the remaining net proceeds for future acquisitions. As discussed in "Business -- Business Strategy," a significant element of the Company's strategy is to grow through acquisitions of companies in existing or complementary lines of business, although the Company is not currently engaged in any acquisition negotiations.


     Pending application of the net proceeds as set forth above, the Company intends to invest any remaining net proceeds temporarily in short-term, investment grade securities. The Company will not receive any proceeds from the sale of the Common Shares offered by the Selling Shareholders.

                                 DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Shares. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition, any restriction in the Company's loan agreements and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant. The Company's ability to pay dividends is dependent in part upon the receipt of dividends from its direct and indirect subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION



     The net tangible book value (deficit) per common share represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of common shares outstanding. The net tangible book value (deficit) of the Company on a fully diluted basis at September 30, 1996 was ($2.3) million or ($0.25) per Common Share. The sale of Common Shares by the Company pursuant to this Offering, at an assumed initial public offering price of $10.00, would increase net tangible book value to $1.96 per Common Share, representing an immediate increase in net tangible book value of $2.21 per Common Share to existing shareholders and an immediate dilution in net tangible book value of $8.04 per Common Share to purchasers of the Common Shares in this Offering. The following table illustrates this per share dilution at September 30, 1996:




Initial public offering price per share.....................................             $ 10.00
                                                                                         =======

  Net tangible book value per share before Offering.........................      (0.25)

  Increase per share attributable to sale of shares in Offering.............       2.21
                                                                                  -----

Pro forma net tangible book value per share after this Offering.............                1.96
                                                                                         -------

Dilution per share to new shareholders(1)...................................             $  8.04
                                                                                         =======


----------

(1) Dilution is determined by subtracting pro forma net tangible stock value per Common Share after completion of this Offering from the price paid by investors purchasing Common Shares in this Offering.

                                 CAPITALIZATION



     The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to give effect to the sale by the Company of 3,000,000 Common Shares at an assumed offering price of $10.00 per share, the application of the estimated net proceeds therefrom, and certain business combinations and other transactions which are more fully described elsewhere in this Prospectus. This table should be read in conjunction with the Company's consolidated historical financial statements, the Pro Forma Consolidated Financial Statements and the Notes thereto, and "Use of Proceeds," all included elsewhere herein. All dollars are in thousands.



                                                         September 30, 1996
                                                       ----------------------
                                                                   Pro Forma
                                                        Actual    As Adjusted
                                                       ---------  -----------
                                                            (Unaudited)

Convertible Notes(1).................................  $     500   $       0(2)
                                                       ---------   ---------
Current portion of long-term debt....................        941         156
                                                       ---------   ---------
Long-term debt:
  Note payable, bank(3)..............................  $   7,146           0
  Other long-term debt...............................      3,409         852
                                                       ---------   ---------
  Total long-term debt...............................     10,555         852
                                                       ---------   ---------
Minority interest(4).................................        271           0
                                                       ---------   ---------
Shareholders' equity:
  Preferred shares(5)................................          0           0
  Common shares(6)...................................         86         130
  Additional paid in capital.........................        366      30,321
  Retained earnings..................................        514         514
                                                       ---------   ---------
  Total shareholders' equity.........................        966      30,965
                                                       ---------   ---------
     Total capitalization............................  $  13,233   $  31,973
                                                       =========   =========


----------

(1) Due July 1997.



(2) Assumes conversion into 526,000 Common Shares.



(3) For a description of the Company's note payable, bank, see Note 5 of Notes to Consolidated Financial Statements, for the nine months ended September 30, 1996.



(4) Elimination of minority interest due to merger of JIS into a wholly-owned subsidiary of the Company.



(5) Preferred Shares at September 30, 1996 were $0.01 par value, 10,000,000 shares authorized, none issued.



(6) Common Shares at September 30, 1996 were $0.01 par value, 50,000,000 shares authorized; 8,587,739 shares issued and outstanding; Common Shares Pro Forma As Adjusted were $0.01 par value, 50,000,000 shares authorized, 13,039,412 shares issued and outstanding.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated operating statement and balance sheet data for the periods indicated. The selected consolidated operating statement and balance sheet data at and for each of the five fiscal years presented below are derived from the Company's Consolidated Financial Statements, of which the years ended December 31, 1995, 1994 and 1993 have been audited by Rudolph, Palitz LLP, independent accountants. The selected statement of operations and balance sheet data for the years ended December 31, 1992 and 1991 and the nine month periods ended September 30, 1995 and 1996 are derived from the unaudited Consolidated Financial Statements of the Company, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the data for such periods. This data should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included elsewhere in this Prospectus.



                                                                                        Nine Months Ended
                                               Year Ended December 31,                    September 30,
                                -----------------------------------------------------  --------------------
                                  1991       1992       1993       1994       1995       1995       1996
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (In thousands, except per share data)
Statement of Operations Data:
Net revenues..................  $  22,438  $  26,722  $  35,069  $  45,253  $  63,299  $  46,876  $  58,914
Cost of sales.................      1,616(1)  20,104     26,070     34,146     47,550     35,273     43,232
Selling and operating.........     18,655      4,950      5,853      6,509      9,798      6,842     10,023
General and administrative....      1,600      2,171      2,525      3,155      4,187      3,199      4,310
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total costs and expenses......     21,871     27,225     34,448     43,810     61,535     45,314     57,565
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations..................        567       (503)       621      1,443      1,764      1,562      1,349
Interest expense..............        222        238        338        427        670        517        600
Other income (expense)........         31         (6)         4          7        (27)       (28)         0
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes.......................        376       (747)       287      1,023      1,067      1,017        749
Income taxes..................        294         41        228        680        588        498        615
Minority interest (income)....        161       (126)         0          0         (7)         0       (617)
Cumulative effect change......          0          0         42          0          0          0          0
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............  $     (79) $    (662) $     101  $     343  $     486  $     519  $     751
                                =========  =========  =========  =========  =========  =========  =========
Fully diluted net income
  (loss) per Common
  Share(2)(3):
Income before cumulative
  effect adjustment...........  $   (0.01) $   (0.08) $    0.01  $    0.04  $    0.06  $    0.06  $    0.08
Cumulative effect
  adjustment..................       0.00       0.00       0.00       0.00       0.00       0.00       0.00
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                $   (0.01) $   (0.08) $    0.01  $    0.04  $    0.06  $    0.06  $    0.08
                                =========  =========  =========  =========  =========  =========  =========
Fully-diluted weighted average
  shares (2)(3):..............      8,416      8,416      8,500      8,847      9,114      9,114      9,114
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------



                                                                                   December 31,                        September 30,
                                                               -----------------------------------------------------   -------------
                                                                 1991       1992       1993       1994       1995          1996
                                                               ---------  ---------  ---------  ---------  ---------   -------------
Balance Sheet Data:
Working capital (deficiency).................................  $     367  $    (615) $    (608) $     329  $   5,567   $   5,957
Total assets.................................................      3,398      4,539      5,687      8,017     11,632      21,188
Notes payable, including current portion(4)..................      1,299      1,977      2,499      2,749      5,368       8,146
Other long-term obligations, including current portion.......        412      1,236        961      2,030      1,755       3,850
Shareholders' equity (deficit)...............................        123       (539)      (438)       (95)       391         966


----------
(1) Does not reflect reclassification between cost of sales and selling and operating expense principally related to the cost of consultants.


(2) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred in September 1996.



(3) Fully-diluted shares include Common Stock equivalents and 526,000 Common Shares issuable upon conversion of the Company's Convertible Notes.



(4) Includes line of credit and term loan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

Overview


     The Company derives its revenues from the provision of contract and permanent IT and engineering personnel, networking, imaging, document management and workflow services and IT training. Components of cost of sales differ depending on the type of service or product supplied, and may include salaries, as well as hardware and software costs, but do not include depreciation and amortization expenses. Selling and operating expenses consist primarily of salaries and fringe benefits for selling representatives, and also include marketing expenditures and bad debt charges. General and administrative expenses consist of management and administrative salaries and related fringe benefits, as well as other overhead, such as rent and depreciation. In the Imaging and Network Services business, in fiscal years 1993, 1994 and 1995, general and administrative expenses also included payroll costs for consultants and advanced development programmers. During fiscal 1996, the Company began including such payroll costs in cost of sales.



     Revenue in the Company's Contract Placement business is derived from professional service activities, primarily the placement of skilled IT and engineering personnel whose work is billed at an hourly rate. Engagements of the Company's technical consultants typically last from six to twelve months and the Company bills clients and recognizes revenue on a weekly basis. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Hourly billing rates are established for each technical consultant based on the technical consultant's skills, experience and the type of work performed. Revenues in the Company's Contract Placement business have increased from $27.5 million in 1993 to $50.8 million in 1995, or approximately 35.8% per year on average. Revenues for the nine months ended September 30, 1996 were $44.6 million, compared to $37.9 million for the prior year period, an increase of 17.7%. Revenue growth has been derived primarily from increases in the number of technical consultants placed with existing and new clients and increases in average billing rates. The Company believes that the recent increase in the average billing rates for its technical consultants has resulted from improved economic conditions and increased demand for skilled and experienced technical consultants. Total hours billed in 1995 were 1,303,412, with an average billing rate of $38.99. For the nine months ended September 30, 1996, total hours billed were 1,115,488, with an average billing rate of $40.00, compared to total hours billed of 1,038,516 with an average billing rate of $36.48 for the prior year period. Cost of sales in the Contract Placement business consists primarily of the compensation expenses related to the consultants, such as salaries, fringe benefits and payroll taxes.



     Revenue in the Company's Permanent Placement business is generated from one time fees received upon successful placements of engineering or IT professionals with clients. The standard fee arrangement is 1% of each thousand dollars of salary, up to a maximum of 33% of the professional's first year salary. Revenue is recognized upon commencement of the employment, subject to reversal if employment terminates during a 30 to 90 day guarantee period. The Permanent Placement business placed 396 professionals with an average placement fee of $10,800 in 1995. For the nine months ended September 30, 1996, 436 professionals were placed with an average placement fee of $9,614 compared to 348 professionals placed with an average placement fee of $9,034 for the prior year period. No cost of sales is recorded in the Permanent Placement business.



     Revenue in the Company's Imaging and Network Services business is derived from the provision of networking, imaging and document management services and related sales of hardware and software. Revenues are recorded in the period in which services are rendered and merchandise is shipped; however, when installation is significant to the completion of the contract, revenue is recognized on a percentage of completion basis. Cost of sales consists of computer hardware, software and related licensing fees, salaries and fringe benefits for design, installation and maintenance personnel, and overhead expenditures allocated to imaging and networking activities.


     The Company's Imaging and Network Services business was originally formed to provide networking services to educational markets, primarily network design, installation and maintenance utilizing the Company's private-label PC products, and its networking operations were later expanded to include additional platforms and peripherals. Due to relatively low operating margins on hardware and software sales, which has accounted for a substantial portion of networking revenues, this business historically has generated operating losses. Beginning in 1988, the Company anticipated the emergence of a market for networking systems incorporating imaging and document management technology. It entered this market first as a reseller of Optika software, and later decided to expand its product line to include both high production, high end systems such as Filenet and low end workflow imaging systems such as Watermark, Keyfile and Lotus Notes. More recently, the Company has devoted substantial resources to expand the infrastructure of its imaging and document management business to support anticipated sales growth, including the hiring of numerous consulting, engineering, sales and administrative personnel since the beginning of 1994.



     Revenue attributable to imaging and document management systems and services has grown from $2.3 million in 1995 to $3.9 million in the nine months ended September 30, 1996, representing approximately 28.0% and 38.9% of the Imaging and Network Services business total revenue in those periods, respectively. However, the Company's imaging activities have generated operating losses to date due to slower than expected market expansion combined with the substantial investment in infrastructure development. Specifically, imaging and document management systems and services generated operating losses of $477,000 and $672,000 in 1995 and for the nine months ended September 30, 1996, respectively, representing 90.6% and 94.7% of the total operating losses experienced by the Imaging and Network Services business as a whole, respectively.



     The Company currently is focusing on achieving profitability in its Imaging and Network Services business and expanding it through internal growth and new service offerings, such as its MENTOR(Trademark) Consulting Program and a help desk practice. In 1996 the Company increased the number of locations from which it offers its Imaging and Network Services from three to six, and hired 12 new salespeople, eight consultants/advanced development personnel and 22 engineers/technical support personnel in this business. As a result, selling, operating and general and administrative costs for the Imaging and Network Services business increased by 128.1%, or $1.8 million, for the nine months ended September 30, 1996 as compared to the prior period, while selling, operating and general and administrative costs for the Company as a whole increased 42.8%, or $4.3 million, over this same period. Revenues for the Imaging and Network Services business increased by 72.9%, or $4.2 million, for the nine months ended September 30, 1996 as compared to the prior period, and the Company believes that its investment in infrastructure and personnel should generate further increases in revenues in this business in the future. Even if it increases sales, however, there can be no assurance that the Imaging and Network Services business will achieve a pricing and cost structure that will generate profits. While the Company expects that the Imaging and Network Services business will ultimately achieve profitability, it cannot predict the timing of such profitability, should it occur at all, and expects to continue to incur operating losses in this business at least through the first fiscal quarter of 1997.

     The following table presents the net revenue (net of intercompany eliminations) and the income (loss) from operations attributable to each of the Company's businesses, in dollars and as a percentage of consolidated net revenues, for the periods indicated. Except for consolidated net revenues and consolidated income (loss) from operations for 1993, 1994, 1995, all of such financial information is unaudited:


                                                Year Ended December 31,
                            ----------------------------------------------------------------
                                    1993                  1994                  1995
                            --------------------  --------------------  --------------------
                                                 (Dollars in thousands)
Net revenues:
Permanent Placement.......  $   3,131        8.9% $   3,294        7.3% $   4,275        6.7%
Contract Placement........     27,537       78.5     38,186       84.4     50,804       80.3
Imaging and Network
  Services................      4,401       12.6      3,773        8.3      8,220       13.0
                            ---------  ---------  ---------  ---------  ---------  ---------
Consolidated net
  revenues................  $  35,069      100.0% $  45,253      100.0% $  63,299      100.0%
                            =========  =========  =========  =========  =========  =========
Income (loss) from
  operations:
Permanent Placement.......  $     722        2.1% $     258        0.6% $     287        0.4%
Contract Placement........        732        2.1      2,392        5.2      2,939        4.7
Imaging and Network
  Services................       (137)      (0.4)      (466)      (1.0)      (526)      (0.8)
Corporate overhead
  expense.................       (696)      (2.0)      (741)      (1.6)      (936)      (1.5)
                            ---------  ---------  ---------  ---------  ---------  ---------
Consolidated income (loss)
  from operations.........  $     621        1.8% $   1,443        3.2% $   1,764        2.8%
                            =========  =========  =========  =========  =========  =========



                                 Nine Months Ended September 30,
                            ------------------------------------------
                                    1995                  1996
                            --------------------  --------------------
                                            (Unaudited)
                                       (Dollars in thousands)
Net revenues:
Permanent Placement.......  $   3,187        6.8% $   4,265        7.2%
Contract Placement........     37,890       80.8     44,622       75.8
Imaging and Network
  Services................      5,800       12.4     10,027       17.0
                            ---------  ---------  ---------  ---------
Consolidated net
  revenues................  $  46,877      100.0% $  58,914      100.0%
                            =========  =========  =========  =========
Income (loss) from
  operations:
Permanent Placement.......  $     376        0.8% $     499        0.8%
Contract Placement........      2,167        4.6      2,635        4.5
Imaging and Network
  Services................       (270)      (0.6)      (709)      (1.2)
Corporate overhead
  expense.................       (711)      (1.5)    (1,076)      (1.8)
                            ---------  ---------  ---------  ---------
Consolidated income (loss)
  from operations.........  $   1,562        3.3% $   1,349        2.3%
                            =========  =========  =========  =========



     Included in corporate overhead expense are salaries, benefits and related costs for the Company's founder and chief executive officer, Martin E. Judge, Jr., and for corporate level financial, human resources, management information systems and marketing personnel. The number of personnel included in corporate overhead has increased from five at December 31, 1993, to 16 at September 30, 1996. Founder's compensation of $357,000, $390,000, $495,000, $453,000 and
$371,000 was charged to the Permanent Placement business in 1993, the Imaging and Network Services business in 1994, and the Contract Placement business in 1995 and the nine months ended September 30, 1996 and 1995, respectively. Future corporate overhead expense will be allocated according to the number of full-time employees in each of the Company's businesses.



     Early in 1995 the Company began to implement a strategy to accelerate its growth through the addition of new services, geographic expansion and strategic acquisitions. As part of this strategy, the Company added sales, marketing, engineering and operational personnel in its existing four regional offices and in its National Division in Foxborough, Massachusetts, and opened a fifth branch office in Edison, New Jersey. In addition, in September 1996, the Company completed the acquisitions of Berkeley and Systems Automation.



     Berkeley, now the Company's IT Training business, provides training on a variety of computer network and software applications through offices located in Bala Cynwyd, Pennsylvania; Alexandria, Virginia; and Baltimore, Maryland. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel. The Company's IT Training business generated revenues of $2.3 million and $2.0 million for 1995 and the first nine months of 1996, respectively.



     Systems Automation, located in Wakefield, Massachusetts, provides imaging and document management systems and services, and establishes a presence for the Imaging and Network Services business in the Boston metropolitan area. Systems Automation generated revenues of $1.2 million and $867,000 for 1995 and the first nine months of 1996, respectively.

Results of Operations

     The following table sets forth certain statement of operations data as a percentage of consolidated net revenues for each of the periods indicated:


                                                                        Nine Months Ended
                                        Year Ended December 31,           September 30,
                                    -------------------------------  ------------------------
                                      1993       1994       1995         1995         1996
                                    ---------  ---------  ---------  -------------  ---------
                                                                             (Unaudited)
Net revenues......................      100.0%     100.0%     100.0%       100.0%       100.0%
Cost of sales.....................       74.3       75.4       75.1         75.2         73.4
Selling and operating.............       16.7       14.4       15.5         14.7         17.0
General and administrative........        7.2        7.0        6.6          6.8          7.3
                                    ---------  ---------  ---------       ------    ---------
Total costs and expenses..........       98.2       96.8       97.2         96.7         97.7
Income from operations............        1.8        3.2        2.8          3.3          2.3
Interest and other, net...........        1.0        0.9        1.1          1.2          1.0
                                    ---------  ---------  ---------       ------    ---------
Income before income taxes........        0.8%       2.3%       1.7%         2.1%         1.3%
                                    =========  =========  =========       ======    =========



Nine Months Ended September 30, 1996 Compared to Nine Months
Ended September 30, 1995



     Net Revenues. Consolidated net revenues increased by 25.7%, or $12.0 million, for the nine months ended September 30, 1996 compared to the prior year period. Revenue for the Contract Placement business increased by 17.8%, or $6.7 million, for the nine months ended September 30, 1996 compared to the prior year period. Contributing to this increase was revenue of $2.1 million attributable to the Edison, New Jersey office, which opened in April 1995, and revenue of $1.6 million attributable to the Company's National Division in Foxborough, Massachusetts. Revenue for the Permanent Placement business increased by 33.8%, or $1.1 million, for the nine months ended September 30, 1996 compared to the prior year period. Contributing to this increase was revenue of $750,000 attributable to the Bala Cynwyd, Pennsylvania office and revenue of $378,000 attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 72.9%, or $4.2 million, for the nine months ended September 30, 1996 compared to the prior year period. Of this increase, $2.1 million was attributable to networking systems and services and $2.1 million was attributable to imaging and document management systems and services.



     Cost of Sales. Consolidated cost of sales increased by 22.6%, or $8.0 million, for the nine months ended September 30, 1996 compared to the prior year period. Cost of sales as a percentage of consolidated net revenues decreased to 73.4% from 75.2%. In the Company's Imaging and Network Services business, cost of sales as a percentage of revenue decreased to 75.5% from 80.7%, primarily as a result of the realization of economies of scale and an increased focus on providing services that yield higher margins than traditional hardware and software sales. In the Company's Contract Placement business, cost of sales as a percentage of revenue decreased slightly to 80.0% at September 30, 1996 from 80.7% at September 30, 1995. The decline in cost of sales as a percentage of consolidated net revenues was also attributable to an increase in revenue for the Permanent Placement business, which has no cost of sales.



     Selling and Operating. Consolidated selling and operating expenses increased by 46.5%, or $3.2 million, for the nine months ended September 30, 1996 compared to the prior year period. Contributing to this increase was an increase in selling and operating expenses of 113.9%, or $1.1 million, in the Imaging and Network Services business. Selling and operating expenses as a percentage of consolidated net revenues for the nine months ended September 30, 1996 increased to 17.0% from 14.7% in the prior year period, due primarily to a 44.3% increase in payroll costs associated with the Company's hiring of sales and marketing personnel in all of its businesses and a $207,000 increase in bad debt charges resulting principally from the bankruptcy of one of the Company's Contract Placement customers.

     General and Administrative. Consolidated general and administrative expenses increased 34.7%, or $1.1 million, for the period ending September 30, 1996 compared to the prior year period. Contributing to this increase was an increase in general and administrative expenses of 160.1%, or $682,000, in the Imaging and Network Services business. General and administrative expenses as a percentage of consolidated net revenues increased to 7.3% for the period ending September 30, 1996 compared to 6.8% for the prior year period, primarily as a result of increased payroll costs associated with consulting and engineering personnel in the Imaging and Network Services business and the expansion of the Company's corporate staff, specifically the hiring of additional management information systems personnel, human resources personnel and a financial analyst. In addition, rent expense increased by $237,000 as a result of the opening of the Company's Edison, New Jersey office and the expansion of the Bala Cynwyd, Pennsylvania office.



     Interest. Interest expense increased by $60,000, or 11.1%, for the nine months ended September 30, 1996 compared to the prior year period. This increase was due to increased borrowing under the Company's line of credit.


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Revenues. Consolidated net revenues increased by 39.9%, or $18.0 million, in 1995 compared to 1994. Revenue for the Contract Placement business increased by 33.0%, or $12.6 million, in 1995 compared to 1994. Contributing to this increase was revenue of $1.6 million attributable to the Edison, New Jersey office, which opened in April, 1995. Revenue for the Permanent Placement business increased by 29.8%, or $981,000, in 1995 compared to 1994. Contributing to this increase was revenue of $81,000 attributable to the Edison, New Jersey office. Revenue for the Imaging and Network Services business increased by 117.8%, or $4.4 million, in 1995 compared to 1994. Contributing to this increase was revenue of approximately $2.0 million attributable to the addition of a major networking systems contract with the State of New Jersey.

     Cost of Sales. Consolidated cost of sales increased by 39.3%, or $13.4 million, in 1995 compared to 1994. Cost of sales as a percentage of consolidated net revenues decreased slightly to 75.1% in 1995 from 75.4% in 1994. This decrease is attributable to an increase in Permanent Placement revenue which has no cost of sales, and a decrease in cost of sales as a percentage of revenue for the Contract Placement business, partially offset by an increase in cost of sales as a percentage of net revenue for the Imaging and Network Services business.


     Selling and Operating. Consolidated selling and operating expenses increased by 50.5%, or $3.3 million, in 1995 compared to 1994, and increased to 15.5% of consolidated net revenues in 1995 compared to 14.4% in 1994. Contributing to this increase was an increase in selling and operating expenses of 87.6%, or $729,000, in the Imaging and Network Services business. Also contributing to this increase was an increase in salaries and related fringe benefits incurred as a result of an increase in sales personnel in each of the Company's other businesses. In addition, the Company realized a bad debt charge of $300,000 in 1995 compared to $72,000 in 1994, principally attributable to the bankruptcy of a Contract Placement customer.



     General and Administrative. Consolidated general and administrative expenses increased 32.7%, or $1.0 million, in 1995 compared to 1994. Contributing to this increase was an increase in general and administrative expenses of $13.5%, or $56,000, in the Imaging and Network Services business. Also contributing to this increase was an increase in administrative staffing levels in the Edison, New Jersey, Bala Cynwyd, Pennsylvania and Foxborough, Massachusetts offices and increased rent expense of $168,000 associated with the new Edison office and the expansion of the Bala Cynwyd office. In addition, in 1995 the Company realized tax penalties of $237,000 pursuant to a settlement with the IRS. General and administrative expenses as a percentage of consolidated net revenues decreased marginally from 7.0% in 1994 to 6.6% in 1995.



     Interest. Interest expense increased by 56.9%, or $243,000, in 1995 compared to 1994. This increase was attributable to the increased borrowing under the Company's line of credit.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Net Revenues. Consolidated net revenues increased by 29.0%, or $10.2 million, in 1994 compared to 1993. Revenue from the Contract Placement business increased by 38.7%, or $10.6 million, due to increased marketing efforts in all of the Company's offices, and a $1.0 million increase in revenue in the Company's National Division. Revenue for the Permanent Placement business increased by 5.2%, or $163,000, from 1993 to 1994. Revenue for the Imaging and Network Services business decreased by 14.3%, or $628,000, in 1993, due principally to a vacancy in the office of president for all of 1994 and the loss of a networking systems contract with the State of New Jersey that had generated $2.0 million in revenue in 1993.

     Cost of Sales. Consolidated cost of sales increased by 31.0%, or $8.1 million, in 1994 compared to 1993. Cost of sales as a percentage of consolidated net revenues increased to 75.4% in 1994 compared to 74.3% in 1993. This increase is primarily attributable to the cost of sales in the Imaging and Network Services business, which increased as a percentage of its revenue from 74.8% in 1993 to 80.5% in 1994, due in large part to the loss of the $2.0 million contract with the State of New Jersey. Cost of sales for the Contract Placement business decreased slightly as a percentage of its revenue.


     Selling and Operating. Consolidated selling and operating expenses increased by 11.2%, or $656,000, in 1994 compared to 1993. Contributing to this increase was an increase in selling and operating expenses of $14.6%, or $85,000, in the Imaging and Network Services business. Selling and operating expenses decreased as a percentage of consolidated net revenues to 14.4% in 1994 compared to 16.7% in 1993, primarily as a result of the increased volume of business and a decrease in medical and workmen's compensation insurance expense in all of the Company's businesses.



     General and Administrative. Consolidated general and administrative expenses increased 25.0%, or $630,000, in 1994 compared to 1993, primarily due to an increase in salaries and related fringe benefits associated with the hiring of management information systems and accounting personnel in the Contract Placement business. General and administrative expenses also increased as a result of higher rent expense for the Company's Bala Cynwyd office and an increase in accounting fees. Offsetting this increase was a decrease in general and administrative expenses of $16.5%, or $82,000, in the Imaging and Network Services business. General and administrative expenses as a percentage of consolidated net revenues remained constant at approximately 7.0% in 1994 and 1993.



     Interest. Interest expense increased by 26.3%, or $89,000, in 1994, compared to 1993. This increase was attributable to increased borrowing under the Company's line of credit.


Income Taxes


     The Company adopted the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. The effective tax rates for 1995, 1994 and 1993 are higher than the applicable statutory tax rate of 34%, due to certain non-deductible expenses related to the Company's repurchase of equity interests held in the Company by a former employee, a Federal and state provision at the maximum rates for the Contract Placement business and net operating losses for the Imaging and Network Services business, which are consolidated for financial but not for tax reporting purposes. In addition, if the Imaging and Network Services business is unable to achieve profitability, it will not realize the federal tax benefit of its $2.4 million operating loss carryforward, which will expire between 2002 and 2010. (See Note 10 of Notes to the Consolidated Financial Statements for the nine months ended September 30, 1996.) The effective tax rate was 79.3%, 66.4%, 55.1%, 49.0% and 82.1% for fiscal years 1993, 1994, 1995, the nine months ended September 30, 1995 and the nine months ended September 30, 1996, respectively.

Seasonality and Quarterly Results of Operations


     The following table presents certain unaudited quarterly statements of operations data for each of the Company's last seven fiscal quarters. In the opinion of the Company's management, this quarterly information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have in the past been subject to fluctuations, and thus, the operating results for any quarter are not necessarily indicative of results for any future period.



                                                                         Three Months Ended
                                          ---------------------------------------------------------------------------------
                                          March 31,   June 30,    Sept. 30,   Dec. 31,    March 31,   June 30,    Sept. 30,
                                            1995        1995        1995        1995        1996        1996        1996
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                           (In thousands)
Net revenues...........................   $  14,131   $  15,268   $  17,478   $  16,422   $  16,435   $  20,892   $  21,588
Cost of sales..........................      10,859      11,432      12,982      12,277      12,528      15,060      15,645
Selling and operating..................       2,124       2,439       2,279       2,956       2,654       3,710       3,659
General and administrative.............         976       1,062       1,161         988       1,398       1,450       1,462
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total costs and expenses...............      13,959      14,933      16,422      16,221      16,580      20,220      20,766
Income from operations.................         172         335       1,056         201        (145)        672         822
Interest expense and other, net........         131         186         228         152         181         191         228
                                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes......   $      41   $     149   $     828   $      49   $    (326)  $     481   $     594
                                          =========   =========   =========   =========   =========   =========   =========


     Because the Company only derives revenue in its Contract Placement business when its consultants are actually working, its revenues and operating results are adversely affected when its clients' facilities close due to holidays or inclement weather. The Company also incurs additional expenses in its first fiscal quarter, in part as a result of higher employment and related payroll taxes. During the quarter ended December 31, 1995, the number of holidays and vacation days marginally affected revenues in the Contract Placement business. In the quarter ended March 31, 1996, severe weather negatively affected revenues in all of the Company's operating businesses, particularly the Contract Placement business.

Liquidity and Capital Resources


     The Company's need for working capital has increased as its sales have grown over the last three years. In each of the last three fiscal years and in the nine months ending September 30, 1996, the Company has used cash in operations. This is primarily attributable to the nature of the Company's Contract Placement business and to losses in the Imaging and Network Services business. As is customary in the staffing industry, the Company pays its technical consultants on a weekly basis for hours billed, but invoices its clients for those services approximately one week later, with the invoices payable from 30 to 60 days after issuance. Certain large customers of the Contract Placement business may receive even more favorable payment terms. Similarly, as a result of the project-oriented nature of the Company's Imaging and Network Services business, the Company pays its personnel semi-monthly, while payment for the services performed are often received over a six to nine month period, depending on the nature of the installation and the amount of advanced development and/or consulting services that are requested by the customer. In addition, the Company has used cash in each of the last three fiscal years and in the nine months ending September 30, 1996 to fund its investment in the infrastructure of its Imaging and Network Services business. The Company expects to continue to use cash in its operations for the foreseeable future.



     The Company has funded its working capital and capital expenditure needs primarily through borrowings under its credit facility. The Company typically maintains minimal cash balances, and at September 30, 1996 had approximately $154,000 in cash.



     The Company used approximately $87,000, $896,000, $2.3 million, $2.4 million and $2.2 million of cash in operations in 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 respectively. The Company's primary uses of cash have been to fund increases in accounts receivables, to purchase fixed assets and to repay long-term debt. The Company's net accounts receivable have increased from $4.3 million at December 31, 1993 to $13.0 million at September 30, 1996, principally due to the growth in revenue in its Contract Placement business. Purchases of fixed assets in 1993, 1994, 1995 and the nine months ended September 30, 1995 and 1996 were $91,000, $480,000, $637,000, $331,000 and $874,000, respectively.



     Cash provided from financing activities, principally bank borrowings, was approximately $203,000, $1.3 million, $2.6 million, $2.6 million and $2.6 million in 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. During 1994, the Company raised $500,000 from a group of investors through the sale of Convertible Notes. These notes mature in July 1997 and therefore are classified as current in the balance sheet as of September 30, 1996. The Convertible Note holders have agreed to convert their notes into 526,000 Common Shares concurrently with this Offering. Effective September 30, 1996, the Company received waivers from the Convertible Note holders regarding certain covenant violations relating to limitations on annual capital expenditures and the issuance of unsecured notes. See Note 7 of Notes to Consolidated Financial Statements. In addition, in February 1996 the Company received cash proceeds of $888,000 from a private placement of Series A preferred shares by its Imaging and Network Services business.



     At various times during prior periods, the Company borrowed amounts under its then existing credit facility in excess of the amounts permitted to be borrowed under the facility, thus requiring the Bank to waive the lending limitation. In order to provide the Company with a credit facility more suitable for its needs, effective September 30, 1996, the Company amended and restated its credit facility to increase the amounts that it may borrow under the line and modified various covenants. In addition, the bank amended the loan agreement to include the transactions related to the Company's reorganization and the acquisition of Berkeley and Systems Automation, and redefined certain financial ratios to accommodate the acquisitions.



     The Company's bank borrowings currently consist of a $10.0 million revolving advance facility with PNC Bank, N.A. (sucessor to Midlantic Bank, N.A.) (the "Line of Credit") and a $1.0 million term loan. The Line of Credit expires on May 31, 1998 and carries an interest rate of prime plus 1.0%, which interest rate will revert to prime upon the successful completion of this Offering. This facility allows the Company to borrow the lesser of 80% of eligible receivables or $10.0 million. Based on eligible receivables of $10.8 million at September 30, 1996, the maximum amount that the Company can borrow under the Line of Credit is $8.7 million. The Line of Credit also requires the Company to meet certain financial ratios and transactional covenants. The Company intends to use a portion of the estimated net proceeds to pay down the Line of Credit, the balance of which was $7.1 million as of September 30, 1996, although the Company does intend to draw on the line as needed in the future. The Line of Credit is secured by substantially all of the Company's assets and contains customary restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends on the Company's common or preferred shares. The term loan, which carries an interest rate of prime plus 1-1/2%, is payable in 60 monthly installments, with the balance due upon consummation of this Offering. At September 30, 1996, there was $1.0 million outstanding under the term loan. In addition, at September 30, 1996, the Company had approximately $834,000 of additional short-term and long-term debt outstanding, principally equipment leases, which it intends to repay with a portion of the proceeds from this Offering. In connection with the acquisitions of Berkeley and Systems Automation, the Company issued unsecured notes in the aggregate principal amount of $2.5 million for the stock of Berkeley and the net assets of Systems Automation, $1.6 million of which will be paid with a portion of the proceeds of this Offering.



     The Company anticipates that its primary uses of capital in future periods will be for acquisitions, funding of increases in accounts receivables and the development of its corporate level sales force. See "Use of Proceeds." The Company believes that the proceeds from this Offering and borrowings under the Line of Credit, or other credit facilities which may be available to the Company in the future, will be sufficient to meet the Company's capital needs for at least the next twelve months.



Inflation



     The Company does not believe that the rates of inflation prevailing in the United States in recent years have had a significant effect on its operations.

                                    BUSINESS

Introduction

     The Judge Group services the IT and engineering needs of its clients through the following four complementary operating units:

o Contract Placement             --    Provides IT and engineering personnel
                                       ("technical consultants") on a contract
                                       basis;

o Permanent Placement            --    Provides IT and engineering personnel on
                                       a permanent basis;


o Imaging and Network Services   --    Provides computer networking, imaging,
                                       document management, workflow and related consulting services; and


o IT Training                    --    Provides standard and customized IT
                                       training on established and emerging
                                       software applications.


     The Company's Contract Placement business provides technical consultants skilled in a variety of fields, such as applications programming and development, client/server technology, legacy systems conversion, software architecture and design, data communications, systems engineering, Internet/Web-Site design, project consulting and Help Desk management. The Company provides technical consultants in the MidAtlantic and New England regions of the United States through three branch offices, and on a nationwide basis through its National Division. The Company maintains a database of over 100,000 technical consultants, and in 1995 provided over 1,700 technical consultants to more than 800 clients.



     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals on a permanent basis to clients nationwide. The Company maintains a database of over 70,000 IT and engineering professionals, and in 1995 placed 396 candidates with more than 240 clients.



     The Company's Imaging and Network Services business offers advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign through its MENTOR(Trademark) Consulting Program, project management, and advanced applications development. The Company is a value-added reseller and service facility for PC and network hardware, software and related peripherals manufactured by Compaq, ACER, IBM, Apple, Okidata, Tricord, HP and others. The Company has installed more than 110 imaging systems, is an authorized value-added reseller of Optika, Filenet, Saros(Copyright), Watermark, Keyfile, OTP and Lotus Notes imaging software, and integrates its imaging solutions on a variety of operating systems, including Banyan, OS/2 and Windows NT(Trademark).


     The Company's IT Training business, acquired in September 1996, provides training on a range of software and network applications to corporate, governmental and individual clients. The IT Training business currently offers three licensed diploma courses, six certificate courses, and over 180 open-enrollment courses, either in its own computer labs or at client locations. Besides expanding the Company's range of technical service offerings, the IT Training business will assist the Company in identifying emerging technologies and integrating such technologies into its organization through the training of its technical consultants and in-house personnel.


     The Company serves its clients through offices located in Bala Cynwyd, Pennsylvania; Foxborough and Wakefield, Massachusetts; Edison and Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; Baltimore, Maryland; and Alexandria, Virginia. The Company's client base includes various Fortune 500 companies and governmental agencies, including Merck, Bell Atlantic NYNEX Mobile, Texas Instruments, Compaq, Intel and the City of Philadelphia. The

Company believes that its four complementary businesses afford it a competitive advantage over IT service providers that have fewer service offerings, and position it to benefit from the anticipated growth in the technical staffing and IT training industry and the imaging and document management industry. The Company has recently adopted an integrated marketing and service approach aimed at both new and existing customers which seeks to take advantage of its ability to offer a comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements.


Industry Overview


     The Company operates in two interrelated and growing segments within the IT professional services industry: the Technical Personnel Placement and IT Training segment and the Imaging, Document Management and Network Services segment. Both segments are highly fragmented and characterized by a large number of local and regional service providers.



     Technical Personnel Placement and IT Training. To address the demands created by an increasing shortage of technical personnel and expertise in the workplace, organizations need to (i) permanently hire qualified personnel, (ii) temporarily engage qualified personnel, or (iii) train their existing personnel. In order to more effectively identify and understand technical professional skills and gain access to a broader range of professionals, many organizations are turning to permanent placement providers. According to Staffing Industry Report, revenues from permanent placement services are estimated to have grown from $1.2 billion in 1993 to $1.7 billion in 1995, and are expected to grow to $1.8 billion in 1996, representing a 14.5% compound annual growth rate.



     Organizations desiring variable cost solutions to their technical staffing needs are increasingly using contract service providers to supplement or outsource in-house technical personnel requirements. By relying on technical consultants, organizations can reduce the costs associated with recruiting, training and relocating employees as technical needs change. According to Staffing Industry Report, revenues from technical/computer temporary staffing are estimated to have grown from $5.7 billion in 1993 to $9.2 billion in 1995, and are expected to grow to $11.4 billion in 1996, representing a 26.0% compound annual growth rate. Furthermore, since technical consultants are often able to maintain compensation levels comparable to or higher than those of similarly skilled full-time employees, the number of individuals with technical skills who work independently for one or more contract service providers has increased in recent years.



     In many industries, organizations are training increasing proportions of their workforces on certain relevant applications in order to achieve maximum productivity with their IT systems. In addition, many individuals, including those already employed as technical consultants, seek training to acquire or improve technical skills in order to advance professionally. The Updata Group, Inc. estimates that revenues from IT training services will grow from $2.9 billion in 1995 to $5.6 billion by the year 2000, representing a 14.8% compound annual growth rate.



     Imaging, Document Management and Network Services. During the early to mid-1980's, many organizations began to migrate from mainframe-based computer operations to platforms based on PC client/server networks utilizing multi-vendor and multi-protocol technologies. While IT networks provide many competitive benefits, including increased computing power, ease of use and flexibility, they also have placed increased pressures on clients' in-house IT personnel, as well as on software and hardware vendors, to support and manage the networks in an environment of rapidly changing technology. As a result, organizations must increasingly rely on independent service providers with the technical expertise to design and configure complex IT networks, integrate and support a variety of protocols, applications and equipment, and manage and upgrade the networks on an ongoing basis.


     One type of IT network system that has grown in prevalence in recent years is the imaging and document management system. Historically, information has been stored, manipulated and retrieved through the use of paper based filing systems, microfilm and microfiche. Each of these methods suffer one or more of the disadvantages of being relatively costly, slow in providing information exchange, subject to human error and not simultaneously accessible to multiple users. The document management industry has evolved as a result of the need to store, manipulate and retrieve large quantities of information in an efficient and cost-effective manner.

     An imaging system uses software and high speed input scanners to convert paper documents into digitized images and store them on optical or magnetic disks. Documents that have been converted to a digital format, as well as other computerized text and data, can be indexed, stored, retrieved and routed from one worker or department to another by using a document management system. Workflow, a feature of a document management system, automates routine work processes by automatically, rather than manually, routing digital information (such as invoices or insurance claims) from one workstation to another. For paper intensive industries, document management systems offer several advantages over paper or microfilm, including faster, easier and more reliable digital file access by multiple users in various locations, and a reduction in the overall cost of document storage, including related time and labor.

     The increasing implementation of client/server networks, the decreasing cost of such systems and the desire of businesses to increase productivity are sources of growth for the document management and network services markets. In addition, paper intensive industries, such as health care, insurance, financial services and retailing, are seeking cost-effective document management solutions to take advantage of the full capabilities of their existing IT systems. According to a study prepared for AIIM, electronic imaging revenues, including hardware, software, services and support, grew approximately 18.2% in 1995, from $2.2 billion in 1994 to $2.6 billion in 1995. The Company believes that document management service providers, such as the Company, will benefit from the anticipated growth in the market to a greater degree than software or hardware vendors, due to the declining prices of hardware and software and the increasing number of installations, which are expected to result in the need for new applications and maintenance.

Business Strategy

     The Company's objective is to become a leading nationwide provider of IT and engineering professional services. Key elements of the Company's business strategy include:


     Offering a Single Source of Technical Solutions. The Company provides its clients with a wide range of technical staffing, consulting, imaging, document management, workflow and training services. By integrating multiple IT and engineering services, the Company is able to provide clients with a comprehensive, cost-effective and convenient means to meet their technical requirements, reducing the time and expense associated with selecting multiple, qualified vendors. The Company intends to continue to develop complementary new services, such as Help Desk and Asset Management services, and its recently introduced MENTOR(Trademark) Consulting Program, a methodology for evaluating new technology and organizational redesign, in order to enhance its capabilities as a single-source provider of technical solutions.



     Aggressively Marketing a Broad Range of Services. The Company's marketing programs seek to emphasize its competitive advantage over other IT service providers that have fewer service offerings. The Company has recently established several incentive sales programs to increase business from existing clients by encouraging the cross-selling of the services of its four operating units. Furthermore, the Company plans to establish a corporate-level sales force to identify opportunities where it can provide integrated solutions to new clients and then market such solutions in conjunction with the sales professionals of the relevant operating businesses.


     Developing a National Presence. The Company believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. The Company has provided engineering personnel on a contract basis nationwide through its National Division in Foxborough, Massachusetts since 1991 and has recently expanded its national efforts to include IT personnel. In addition, the Company has begun targeting longer-term national projects as well as those projects utilizing more highly skilled personnel. The Company believes that it has several national accounts with which it has a large enough base of business to warrant establishing local Contract Placement offices, and intends to leverage select national accounts to expand into new geographic areas.



     Expanding Imaging and Network Services Business. The Company began developing its imaging, document management and workflow service capabilities and infrastructure in 1988. The Company's Imaging and Network Services business has installed more than 110 imaging and document management systems, and currently has 101 people committed full-time to imaging projects, including personnel specializing in high-volume backfile conversion, an Advanced Development Group, and the MENTOR(Trademark) Consulting Group. The Company believes that many organizations are evaluating the implementation or expansion of imaging technologies, and will continue to invest resources to develop this business in order to benefit from the projected growth in the imaging and document management market. In addition, the Company will seek to establish initial client relationships with many organizations through its Imaging and Network Services business, enabling it to then cross-sell the capabilities of its other three operating units.



     Capitalizing on IT Training Resources. The Company intends to leverage its recently acquired IT Training business to assist it in identifying emerging technologies and integrating such technologies into its organization in order to expand its service offerings and maintain its competitive position. The Company intends to employ its instructors to train its technical consultants in leading-edge technologies, and believes this will enhance its ability to attract, retain and increase the marketability and job satisfaction of such consultants. By training its in-house personnel, the Company will enhance its ability to stay current on new technologies and to position itself as a provider of leading-edge technical solutions.


     Pursuing Strategic Acquisitions. The IT professional services industry is highly fragmented and contains a number of local and regional technical service providers that market one or more of the Company's four service offerings and have established customer bases and access to qualified technical personnel. In order to facilitate its expansion into new geographic markets and strengthen its position in existing markets, the Company intends to acquire certain of these providers through which it can then market its full range of complementary service offerings and expand its databases of technical consultants and permanent placement professionals. The Company will seek to make such acquisitions in major metropolitan areas that have a significant concentration of companies with a need for IT services and in which the Company believes it can secure a sufficient market share to warrant opening a new office.

Services

Contract Placement


     The Company provides IT and engineering technical consultants on a contract basis regionally through its offices in Bala Cynwyd, Pennsylvania; Foxborough, Massachusetts; and Edison, New Jersey, and nationally through its National Division in Foxborough. The Company maintains a database of over 100,000 technical consultants, and in 1995 placed over 1,700 consultants with more than 800 clients. Typical engagements range in duration from six to twelve months, though some of the Company's technical consultants have been performing services for its clients for a period of more than five years. The Company's technical consultants and independent contractors often work jointly with clients' in-house IT personnel, and are generally placed with clients on an hourly basis at billing rates ranging from $10 to $150 and averaging $40 as of September 30, 1996. The Company's Contract Placement business, founded in 1986, generated revenue of $50.8 million in fiscal 1995 and $44.6 million for the nine months ending September 30, 1996, which represented 80.3% and 75.8% of the Company's consolidated net revenues in those periods, respectively.



     The majority of the Company's Contract Placement business is derived from providing technical consultants skilled in IT and software engineering. In addition to staff augmentation, the Company has recently begun to provide project consulting services, which can include project management, workflow analysis, database design, custom applications and systems integration. In a project management engagement, which is usually priced on a fixed fee basis, the Company will typically oversee an entire IT project from inception to completion, utilizing technical consultants with specialty skills in the relevant technologies.


     The following chart illustrates some of the capabilities of the Company's technical consultants.

                               Information Systems

Position/Title                                  Skills
--------------                                  ------
Client/Server Developer        Visual Basic; GUI Access; Powerbuilder

Database Developer             Foxpro; Paradox Dbase

Database Manager               DB2 DBA; Oracle DBA; Maintenance of Database

Software Engineer              Unix; C++; Realtime; Embedded Systems; QA; OOP;
                               OOD; Visual C++; MFC

Internet/Web-Site Designer     HTML; Java; Shell Script; Shockwave; CGI Unix;
                               TCP/IP; Perl

IBM Mainframe Programmer       Cobol; CICS; DB2; IMS; DMS

Network Engineer               Novell or Windows NT; CNE Certificate; MCSE

Help Desk Consultant           Support of MS Office/Lotus Suite; Windows;
                               Trouble shooting hardware/software

                                   Engineering

Position/Title                                  Skills
--------------                                  ------
Engineer                       ASIC Chip Design; Embedded Microprocessor Design
(Mechanical; Electrical;       Engineer; Autolisp Programming; Pharmaceutical
Chemical)                      Validation

Designer Piping Design; Mechanical Design; Unigraphics Design; Semiconductor Machine Design; Liquid Crystal Display Systems; Micro-station Design; 3-D Pro Engineering Design; Chilled Water Electro-Mechanical Packaging Design


     The Company, as part of its strategy of being a single source provider of technical solutions, seeks to develop new service offerings. Since many IT systems currently are incapable of recognizing dates subsequent to 1999, the Company has designed several approaches to assist clients in re-engineering their IT systems and databases to accommodate the year 2000 and beyond. The Company is also currently developing a Help Desk practice to assist clients in staffing and training personnel to implement and maintain their in-house help desks. Alternatively, clients will be able to outsource this function to the Company under a monthly fee arrangement. The Company is also developing an Asset Management service whereby it will monitor and service a client's mobile computing inventory, such as a network of laptop or notebook computers utilized by pharmaceutical representatives. In addition, the Company has recently expanded the type of skilled personnel its Contract Placement business is capable of providing to such diverse areas as finance, life sciences, desktop publishing, PC support and help desk, and human resources. Furthermore, as it has done in the past, the Company will continue to leverage its Contract Placement capabilities by providing technical consultants to assist in the implementation and operation of systems installed by its Imaging and Network Services business.


     The Company believes that many organizations with multiple geographic locations prefer to utilize technical service providers that can offer high quality services on a nationwide basis. The Company established its National Division in Foxborough, Massachusetts in 1991 to provide engineering personnel on a contract basis nationwide, and the Company currently serves national clients in such locations as Portland, Oregon and Houston, Texas. The Company has recently expanded its national efforts to include placement of IT as well as engineering professionals, and to begin longer term projects requiring more highly skilled personnel. Revenue attributable to the National Division was $8.9 million and $8.0 million in 1995 and the first nine months of 1996, respectively.


Permanent Placement


     The Company's Permanent Placement business provides medium to high-level IT and engineering professionals nationwide through its regional offices in Bala Cynwyd, Pennsylvania; Tampa, Florida; and Edison, New Jersey. A significant portion of the Company's engineering placements are in food related industries. The Company maintains a database of over 70,000 engineering and IT applicants, and in 1995 it placed 396 professionals with more than 240 clients. Over the course of the Company's twenty-six year history in the technical permanent placement industry, it has forged long-term relationships with many individuals with hiring authority, which have resulted in significant repeat business. Of the 240 clients serviced in 1995, 16% were clients of the business in 1990. As compensation for its service, the Company receives a fee based on a percentage of each placed professional's first year salary, subject to forfeitures if the placed professional leaves such position during a specified guarantee period of thirty to ninety days. The Permanent Placement business, founded in 1970, generated revenues of $4.3 million in 1995 and $4.3 million for the nine months ending September 30, 1996, representing 6.7% and 7.2% of total Company revenues for those periods, respectively.


Imaging and Network Services


     The Company provides various networking, imaging, document management, workflow and related consulting services through regional offices in Bala Cynwyd, Pennsylvania; Moorestown, New Jersey; Hartford, Connecticut; Tampa, Florida; and Wakefield, Massachusetts. The Imaging and Network Services business, which began operations in 1988, generated revenue of $8.2 million and $10.0 million, which represented 13.0% and 17.0% of the Company's consolidated net revenues, in fiscal 1995 and the nine months ending September 30, 1996, respectively.



     The Company is a value-added reseller and service facility for PC and network hardware, software and related peripherals for a variety of manufacturers, including Compaq, ACER, IBM, Apple, Okidata, Tricord and HP, and provides a full range of installation, training, maintenance, repair and network integration services. In addition, the Company assembles, sells and services its own private-label PC products.



     The Company sells and installs high-end, mid-range and low-end imaging systems, complementary software and database products and the technical engineering services necessary to deliver a "turn key" imaging system. The Company has installed more than 110 imaging and document management systems, and offers its customers hardware and software maintenance, support and training. The Company implements Optika software in Banyan, OS/2 and Windows NT(Trademark) environments and is currently a value-added reseller of a variety of other imaging software systems, including FileNet, Saros(Copyright), Watermark(Trademark), Keyfile, OTG and Lotus Notes. In addition, certain Company personnel have been certified by the Document Imaging Association, the only certification available in the document management industry. The Company integrates its imaging software solutions on hardware manufactured by IBM, Compaq, HP and Sun Microsystems, Inc. operating under Windows NT(Trademark), OS/2(Registered) and Unix operating systems.



     The Company seeks to provide its clients with networking and document management solutions to improve their operations through work process re-engineering and enabling technology implementation. The Company believes that a thorough understanding of a clients' existing IT system and work processes is necessary to the design of an optimal network and/or document management system. In 1996, Company introduced its MENTOR(Trademark) Consulting Program, a Methodology for Evaluating New Technology and Organizational Redesign ("MENTOR"), to provide clients with a framework for selecting such a system. Under the MENTOR program the Company assigns senior level, multiple disciplinary study teams to evaluate the client's operations from technology, financial and overall business perspectives. This analysis includes a review of the architecture, security and limitations of the client's current IT system as well as the client's personnel and culture. Upon completion of this analysis, the Company presents the client with a detailed set of technological and work process recommendations.



     The Company assists clients in designing a technology infrastructure that will support the client's interrelated strategic business objectives and IT needs. Design services include selection of viable systems components, creation of migration plans from the existing to the proposed system and integration of systems, networks, applications and databases. In those instances where the network or imaging software solution selected by the client does not completely meet its application requirements, the Company's Advanced Development Group provides custom application development.



     The Company is capable of providing all of the necessary technical personnel to implement each networking or document management solution, often drawing on the technical consultant resources of its Contract Placement business. The Company's internal staff of network engineers is certified by Novell, Banyan(Registered) and Microsoft to perform installation, maintenance and training in their network operating system platforms. The Company also can provide backfile conversion of paper, microfilm and microfiche files as part of the integrated new document management system or as a stand alone service.



     The Company is authorized to service all of the hardware products it sells. The Company typically enters into maintenance contracts in connection with the installation of networking and document management systems. The Company also offers training on all of the networking and imaging products it sells, as well as on the use and administration of all network operating systems it installs.


Training


     The Company's IT Training business, acquired in September 1996, has provided training to over 3,000 client companies and trainees in a variety of software and network applications since its founding in 1986. The IT Training business provides these services at its facilities in Bala Cynwyd, Pennsylvania; Baltimore, Maryland and Alexandria, Virginia, and at various off-site locations. The Company is an authorized training center for many major software manufacturers, including Microsoft, Adobe Systems Incorporated, Quark, Inc., Corel Corporation, and Claris Corporation, and is also an approved Apple Training Alliance Center, Microsoft Solutions Provider and Microsoft Advanced Technical Education Center. The Company's diploma programs in Desktop Publishing, Business Software and Multimedia and Internet are licensed and accredited by the Pennsylvania Board of Private Licensed Schools and are approved for veteran's education by the U.S. Veteran's Administration. The Company also offers six certificate programs, often geared toward retraining mid-career workers in new technology applications, and 180 open-enrollment courses. The Company's job search assistance program achieved a 92% placement rate for the Company's graduates in 1995. The Company maintains twelve computer labs in its Bala Cynwyd, Pennsylvania facility and eight computer labs in its Alexandria, Virginia facility. In addition, the Company frequently conducts its courses at the in-house facilities of its corporate clients and has the ability to provide the necessary computer equipment at conference centers, hotels and other off-site locations as requested by its clients. Prices for a single, open-enrollment training course range from $99 to $900, with an average of

$385, and prices for a diploma course range from $3,900 to $7,400, with an average of $6,300. The chart below sets forth many of the training programs offered by the Company:

Subject                                   Applications
-------                                   ------------

Operating Systems/Networking              Microsoft Windows for Workgroups,
                                          Windows 95, Microsoft Windows
                                          NT(Trademark), Microsoft Windows
                                          NT(Trademark) Server, Macintosh,
                                          Novell


Windows/Advanced Macintosh                Lotus 1-2-3, Lotus Notes, Microsoft
Business Software                         Excel, Microsoft PowerPoint, Microsoft
                                          Project, Microsoft Word, Microsoft
                                          Works, PageMaker, Persuasion, Quattro
                                          Pro, QuickBooks, Quicken, WordPerfect
                                          for Windows, WordPro, ClarisWorks,
                                          Filemaker Pro, Fox Pro

Desktop Publishing                        Quark XPress, PageMaker, FrameMaker,
                                          Interleaf, Multi-Ad Creator

Electronic Design Prepress/Advanced       Photoshop, Presswise, Trapwise,
Publishing                                Scanning


Multimedia/Presentation Graphics          Macromedia Director, PowerPoint,
                                          Authorware, Persuasion

Internet/WorldWide Web                    HTML, HotMetal Pro, Premiere, Hot Dog,
                                          PageMill, SiteMill, Netscape, Java

Customers

     The primary industries served by the Company include financial services, manufacturing, software/computers, telecommunications, healthcare, government, and pharmaceutical. In fiscal 1995, approximately 24% of the Company's revenue was derived from its top 10 customers and Merck accounted for 6.4% of revenues.

     The following table sets forth a list of certain of the largest clients, by revenues, for which each of the Company's four operating units provided services in 1995:



Telecommunications                          Pharmaceutical                         Software/Computers
------------------                          --------------                         ------------------
Bell Atlantic NYNEX Mobile, Inc. (3)(4)     Merck & Co., Inc. (1)                  Texas Instruments, Inc. (1)
                                            Rhone Poulenc Rorer Pharmaceuticals,   Compaq Computer Corporation (1)
                                            Inc.(1)                                Intel Corporation (1)
                                            Wyeth-Ayerst International Inc.(2)
                                            Hoffman LaRoche, Inc. (3)

Manufacturing                               Financial Services                     Governmental
-------------                               ------------------                     ------------
Nestle Incorporated (2)                     The Vanguard Group, Inc.(1)            City of Philadelphia (3)(4)
Ciba Corning Diagnostics Corporation(1)     Reliance Insurance Company (2)         Bordentown (NJ) Board of Education (3)
Tandem Computer, Inc. (1)



Healthcare
----------
Aetna US Healthcare (1)(4)


----------

(1) Contract Placement client

(2) Permanent Placement client


(3) Imaging and Network Services client

(4) IT Training client

Technical Personnel

     The Company believes its applicant and technical consultant sourcing and retention practices are, and will continue to be, a significant factor in its continued growth and competitiveness. The Company maintains a proprietary database in each of its Permanent and Contract Placement businesses specifically designed to identify and match these individuals with clients' needs. The Company's Permanent and Contract Placement databases currently contain the resumes of approximately 70,000 and 100,000 technical personnel, respectively. All of the Company's technical recruiters who place applicants and consultants have on-line access to the appropriate database.


     The Company identifies applicants and recruits technical consultants through advertisements in local media and trade journals, industry specific job fairs and referrals by current and past applicants. In addition, the Company has developed a World Wide Web site on the Internet that provides information about the Company and enables individuals to submit their resumes. The Company also actively searches the Internet to identify potential technical consultants, often downloading resumes and proactively recruiting such individuals. The resumes of technical professionals are entered into the appropriate database, thus giving technical recruiters in all offices immediate access to the professionals. Once a professional is identified for a particular position, the technical recruiter institutes screening procedures designed to ensure a good match for the client and professional. These procedures include personal interviews, reference checks and review of work product. Once a technical consultant is placed with a client, the Company routinely interviews the client and technical consultant to make sure a proper fit exists, thereby ensuring both customer and technical consultant satisfaction.



     The Company recognizes the need to differentiate itself from other technical personnel providers and has adopted a number of policies to enhance its attractiveness to technical consultants, such as paid vacation, participation in a 401(k) Plan, access to group medical coverage, and on-going professional training. In addition, the Company seeks to secure new engagements for its technical consultants before their current engagements end to keep them continuously employed and eliminate downtime. The Company believes that its ability to offer a variety of assignments nationwide through its National Division is also a factor in retaining technical consultants.


Sales and Marketing

     The Company's Contract Placement, Imaging and Network Services and IT Training businesses each market their respective services through discrete direct sales forces. In the Permanent Placement business, recruiters are responsible for both originating and maintaining client contacts, and updating the database with new applicants.


     Account Managers constitute the sales force in the Company's Contract Placement business, operating out of offices in Bala Cynwyd, Pennsylvania; Edison, New Jersey; and Foxborough, Massachusetts. The responsibilities of the Account Managers include identification of new staffing requirements, coordination of client/consultant interviews, monitoring existing projects, interaction with technical consultants, expanding services to additional areas within the client's organization and coordination with the Company's corporate office to facilitate the billing and purchasing cycle. Account Managers receive a base salary plus individual incentives tied to gross margins. The Company generates new business leads through a combination of a telemarketing programs, media advertising and local trade shows. In addition, the Company receives sales leads from its other operating units.



     The Company has two direct technical sales teams through which it markets its Imaging and Network Services business, one that concentrates on imaging and document management systems and services, and one that focuses on more traditional network systems and services. Technical sales personnel are located in Bala Cynwyd, Pennsylvania; Moorestown and Edison, New Jersey; Hartford, Connecticut; Wakefield, Massachusetts; and Tampa, Florida. The Company generates leads through a combination of telemarketing programs, seminars, local trade shows and media advertising. The Company also receives sales leads from its software vendors.

     The Company markets its IT training services through print advertising in trade publications, telemarketing, trade shows and direct mail and on local radio. The Company uses media demographics and industry psychographic profiles to identify potential client firms and individuals who will benefit from training. Targeted efforts are then concentrated toward these markets by an executive sales force located in Bala Cynwyd, Pennsylvania. The Company believes that approximately 45% of its 1995 IT Training sales were generated by either repeat business or client referrals.



     The Company's Bala Cynwyd, Pennsylvania location is the prototype sales office out of which the full range of its services are offered. The Company believes that its four complementary businesses afford it a competitive advantage over other IT service providers that have fewer service offerings and intends to eventually offer all of its services at each of its locations. The Edison, New Jersey office, which currently offers Contract Placement, Permanent Placement and Imaging and Network Services, is scheduled to begin offering IT Training by the end of 1997, becoming the Company's second full-service location.


     The Company has recently adopted a new marketing and service delivery approach which seeks to take advantage of its ability to offer comprehensive, cost-effective and convenient means to meet a wide variety of technical requirements. In addition, the Company plans to develop a corporate level sales force which will identify opportunities where it can provide integrated solutions to new and existing clients and then market such solutions in conjunction with the existing sales professionals in the Company's four operating businesses.

Competition


     The IT professional services industry is highly competitive and fragmented on the local, regional and national levels. Although the Company is not aware of any competitors that offer a full range of technical staffing, imaging, document management, consulting and training services, many companies offer one or two of the Company's services in all of the geographical markets in which the Company currently operates. Many of the Company's competitors have significantly greater name recognition and financial, technical and other resources and generate greater revenues than the Company.



     Contract and Permanent Placement. Within any given geographical or technical specialty market, the Company competes for clients with other IT and engineering professional services providers, outsourcing and consulting companies, systems integrators and, to a lesser extent, temporary personnel agencies. The majority of the competition is made up of smaller local and regional firms with a strong presence in their local markets and occasionally with a nationally franchised firm. The principal competitive factors for obtaining and retaining clients include: the ability to match technical consultant skills and personality with the client's requirements and culture; expertise of its technical consultants; price; client satisfaction; and overall responsiveness to client needs. The Company competes for technical consultants with other professional services providers, outsourcing and consulting companies, systems integrators, temporary personnel agencies and client companies. The principal competitive factors for recruiting and retaining technical consultants include compensation, availability and quality of benefits, consistent flow of high quality, varied assignments and an understanding of consultant skills and work preferences. The Company's principal competitors in the Contract Placement business include a range of companies such as The Registry, Inc., Techaid Corporation, Volt Information Services, Inc., H.L. Yoh & Company, Additional Tech Support, and CDI.


     Imaging, Document Management and Network Services. The imaging, document management and network services market is intensely competitive and subject to rapid technological change. In order to compete effectively, the Company needs to continually enhance its current product and service offerings and expand its professional services capabilities. The Company currently competes principally on the basis of its reputation, the breadth of its product line and services, including the ability to sell document management solutions responsive to each client's applications needs and budgetary constraints, provide consulting and conversion services, and the quality, ease of use, reliability and performance of the systems it offers. As there are relatively low barriers to entering the imaging marketplace, the Company expects additional competition from emerging companies as the market expands. In addition, the market includes participants in a variety of market segments, including systems consulting and integration firms, professional services companies, applications software firms, temporary employment agencies, the professional service groups of companies such as Unisys Corporation and Digital Equipment Corporation, facilities management and MIS outsourcing companies, certain Big Six accounting firms, and general management consulting firms. The Company's principal competitors include a range of companies such as Andersen Consulting, a Division of Arthur Andersen, L.L.P., Technology Solutions Corporation, Cambridge Technology Partners, Inc., Universal Systems, Inc. and ViewStar Corporation.



     IT Training. Within the IT training industry, there is competition among the available training methods, such as instructor-led training versus computer-based training. Within the instructor-led training segments, some of the major software and equipment manufacturers maintain their own training programs for both internal training and public training. The Company believes its established library of courses and proprietary course materials that can be updated (or customized for a particular customer) provide it with a competitive advantage. Moreover, the Company believes that the diversity of its course offerings, the quality of its personnel, its multiple training locations, its flexibility in the locations at which it provides its services and its ability to recognize emerging technologies and develop the requisite courses responsive thereto, permit it to remain competitive with others in the marketplace. The Company competes in the IT training business on the basis of its pricing, perceived quality and breadth of course offerings. The Company's principal competitors in the IT Training business include Chubb Computer Services, a division of Chubb Corporation, Computer Learning Centers, ExecuTrain Corporation and Catapult, Inc., which is owned by IBM.


Regulation

     The Company's operations, as currently conducted, are subject to governmental regulation in the State of New Jersey, where the Company's Permanent Placement business is a licensed employment agency, and its Contract Placement business has registered with the Temporary Help Service Section of the Bureau of Employment and Personnel Services, a component of the Division of Consumer Affairs of the Department of Law and Public Safety. Compliance with such New Jersey regulations has not and is not expected to have a material effect on the Company's business. The Company is unaware of any other jurisdictions in which its operations are subject to material governmental regulation.

     All the jurisdictions in which the Company operates its training centers regulate and license certain kinds of vocational, trade, technical or other post-secondary education. The Company believes that employer-funded or reimbursed IT training is exempt from such requirements in many of these states. The Company is licensed in each jurisdiction in which it operates training centers.

     If the Company were found to be in violation of a state's licensing or other regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties. No state educational or regulatory authority has cited the Company or commenced any proceeding against it for the violation of any licensing or other vocational educational requirement.

Employees


     As of October 31, 1996, the Company had 325 employees, of which six were staff IT consultants, 71 were either Technical Recruiters or Recruiting Coordinators, 66 served in sales or marketing capacities, 81 served in engineering and technical support capacities and 101 served in managerial and administrative capacities. On that date, there were also approximately 1,700 IT consultants (including the six staff IT consultants) working on full-time assignments for the Company's clients. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be good.


     Approximately 85% of the technical consultants placed by the Company during 1995 were treated as employees of the Company for federal and state tax purposes. For such employees, the Company pays Social Security Taxes (FICA), federal and state unemployment taxes, workers' compensation insurance premiums and other employee costs. The remainder of the technical consultants were treated as independent contractors for federal and state tax purposes. The Company believes that these consultants meet the requirements for such treatment under applicable law. See "Risk Factors -- Risks Related to Tax Status of Technical Consultants."

Pre-Offering Transactions: Corporate Reorganization, Merger and Recent Acquisitions


     The Company recently completed a corporate reorganization (the "Reorganization") and acquired Berkeley and Systems Automation. Prior to the completion of this Offering, JIS will be merged into a wholly-owned subsidiary of the Company.



     Reorganization. In the Reorganization, completed in October 1996, the Company became a holding company for its operating subsidiaries, effected a 52.6 for 1.0 stock split, and amended and restated its Articles of Incorporation and by-laws.



     JIS Merger. Immediately prior to the Offering, and as a condition to the completion of the Offering, the Company will acquire JIS in a merger in which JIS will merge into a newly organized, wholly-owned subsidiary of the Company ("Judge Acquisition"). Judge Acquisition will be the surviving corporation in the Merger and will change its name to "Judge Imaging Systems, Inc." As a result of the Merger, JIS will become a wholly-owned subsidiary of the Company at the time of the Offering.



     As consideration, each share of JIS common stock or Series A preferred stock, other than shares owned by the Company, outstanding at the time of the Merger will be converted into that number of Common Shares of the Company equal to $2.50 divided by the initial public offering price. All JIS shares owned by the Company will be cancelled.



     As of the date of this Prospectus, JIS had approximately 3,991,841 and 822,628 shares of common stock and Series A preferred stock outstanding, respectively. If all JIS shareholders elect to receive the value of their stock in Common Shares, the Company will issue approximately 895,673 Common Shares in the Merger, representing approximately 6.9% of the total number Common Shares that will be outstanding after the Offering (assuming an initial public offering price of $10.00). Prior to the Merger, the Company owned approximately 25.6% of JIS's fully-diluted outstanding common stock (calculated after giving effect to the conversion of the outstanding Series A preferred stock of JIS into its common stock). Mr. Judge owned an additional 30.9%, and other officers and directors of the Company owned an additional 5.3% of JIS's fully-diluted outstanding common stock. See "Certain Transactions."



     In accordance with Accounting Principles Board Opinion No. 16 and related literature, the majority of the shares of JIS, which are owned by the Company, Martin E. Judge, Jr. or other owners of Company securities, will be accounted for as a corporate reorganization of entities under common control at historical cost, similar to pooling accounting. However, the exchange of the remaining JIS shares (the "minority interest") will be accounted for in accordance with "purchase accounting" whereby the pro rata portion of JIS's assets and liabilities as of September 30, 1996 will be recorded at their fair values. The excess of the value of the Common Shares issued in exchange for the "minority interest" shares over the fair value of the net assets attributable to the minority interest will be recorded as goodwill.



     Judge Imaging Systems, Inc. Effective February 29, 1996, Judge Computer Corporation ("Judge Computer"), a subsidiary of the Company, merged into DataImage, Inc. ("DataImage"), a publicly traded provider of imaging and document management services, with DataImage as the surviving entity. Following the merger, DataImage changed its name to Judge Imaging Systems, Inc. (the "Surviving Corporation"). As a result of this transaction, the Company held 25.6% of the Surviving Corporation's outstanding shares of common stock on a fully-diluted basis, and affiliates of the Company held an additional 45.7% of the Surviving Corporation's outstanding common stock on a fully diluted basis. Following this transaction, the Surviving Corporation continued to be a public reporting company.



     The Berkeley Associates Corp. In September 1996, the Company acquired Berkeley for cash, notes and stock consideration of approximately $2.2 million. Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. The Company intends to expand the IT training services of Berkeley in its other locations, as well as to use Berkeley's materials and expertise to train its internal staff and to enhance the capabilities of the Company's technical consultants.



     Systems Automation, Inc. In September 1996, the Company acquired Systems Automation for consideration consisting of cash and a note totaling approximately $547,252. This acquisition established a presence for the Company's Imaging and Network Services business in the metropolitan Boston area.


Facilities

     The Company has leased offices in the following locations:

                              Square                            Services Offered
Office                         Feet    Lease Expiration      As of September 1, 1996
------                         ----    ----------------      -----------------------

Bala Cynwyd, Pennsylvania     32,000    June 30, 2000        Contract Placement, Imaging
                                                             and Network Services,
                                                             Permanent Placement,
                                                             IT Training

Foxborough, Massachusetts      7,100    March 1, 2000        Contract Placement

Moorestown, New Jersey         6,400    January 1, 1997      Imaging and Network Services

Edison, New Jersey             4,700    March 1, 2000        Contract Placement,
                                                             Permanent Placement and
                                                             Imaging and Network Services

Alexandria, Virginia           4,700    December 31, 2000    IT Training

Wakefield, Massachusetts       3,500    Month to Month       Imaging and Network Services

Hartford, Connecticut          3,200    June 15, 2000        Imaging and Network Services


Tampa, Florida                 2,500    April 30, 1998       Permanent Placement and
                                                             Imaging and Network Services



Legal Proceedings


     The Company is involved in legal proceedings from time to time in the ordinary course of business. As of the date of this Prospectus, there are no material legal proceedings pending against the Company.

                                   MANAGEMENT

Executive Officers and Directors

     Set forth below is certain information concerning the executive officers and directors of the Company:

          Name                Age                   Position
          ----                ---                   --------
Martin E. Judge, Jr.........   52   Chairman of the Board and Chief Executive
                                      Officer
Richard T. Furlano..........   46   President and Director; President --
                                      Contract Placement
Michael A. Dunn.............   48   Executive Vice President and Director;
                                      President -- Permanent Placement

Jeffrey J. Andrews..........   45   Chief Financial Officer and Treasurer

Katharine A. Wiercinski.....   35   Secretary; Vice President -- Human Resources

Wendy Greenberg-Marcelli....   30   Vice President; President -- Imaging and
                                      Network Services

----------

     Martin E. Judge, Jr. founded the Company in 1970 and has been the Chief Executive Officer and Chairman of the Board since that time. Mr. Judge is the brother-in-law of Mr. Furlano.


     Richard T. Furlano has served as the President of the Company's Contract Placement business since April 1992. From 1990 to 1992, Mr. Furlano was a Regional Sales Manager for Yorkship Business Supplies, and from 1980 to 1990 he was a partner of The Furst Group, a reseller of telecommunications services. He is the President of the Company and currently serves on its Board of Directors. Mr. Furlano is the brother-in-law of Mr. Judge.


     Michael A. Dunn has served as the President of the Company's Permanent Placement business since 1990. Mr. Dunn served as Executive Vice President of the Permanent Placement business from 1980 to 1990, and has also held various recruiting and managerial positions in that business since joining the Company in 1973. Mr. Dunn is an Executive Vice President of the Company and serves on the Company's Board of Directors.

     Jeffrey J. Andrews has served as the Company's Chief Financial Officer since joining the Company in May 1996. Mr. Andrews was an independent financial advisory consultant from September 1995 until May 1996, and served as Controller for Godwin Pumps of America (a manufacturer of industrial pumps) from September 1994 to August 1995. From April 1993 to August 1994, Mr. Andrews was a Manager for Ernst & Young, LLP, and prior to that time, was the President and sole shareholder of Andrews Associates, an investment banking firm.

     Katharine A. Wiercinski has served as the Vice President of Human Resources for the Company and each of its subsidiaries since 1990 and as Secretary of the Company since 1990. Ms. Wiercinski has also held various administrative and managerial positions since joining the Company in 1981.

     Wendy Greenberg-Marcelli has been the President of the Company's Imaging and Network Services business since July 1995 and Vice President of the Company since July 1993. From July 1994 to July 1995, Ms. Greenberg-Marcelli served as Executive Vice President of the Imaging and Network Services business, and from January 1991 to July 1994 served as its Operations Manager.
Ms. Greenberg-Marcelli joined the Company's Customer Support Division in 1989.


     In order to comply with the requirements of the Nasdaq Stock Market and the Company's agreement with the Underwriters, within 90 days after the effective date of the registration statement of which this Prospectus is a part, the Company will increase its Board by two directors, both of whom will be independent.

Directors' Compensation

     In fiscal years 1994 and 1995, the Company's directors, and the directors of each of the Company's subsidiaries, did not receive any compensation for their services as directors.

Executive Compensation


     The following table summarizes the compensation paid for fiscal 1995 to the Chief Executive Officer and to each of the Company's most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000.


                           Summary Compensation Table

                                            Fiscal     Salary      Bonus       Other
     Name and Principal Position             Year       ($)         ($)     Compensation
     ---------------------------            ------     ------      -----    ------------

Martin E. Judge, Jr.
  Chairman of the Board
  and Chief Executive Officer.........       1995      417,000     78,000       11,500
Richard T. Furlano
  President...........................       1995      185,133     65,127        2,311
Michael A. Dunn
  Executive Vice President............       1995      190,017      -0-         11,640
Wendy Greenberg-Marcelli
  Vice President......................       1995      100,000     26,971        -0-


----------

Employment Agreements

     The Company has employment agreements with Wendy Greenberg-Marcelli and Jeffrey J. Andrews, and requires that all key employees execute confidentiality and one-year post-termination non-competition agreements.


     Ms. Greenberg-Marcelli's agreement, dated as of October 1, 1995, provides for a term of four years with automatic renewal periods of one year thereafter, unless prior written notice is given by the Company. The agreement provides that Ms. Greenberg-Marcelli may be terminated only for cause. In addition to providing an annual base salary of $100,000, Ms. Greenberg-Marcelli was granted 70,604 shares of Judge Computer (now JIS) stock.


     Mr. Andrews' agreement, dated May 1, 1996, provides for a two-year term of employment with one year automatic renewals thereafter, unless the Company provides prior written notice. The agreement provides a base salary of $75,000 and certain other benefits.

Stock Plans

     The Judge Group, Inc.'s 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors (the "Plan") was adopted in September of 1996, subject to shareholder approval, to provide a means whereby the Company could, through the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs") and non-qualified stock options ("NQSOs") to purchase Common Shares of the Company to officers and other key employees ("Key Employees"), attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company and of any related corporation ("Related Corporation"). Moreover, the Company may, through the grant of NQSOs to non-employee directors ("Non-Employee Directors") under a formula, attract and retain Non-Employee Directors and motivate such Non-Employee Directors to exercise their best efforts on behalf of the Company and any Related Corporation.

     ISOs and NQSOs (collectively, "Options") may be granted under the Plan to purchase up to a maximum of one million five hundred thousand (1,500,000) of the Company's Common Shares, par value $.01 per share, subject to certain adjustments and provided that no Key Employee shall receive Options for more than 50,000 Common Shares over any one (1) year period.

     The Plan shall be administered by the Company's Stock Option Committee ("Committee"), which shall consist of two (2) directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ("Board") and each of whom shall be an "outside director", within the meaning of Treasury Regulation section 1.162-27(e)(3), within the period of time described in Treasury Regulation section 1.162-27(f)(2). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company.

     The exercise price of each Option shall be the fair market value (110% of fair market value in the case of an ISO granted to a more than 10% shareholders) of the Common Shares on the date of the grant. The term of each Option shall be not more than ten (10) years (five (5) years in the case of an ISO granted to more than ten percent (10%) shareholder) from the date of grant, and the Options shall be exercisable in such installments and on such dates, not less than six
(6) months from the date of grant, as the Committee may specify. The Option price shall be payable in cash or its equivalent or, in the Committee's discretion, in Company Common Shares. In the event the Option price is paid, in whole or in part, with Common Shares, the portion of the Option price so paid shall be equal to the "fair market value" of such Shares on the date of exercise of the Option.

     The aggregate fair market value of the Common Shares with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of the Company or a Related Corporation) shall not exceed one hundred thousand dollars ($100,000). The annual limit set forth above for ISOs shall not apply to NSQOs.

     If a Key Employee's employment by the Company and the Related Corporations is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which date, in the case of ISOs, shall not be later than three (3) months after the date of such termination of employment.

     If a Key Employee shall become disabled (within the meaning of section 22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option and his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of (i) the expiration date specified in such Option or (ii) an accelerated termination date determined by the Committee, which such date, in the case of ISOs, shall not be later than one
(1) year after the date of such termination of employment.

     If a Key Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if a Key Employee shall die following termination of employment but prior to the earliest of (i) the expiration date fixed for his or her Option; (ii) the accelerated expiration date determined by the Committee (as described above); or (iii) in the case of an ISO, three (3) months following termination of employment; then such Option may be exercised, to the extent of the number of Common Shares that the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary, at any time prior to the earlier of (A) the expiration date specified in such Option or (B) an accelerated termination date determined by the Committee, which date shall not be earlier than one (1) year nor later than three (3) years after the date of death.

     No ISO and, except as otherwise provided in any Option agreement, no NQSO granted pursuant to the Plan shall be assignable or transferable by the Key Employee or Non-Employee Director otherwise than by will or by the laws of descent and distribution, and, during the lifetime of the Key Employee, the ISO shall be exercisable only by him or by his or her guardian or legal representative.

     Pursuant to the Plan, each Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares on the date of this Offering, and any person subsequently elected as a Non-Employee Director will receive an initial grant of an NQSO to purchase 2,500 Common Shares on the first business day immediately following the date he or she is elected a director. In addition, on the first business day immediately following each of the dates on which an incumbent Non-Employee Director is re-elected, he will receive an additional grant of an NQSO to purchase 2,500 additional Common Shares. The grant of NQSOs to Non-Employee Directors pursuant to the Plan shall be automatic and neither the Committee or the Board shall have any discretionary authority with respect thereto.

     The exercise price of NQSOs granted pursuant to the Plan will be the fair market value of the Common Shares at the time of the grant. NQSOs granted on the date of this Offering will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. The Option exercise price may be paid in full in cash or, unless in the opinion of counsel to the Company that to do so may result in a possible violation of law, in whole or in part through the transfer of Common Shares previously acquired by the Non-Employee Director, provided the Common Shares so transferred have been held by the Non-Employee Director for more than 12 months on the date of exercise at the time an NQSO is exercised.

     An NQSO granted under the Plan to a Non-Employee Director will expire on the earliest of (i) ten years from the date of grant, (ii) one year from the date the grantees ceases to be a director by reason of death or disability or
(iii) three months from the date the grantee ceases to be a director for any reason other than death or disability.

     NQSOs granted to Non-Employee Directors shall be exercisable in three equal annual installments commencing with the first anniversary of the grant date, but only if the Non-Employee Director has attended at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable. In the event the Non-Employee Director fails to attend at least seventy-five (75) percent of the Board meetings during the twelve (12) month period immediately preceding the date the annual installment first becomes exercisable, the Options otherwise exercisable in that installment shall not be exercisable but shall be cancelled and shall be available for other grants under the Plan. Notwithstanding the foregoing, the first annual installment of Options granted on the date of this Offering shall be exercisable as of the earlier of twelve months from the date of grant or six months after the Plan is approved by the shareholders of the Company.


     Effective upon the completion of this Offering, options to purchase up to 613,500 Common Shares will be granted under the Plan to officers and employees of the Company. Of these options, Messrs. Dunn and Furlano and Ms. Greenberg-Marcelli each will be granted options to purchase up to 26,000 Common Shares; Ms. Wiercinski will be granted options to purchase up to 16,000 Common Shares and Mr. Andrews will be granted options to purchase up to 15,000 Common Shares. The remaining options will be awarded to various other employees. The options to be granted at the time of the completion of this Offering will have an exercise price equal to the initial public offering price set forth on the cover page of this Prospectus. The options will become exercisable in equal annual installments over a four-year period, will have a term of ten years and will be subject to the other terms and conditions of the Plan.


     The Plan provides that certain adjustments will be made to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination or reclassification. In the event of certain other corporate transactions, outstanding Options may terminate. Subject to certain limitations, the Board of Directors may amend or discontinue the Plan as it deems necessary, but no amendment may adversely affect the rights of a grantee with respect to an outstanding Option without his or her consent.

Compensation Committee Interlocks and Insider Participation

     Currently, the Compensation Committee members are Martin E. Judge, Jr. and Richard T. Furlano. As soon as practicable these members will be replaced with outside directors within the meaning of the Code.

     Decisions concerning compensation of executive officers were made by the Board of Directors, which included Mr. Judge, the Chairman of the Board and Chief Executive Officer of the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS



     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of December 10, 1996, and as adjusted to reflect the sale of Common Shares offered hereby and the consummation of the Merger, (1) by each person known by the Company to own beneficially 5% or more of the outstanding Common Shares, (2) by each director, executive officer and certain other officers of the Company, (3) by all directors and executive officers as a group, and (4) by the Selling Shareholders.



                                                                    Number of
                                           Beneficial Ownership     Shares to                  Beneficial Ownership
                                              Prior to this            be         Shares            After this
                                               Offering(1)           Sold in     Received         Offering(1)(2)
                                         ------------------------     this      Pursuant to  --------------------------
Name And Address                          Shares     Percentage    Offering(2)    Merger      Shares(3)     Percentage
---------------------------------------  ---------  -------------  -----------  -----------  ----------    ------------
Martin E. Judge, Jr.(4)................  5,878,050(5)   64.5%        270,000      378,412    5,986,462(5)      45.9%

Michael A. Dunn........................  1,959,350(6)   21.5%        150,000       44,072    1,853,422(6)(7)   14.2%

Richard T. Furlano.....................     52,600        *                0            0       52,600           *

Wendy Greenberg-Marcelli...............          0        *                0       20,139       20,139           *

Katharine A. Wiercinski................     52,600        *                0            0       52,600           *

Jeffrey J. Andrews.....................          0        *                0            0            0           *

Arthur Kania(4)........................    420,800       4.6%         30,000      107,469      498,269          3.8%

Lawrence Chimerine(8)..................     26,300        *            8,000       12,442       30,742           *

Marvin N. Demchick(8)..................     52,600(9)     *           16,000       12,442       49,042(9)        *

DGA Investments(8)(10).................     26,300        *            8,000        6,221       24,521           *

Edwin T. Johnson(8)....................     26,300        *            8,000        6,221       24,521           *

Robert and Margot Keith(8).............    198,039(11)   2.4%          8,000       12,442      181,132(12)       *

Max H. Kraus(8)........................     26,300        *            8,000            0       18,300           *

Ira Lubert(8)..........................    224,339(13)   2.5%         16,000       12,442      199,482(12)       *

Edward H. and Evelyn B. Rosen(8).......    105,200       1.2%         32,000       12,442       85,642           *

Trust Under Will of Maurice L. Strauss
  for Thomas S. Rosen(8)...............     52,600        *           16,000       12,442       49,042           *

Ernest Scheller, Jr.(8)................     26,300        *            8,000        6,221       24,521           *

A. Richard Sloane(8)...................     52,600        *           16,000            0       36,600           *

Milton S. Stearns, Jr.(8)..............     36,820        *           11,200        6,221       31,841           *

Milton S. Stearns, Jr. Trustee(8)
  U/D/T 12/20/88.......................     15,780        *            4,800            0       10,980           *

The Gemstone Group, Inc................    171,739(14)   1.9%         40,000       18,651      150,390          1.2%

All Directors and executive officers as
  a group (five people)................  7,942,600      87.1%        420,000      442,622    7,965,222         61.1%


----------

* Less than 1% of the outstanding Common Shares of the Company.

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.


(2) In the event the Underwriters' overallotment option of up to 547,500 shares is exercised in full, the Selling Shareholders will sell additional shares, allocated among them as follows: Mr. Judge -- 30,000 shares; Mr. Dunn -- 20,000 shares; Mr. Chimerine -- 7,556 shares; Mr. Demchick -- 15,111 shares; DGA Investments -- 7,556 shares; Mr. Johnson -- 7,556 shares; Mr. Keith -- 7,556 shares; Mr. Kraus -- 7,556 shares; Mr. Lubert -- 15,111 shares; Mr. Rosen -- 30,222 shares; Trust Under Will of Maurice L. Strauss FBO Thomas S. Rosen -- 4,000 shares; Mr. Scheller -- 7,556 shares; Mr. Sloane -- 15,111 shares; Mr. Stearns -- 10,578 shares; Milton S. Stearns, Jr. Trustee U/D/T 12/20/88 -- 4,533 shares; The Gemstone Group, Inc. -- 60,000 shares. The remaining 297,500 shares will be sold by the Company. See "Underwriting."



(3) Includes Common Shares received in exchange for JIS common and Series A preferred shares pursuant to the Merger.



(4) The mailing address of such beneficial owner is Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004.



(5) Includes 378,412 shares held by Takema Ltd., L.P., a Delaware limited partnership ("Takema") of which Mr. Judge is the General Partner.



(6) Includes 202,247 Common Shares held by the Michael A. Dunn Descendants' Trust. Mr. Dunn has sole dispositive power over the shares held by the Trust.



(7) Includes 44,072 Common Shares held by the Michael A. Dunn Descendants' Trust. Mr. Dunn has sole dispositive power over the shares held by the Trust.



(8) Such Selling Shareholders acquired their Common Shares through the conversion, immediately prior to the Offering, of their Convertible Notes purchased from the Company in July 1994.



(9)  Mr. Demchick is a director of JIS.



(10) David Kleiman and Gary Kleiman, each a General Partner of DGA Investments, may each be deemed to own beneficially the 26,300 shares owned by DGA Investments. David Kleiman will also receive 6,221 Common Shares in exchange for his JIS common and Series A Preferred stock as a result of the Merger. See footnote 14.



(11) Includes 171,739 shares held by The Gemstone Group, Inc. ("Gemstone") of which Mr. Keith is a principal and shareholder. Mr. Keith is a director of JIS.



(12) Includes 150,390 Common Shares held by Gemstone.



(13) Includes 171,739 shares held by Gemstone, of which Mr. Lubert is a principal and a shareholder.



(14) Consists entirely of shares acquired through the exercise of a warrant on September 6, 1996 issued by the Company in July 1993 in connection with Gemstone's engagement as the Company's financial advisor. Gary Kleiman is a principal and shareholder of Gemstone and may be considered to own beneficially the 171,739 shares owned by Gemstone.

                            SELLING SECURITY HOLDERS



     Gemstone, an investment and merchant banking firm, has been engaged as the Company's and JIS's financial advisor since June 1993. Pursuant to an agreement dated July 8, 1996 between Gemstone, the Company, JIS and Judge Technical Services, Inc., a wholly-owned subsidiary of the Company (the "Advisory Agreement"), Gemstone is entitled to receive a monthly advisory fee of $2,500 during the period beginning July 1, 1996 and ending on the earlier of the completion of (i) a public offering by the Company, (ii) the date on which all of the Convertible Notes of the Company in the original aggregate principal amount of $500,000 have been repaid in full and/or converted into Common Shares, or (iii) July 31, 1997. The Advisory Agreement also entitles Gemstone to reasonable out-of-pocket expenses and a fee upon the completion of an initial public offering in the amount of 1% of the gross proceeds to the Company therefrom if such offering is consummated on or before July 31, 1997. The monthly $2,500 fee is an advance against the 1% of gross proceeds fee due upon a successful offering. In February 1996, Gemstone acted as financial advisor to JIS in connection with the private placement of Series A Preferred stock of JIS to several investors for a total purchase price of $1,096,000. In July 1994, Gemstone acted as a financial advisor in connection with the purchase by certain investors of the Convertible Notes for which it received an additional financial advisory fee of $25,000. See Note 8 of Notes to the Consolidated Financial Statements for the nine months ended September 30, 1996. The holders of the Convertible Notes will convert the Convertible Notes into Common Shares immediately prior to this Offering. Common Shares so received are represented in the table under the caption "Principal and Selling shareholders' which is footnoted to indicate each noteholder and the amount of Common Shares such holder is selling in this Offering.



     Mr. Kania was a director of the Company from January 1989 to June 1996.



     Mr. Keith has been a director of JIS since July 1996. He is also a principal and shareholder of Gemstone.



     Mr. Ira Lubert is a principal and shareholder of Gemstone.



     Mr. Demchick has been a director of JIS since July 1996.


                              CERTAIN TRANSACTIONS

     Effective upon the date of this Offering, any transactions between the Company and related parties will be subject to the review and approval of its Audit Committee or a comparable committee consisting of a majority of disinterested parties.


     As of September 3, 1996 each of Mr. Judge and Mr. Dunn and his wife executed personal guaranties of the Company's obligations under the Line of Credit with Midlantic Bank, N.A., to enable the Company to obtain the Line of Credit. The amount outstanding under the Line of Credit at October 31, 1996 was $7,345,623. Upon the completion of this Offering, Mr. Judge and Mr. and Mrs. Dunn will be released from these guaranties, subject to certain qualifications.



     As of October 31, 1996, the Company owed an aggregate of approximately $73,000 to Martin E. Judge, Jr. These loans are unsecured and due upon demand and bear interest at various rates (from prime plus 1% to a fixed rate of 12%). The Company pays the interest related to these loans directly to the commercial banks from which Mr. Judge borrowed the funds on behalf of the Company. As of October 31, 1996, Mr. Judge owed the Company $345,884. This loan, which is due upon demand, unsecured and non-interest bearing, will be repaid at the completion of this Offering.



     As of October 31, 1996, the Company had advanced $133,350 to Judge Financial Group, a personal financial advisory company, which is owned by Dennis Judge, Martin E. Judge, Jr.'s brother. This advance does not bear interest, is unsecured and due upon demand and will be repaid at the completion of this Offering.


     In connection with the Merger, Martin E. Judge, Jr., Michael A. Dunn, Arthur Kania and Wendy Greenberg-Marcelli will acquire 378,412, 44,072, 107,469 and 20,139 Common Shares of the Company, respectively, in exchange for shares of common and/or preferred stock they presently hold in JIS. See "Business -- Pre-Offering Transactions: Corporate Reorganization, Merger and Recent Acquisitions."


     Takema, a Delaware limited partnership, has entered into an agreement to purchase an existing office building in Moorestown, New Jersey. Mr. Judge is the general partner of Takema and its limited partners are Mr. Judge and three trusts established for the benefit of his children. Following the acquisition of the office building, the Company has agreed to enter into a one year, triple net lease with Takema pursuant to which the Company will lease the office building for use as executive offices and production and warehouse facilities of its Imaging and Network Services business. The lease will provide for an annual base rent of $6.50 per square foot per year. The building has approximately 32,000 square feet of leasable space and the Company anticipates that it will be able to occupy the building in March 1997.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of (1) 50,000,000 Common Shares, par value $.01 per share (the "Common Shares"), and (iii) 10,000,000 Preferred Shares, par value $.01 per share (the "Preferred Shares"). Upon the closing of this Offering, 13,039,412 Common Shares will be issued and outstanding. There are no Preferred Shares outstanding.


     The following summary description relating to the Company's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of the Company's capital stock is contained in the Amended and Restated Articles of Incorporation, which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

Common Shares


     The holders of the Company's Common Shares are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Shares do not have the right to cumulate their votes in the election of directors. The Company does not anticipate paying cash dividends on the Common Shares in the foreseeable future. See "Dividend Policy." The holders of the Common Shares have no preemptive right or rights to convert Common Shares into any other securities and are not subject to future calls or assessments by the Company. All of the outstanding Common Shares are, and, when issued, the Common Shares offered hereby will be, validly issued, fully paid, and nonassessable by the Company.


     Each share of Common Shares is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor.

     In the event of a merger or consolidation to which the Company is a party, each share of Common Shares will be entitled to receive the same consideration.


     Shareholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred shares, all holders of Common Shares, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to shareholders on liquidation, dissolution or winding up of the Company. No Common Shares are subject to redemption or a sinking fund. All Common Shares offered hereby will be, when so issued or sold, validly issued, fully paid and nonassessable.


Preferred Shares


     The Company has authorized 10,000,000 preferred shares, $.01 par value per share. No preferred shares have been issued and the Company does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more classes or series of preferred shares without any action of the shareholders. The Board of Directors may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. Such action could adversely affect the voting power of the holders of the Common Shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Shares is StockTrans, Inc. Ardmore Pennsylvania. Its telephone number is (610) 649-7300.

Pennsylvania Anti-Takeover Laws, Limitation on Directors' Liability and Certain Provisions of the Company's Articles of Incorporation and By-laws

     Certain provisions of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's Articles of Incorporation and By-laws may have the effect of deterring, delaying or preventing an attempt by a third party to acquire control of the Company.

     The "business combination" provisions in Sections 2551 through 2556 of the BCL prohibit the Company from engaging in any business combination (which is defined broadly to include mergers, consolidations, share exchanges, divisions and sales or other dispositions of assets having a value in excess of 10% or more of the assets, market value or earning power or net income of the corporation) with an "interested shareholder" or an affiliate thereof unless (A) the business combination or the acquisition of shares in which a person becomes an interested shareholder is approved by the Board of Directors before the shareholder becomes an "interested shareholder," (B) the interested shareholder owns 80% of the corporation's outstanding voting shares and the business combination satisfies certain "fair price" criteria and is approved by the holders of a majority of the remaining shares, or (C) the holders of a majority of the voting shares (excluding those held by the interested shareholder unless the fair price criteria are satisfied) approve the business combination at a meeting held no earlier than five years after the interested shareholder's acquisition date. An "interested shareholder" is any beneficial owner of 20% or more of the voting shares of a corporation or an affiliate of the corporation who was at any time within the five year period prior to the date in question a beneficial owner of 20% or more of the voting shares of the corporation, but does not include shareholders who were interested shareholders prior to the date of the adoption of these provisions by the Company.

     The Company has opted out of, and is not subject to, certain anti-takeover provisions of the BCL, including the "control transactions" provision, which provides for mandatory shareholder notice of the acquisition of 20% of the voting power of a Pennsylvania corporation and provides shareholders with the opportunity to demand "fair value" for their shares upon acquisition of voting power, the "control share" provision, which limits the voting power of shareholders owning 20% or more of a corporation's voting stock, and the "disgorgement" provision, which permits a corporation to recover profits resulting from the sale of shares in certain situations, including those where an individual or group attempts to acquire at least 20% of the corporation's voting shares do not apply to the Company.

     Under the BCL, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling when determining the best interests of the corporation. The directors may consider, to the extent the directors deem appropriate, a broad range of additional factors in taking corporate actions. These additional factors include: the effects of any action upon any group affected by such action (including shareholders, employees, suppliers, customers and creditors of the corporation); the short term and long term interests of the corporation (including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation); and the resources, intent and conduct of any person seeking to acquire control of the corporation. These BCL provisions also provide directors with additional protection from challenges to their decision-making process, particularly with respect to acquisitions or proposed acquisitions of corporate control.


     The Company's Articles of Incorporation and By-Laws provide that special meetings of the Company's shareholders can be called only by the Board of Directors or the Company's Chairman of the Board, Chief Executive Officer, President or Secretary.


     The Company's By-laws establish an advance notice procedure that must be followed by shareholders wishing to propose nominations of professionals for election as directors, or to bring other business before an annual meeting of shareholders of the Company. The By-laws provide that only persons who are nominated by, or at the direction of, the Chairman, the President or the Board of Directors, or by a shareholder who has given timely written notice to the secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The By-laws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the Board of Directors or by a shareholder who has given timely written notice to the secretary of the Company of such shareholder's intention to bring such business before such meeting. Generally, for notice of shareholder nominations or business to be brought before an annual meeting to be timely under the By-laws, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, in the case of a special meeting, not earlier than the 90th day before such meeting and not later than the later of (i) the 70th day prior to such meeting and (ii) the 10th day after public announcement of the date of such meeting is first made). Under the By-laws, a shareholder's notice must also contain certain information specified in the By-laws.

     As permitted by the BCL, the Company's Articles of Incorporation provide that, subject to certain limited exceptions, directors of the Company shall not be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The effect of this provision is to limit the ability of the Company and its shareholders (through shareholder derivative suits on behalf of the Company) to recover monetary damages against a director for the breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). In addition, the Company's Articles of Incorporation and By-Laws provide that the Company shall, to the full extent permitted by the BCL, indemnify all persons whom it has the power to indemnify pursuant thereto, including directors and officers of the Company.

     The By-Laws of the Company provide that the number of directors will be fixed from time to time exclusively by the Board of Directors. The By-Laws also provide that any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, assuming an initial public offering price of $10.00 per share and after giving effect to the issuance of shares contemplated by the Pre-Offering Transactions, the Company will have outstanding 13,039,412 Common Shares. Of these shares, the 3,650,000 Common Shares sold in this Offering will be tradeable without restriction unless they are purchased by affiliates of the Company. All Common Shares received by holders of JIS stock pursuant to the Merger will be tradeable without restriction, except those shares held by affiliates. The holders of 131,739 shares (71,739 if the Underwriters' over-allotment option is exercised in full) are subject to a two-year holding period which commenced on September 6, 1996. Of the remaining shares, 8,785,973 (8,595,973 if the Underwriters' over-allotment option is exercised in full) are "restricted securities" under the Securities Act and may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. The holders of 3,092,957 shares and 5,986,462 shares (2,872,955 and 5,956,462, respectively, if the Underwriters' over-allotment option is exercised in full) have agreed not to sell, otherwise dispose of, or pledge any of the Company's Common Shares for 180 days and one year, respectively, after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc. All of the Company's directors, executive officers and certain other shareholders are subject to the 180-day lock-up, other than Mr. Judge, who is subject to the one (1) year lock-up.



     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least two years, including affiliates, may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares (130,394 immediately after this Offering) or the average weekly trading volume in the Common Shares on the Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company and who has beneficially owned restricted shares for three years from the date of acquisition of restricted securities from the Company or any affiliate is entitled to sell such shares under Rule 144(k) freely and without restriction or registration under the Securities Act. Affiliates continue to be subject to the limitations described below. As used in Rule 144, affiliates of the Company generally include its directors, executive officers and persons directly or indirectly owning 10% or more of the Common Shares.

     The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and two years rather than three years for affiliates who desire to sell such shares under Rule 144(k)). If such proposed amendment were enacted, the "restricted securities" would become freely tradeable (subject to any applicable contractual restrictions) at correspondingly earlier dates.

Registration Rights


     Pursuant to a note purchase Agreement for the Company's Convertible Notes executed in July 1994 (the "Agreement"), certain existing stockholders of the Company have certain rights to require the Company, at its expense, to register Common Shares under the Securities Act. Following completion of this Offering, an aggregate of 336,000 Common Shares (196,000 Common Shares if the Underwriters' over-allotment option is exercised in full) will be subject to registration rights under the Agreement.



     Under the terms of the Agreement, holders of 336,000 Common Shares (196,000 Common Shares if the Underwriters' over-allotment option is exercised in full) are entitled to make request for the Company to register such shares under the Securities Act, subject to certain limitations and conditions. In addition, if the Company at any time proposes to register any of its securities under the Securities Act (other than securities issuable pursuant to employee compensation plans or for certain other purposes), parties to the Agreement are entitled to require the Company to include their shares in such registration. The underwriter of such offering has the right to limit the number of shares included in such registration for marketing purposes.



     Pursuant to an agreement dated October 21, 1996, Gemstone has certain registration rights in secondary public offerings on terms identical to those described in the preceding paragraph, pursuant to the consent of the certain shareholders described above.





     In addition, under the terms of a stock purchase agreement, as amended, (the "Purchase Agreement") between the Company, Berkeley, and Sandra Mayer and Gregory McCarthy, Ms. Mayer and Mr. McCarthy (the "Sellers") received certain registration rights relating to the shares issuable pursuant to the Purchase Agreement. The Purchase Agreement provides the Sellers with demand registration rights for all of the shares issuable pursuant to the Purchase Agreement beginning five days after the first anniversary of the closing of this Offering.


Lock-Up Agreement


     All of the executive officers, directors and certain other shareholders of the Company, who will be deemed to beneficially own 9,079,419 Common Shares (8,829,417 Common Shares if the Underwriters' over-allotment option is exercised in full) upon consummation of this Offering, have agreed with the Underwriters not to sell, otherwise dispose of or pledge any of the Common Shares for 180 days after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc. In addition, Mr. Judge has agreed with the Underwriters not to sell or otherwise dispose of or pledge any of the Common Shares for one year after the date of this Prospectus without the prior written consent of Janney Montgomery Scott Inc.


Absence of Prior Market

     Prior to this Offering, there has been no public market for the Common Shares offered hereby, and no prediction can be made about the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price from time to time. Nevertheless, sales of substantial amounts of Common Shares in the public market may have an adverse impact on the market price.

                                  UNDERWRITING


     The Underwriters named below, acting through their Representatives, Janney Montgomery Scott Inc. and _________ (the "Representatives") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of 3,650,000 Common Shares from the Company and the Selling Shareholders. The number of Common Shares that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances the commitments of non-defaulting Underwriters may be increased. The names of the several Underwriters and the respective number of shares to be purchased by each of them are as follows:


      Underwriter                                Number of Shares
      -----------                                ----------------

Janney Montgomery Scott Inc....................       _________

      TOTAL....................................       3,650,000
                                                      =========

     The Underwriters propose to offer the Common Shares to the public initially at the offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $_____ per share, and the Underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per share on sales to other dealers. After the initial public offering of the Common Shares, the offering price and the concession may be changed.

     The Company has agreed to indemnify the several Underwriters against certain liabilities which may be incurred in connection with the offering, including liabilities under the Act.


     The Company and the Selling Shareholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 547,500 Common Shares at the same price per share as the initial public offering price (with the first 250,000 Common Shares being sold by the Selling Shareholders and the remaining 297,500 Common Shares being sold by the Company). The Underwriters may exercise such option only to cover over-allotments in the sale of the Common Shares that the Underwriters have agreed to purchase. To the extent the Underwriters exercise this option, each of the Underwriters has a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares as the number of shares to be purchased and offered by that Underwriter as shown in the above table bears to the 3,650,000 Common Shares initially offered hereby.


     Martin E. Judge, Jr., has agreed with the Representatives not to sell or dispose of any shares owned by him for a period of one year after the date of this Prospectus. All of the other directors, executive officers, the Selling Shareholders and certain other shareholders have agreed with the Representatives not to sell or dispose of any shares owned by them without the consent of the Representatives for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales of the Common Shares to any accounts over which they exercise discretionary authority.

     The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the Common Shares offered hereby for employees of the Company and certain other individuals who have expressed an interest in purchasing such Common Shares in this offering. The number of Common Shares available for sale to the general public will be reduced to the extent such persons purchase such reserved Common Shares. Any reserved Common Shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other Common Shares offered hereby.

     Prior to this offering, there has been no public market for the Company's Common Shares. The initial public offering price for the Common Shares was determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price include, among other things, the history of and the prospectus for the industry in which the Company competes, the capability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company and the trend of its earnings, the prospect for future earnings of the Company, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies.


     Janney Montgomery Scott Inc. ("Janney") has rendered an opinion to the Board of Directors of JIS as to the fairness, from a financial point of view, of the consideration to be received by JIS stockholders in connection with the Merger. JIS agreed to pay Janney a financial advisory fee of $40,000, and JIS has agreed to reimburse Janney for expenses in the amount of $10,000, including attorney's fees and disbursements, incurred in connection with the preparation of this opinion. The obligation of JIS to pay such fees was not contingent on the opinion expressed by Janney.


                                  LEGAL MATTERS

     Drinker Biddle & Reath, Philadelphia, Pennsylvania, has rendered an opinion that the Common Shares offered hereby by the Company, when issued and paid for pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania.

                                     EXPERTS

     The Company's consolidated balance sheets as of June 30, 1996, December 31, 1995 and 1994 and the related consolidated statements of operations and deficit and statements of cash flows for the six month period ended June 30, 1996 and each of the three years in the period ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Rudolph, Palitz LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the registration of the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Shares to which this Prospectus relates. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     As a result of this Offering of the Common Shares, the Company will become subject to the informational requirements of the Exchange Act. The Company intends to furnish to its shareholders annual reports containing audited financial information.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                       Page(s)
                                                                       -------


INDEPENDENT AUDITORS' REPORT AS OF DECEMBER 31, 1995 AND 1994
  AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER
  31, 1995..........................................................     F-2


CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 1996
  (UNAUDITED) AND DECEMBER 31, 1995 AND 1994........................     F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR NINE MONTHS ENDED
  SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND YEARS ENDED
  DECEMBER 31, 1995, 1994 AND
  1993..............................................................     F-4


CONSOLIDATED STATEMENTS OF shareholders' EQUITY FOR NINE
  MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND YEARS ENDED
  DECEMBER 31, 1995, 1994 AND
  1993..............................................................     F-5


CONSOLIDATED STATEMENTS OF CASH FLOWS FOR NINE MONTHS ENDED
  SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND YEARS ENDED
  DECEMBER 31, 1995, 1994 AND
  1993..............................................................     F-6


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND YEARS
  ENDED DECEMBER 31, 1995, 1994 AND
  1993..............................................................  F-7 - F-27

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The Judge Group, Inc.
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheets of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity, and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

September 30, 1996
Plymouth Meeting, PA

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                           CONSOLIDATED BALANCE SHEETS
                SEPTEMBER 30, 1996 AND DECEMBER 31, 1995 AND 1994

                                                                                        December 31,
                                                             September 30,      -----------------------------
                                                                 1996                 1995            1994
                                                                 ----                 ----            ----
                                                              (Unaudited)
ASSETS
CURRENT ASSETS
  Cash ...................................................    $    153,942      $     35,078     $     82,928
  Accounts receivable, net ...............................      12,956,917         8,881,059        6,418,697
  Inventories ............................................         912,303           515,099          232,705
  Prepaid income taxes and deferred taxes ................         334,976           347,352          127,000
  Other ..................................................         993,948           508,640          103,997
                                                              ------------      ------------     ------------
    Total current assets .................................      15,352,086        10,287,228        6,965,327
                                                              ------------      ------------     ------------
PROPERTY AND EQUIPMENT
  Furniture, office and computer equipment ...............       3,570,438         1,732,677        1,545,784
  Automotive equipment ...................................          37,936            48,617           40,544
  Leasehold improvements .................................          46,565            28,069           15,158
                                                              ------------      ------------     ------------
                                                                 3,654,939         1,809,363        1,601,486
  Less: accumulated depreciation and amortization ........       1,774,499           875,552        1,009,422
                                                              ------------      ------------     ------------
    Net property and equipment ...........................       1,880,440           933,811          592,064
                                                              ------------      ------------     ------------
OTHER ASSETS
  Notes receivable, officers and employees ...............         431,890           222,564          169,738
  Other receivable, related party ........................         155,908              --               --
  Deposits ...............................................         108,183            94,317           45,752
  Goodwill ...............................................       3,259,202              --               --
  Covenant not-to-compete, net of accumulated
    amortization of $602,589, 1996, $508,645,
    1995 and $358,131, 1994 ..............................            --              93,944          244,458
                                                              ------------      ------------     ------------
    Total other assets ...................................       3,955,183           410,825          459,948
                                                              ------------      ------------     ------------
    Total assets .........................................    $ 21,187,709      $ 11,631,864     $  8,017,339
                                                              ============      ============     ============
LIABILITIES AND shareholders' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Note payable, bank .....................................    $       --        $       --       $  2,748,666
  Current portion of long-term debt ......................         940,709           280,420          324,427
  Convertible notes ......................................         500,000              --               --
  Current portion of payroll tax obligation ..............            --             321,391          230,427
  Accounts payable and accrued expenses ..................       5,669,388         3,277,546        2,344,295
  Payroll and sales taxes ................................         606,438           396,735          463,955
  Income taxes payable ...................................          42,981             6,968          252,727
  Other notes payable ....................................         196,193              --               --
  Deferred revenue .......................................       1,333,661           297,362           82,151
  Advances from shareholders .............................         105,263           139,906          189,699
                                                              ------------      ------------     ------------
    Total current liabilities ............................       9,394,633         4,720,328        6,636,347
                                                              ------------      ------------     ------------
LONG-TERM LIABILITIES
  Note payable, bank .....................................       7,146,185         5,367,516             --
  Deferred rent obligation ...............................         137,038           156,943          117,902
  Debt obligations, net of current portion ...............       3,272,328           496,012          536,273
  Convertible notes ......................................            --             500,000          500,000
  Payroll tax obligation, net of current portion .........            --                --            321,392
                                                              ------------      ------------     ------------
    Total long-term liabilities ..........................      10,555,551         6,520,471        1,475,567
                                                              ------------      ------------     ------------
MINORITY INTEREST ........................................         271,248              --               --
                                                              ------------      ------------     ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, at September 30, 1996, $.01 par
    value, 50,000,000 shares authorized, 8,587,739
    shares issued and outstanding; December 31, 1995
    and 1994, $.005 par value, 10,000,000 shares
    authorized, 160,000 shares issued and outstanding ....          85,877               800              800
  Additional paid-in capital .............................         365,877           626,848          626,848
  Retained earnings (deficit) ............................         514,523          (236,583)        (722,223)
                                                              ------------      ------------     ------------
    Total shareholders' equity (deficit) .................         966,277           391,065          (94,575)
                                                              ------------      ------------     ------------
    Total liabilities and shareholders' equity (deficit)..    $ 21,187,709      $ 11,631,864     $  8,017,339
                                                              ============      ============     ============

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                   September 30,                          December 31,
                                             ---------------------------   ------------------------------------------
                                                 1996           1995           1995           1994          1993
                                                 ----           ----           ----           ----          ----
                                                    (Unaudited)

NET REVENUES ..............................  $ 58,914,238   $ 46,876,520   $ 63,299,353   $ 45,253,417   $ 35,068,867
                                             ------------   ------------   ------------   ------------   ------------

COSTS AND EXPENSES
  Cost of sales ...........................    43,232,381     35,273,352     47,550,114     34,146,215     26,069,583
  Selling and operating ...................    10,022,739      6,841,426      9,797,875      6,509,549      5,853,608
  General and administrative ..............     4,310,467      3,199,229      4,187,485      3,155,012      2,524,824
                                             ------------   ------------   ------------   ------------   ------------
    Total costs and expenses ..............    57,565,587     45,314,007     61,535,474     43,810,776     34,448,015
                                             ------------   ------------   ------------   ------------   ------------
INCOME FROM OPERATIONS ....................     1,348,651      1,562,513      1,763,879      1,442,641        620,852
OTHER EXPENSE, NET, PRINCIPALLY INTEREST
  EXPENSE .................................      (599,597)      (545,034)      (697,339)      (419,590)      (334,004)
                                             ------------   ------------   ------------   ------------   ------------
INCOME BEFORE INCOME TAX EXPENSE, MINORITY
  INTEREST IN NET LOSS OF CONSOLIDATED
  SUBSIDIARY AND CUMULATIVE EFFECT
  ADJUSTMENT ..............................       749,054      1,017,479      1,066,540      1,023,051        286,848
INCOME TAX EXPENSE ........................       614,700        498,336        587,957        679,800        227,460
                                             ------------   ------------   ------------   ------------   ------------
INCOME BEFORE MINORITY INTEREST IN NET LOSS
  OF CONSOLIDATED SUBSIDIARY AND CUMULATIVE
  EFFECT ADJUSTMENT .......................       134,354        519,143        478,583        343,251         59,388
MINORITY INTEREST IN NET LOSS OF
  CONSOLIDATED SUBSIDIARY .................       616,752           --            7,057           --             --
                                             ------------   ------------   ------------   ------------   ------------
INCOME BEFORE CUMULATIVE EFFECT
  ADJUSTMENT ..............................       751,106        519,143        485,640        343,251         59,388
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE ...............................          --             --             --             --           42,000
                                             ------------   ------------   ------------   ------------   ------------
NET INCOME ................................  $    751,106   $    519,143   $    485,640   $    343,251   $    101,388
                                             ============   ============   ============   ============   ============
NET INCOME PER SHARE:
PRIMARY:
  Income before cumulative effect
    adjustment ............................  $       0.08   $       0.06   $       0.06   $       0.04   $       0.01
  Cumulative effect adjustment ............          --             --             --             --             --
                                             ------------   ------------   ------------   ------------   ------------
                                             $       0.08   $       0.06   $       0.06   $       0.04   $       0.01
                                             ------------   ------------   ------------   ------------   ------------
                                             ------------   ------------   ------------   ------------   ------------
FULLY DILUTED:
  Income before cumulative effect
    adjustment ............................  $       0.08   $       0.06   $       0.06   $       0.04   $       0.01
  Cumulative effect adjustment ............          --             --             --             --             --
                                             ------------   ------------   ------------   ------------   ------------
                                             $       0.08   $       0.06   $       0.06   $       0.04   $       0.01
                                             ============   ============   ============   ============   ============

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                             Common Stock        Additional     Retained
                                       ------------------------    Paid-In      Earnings
                                          Shares    Additional     Capital      (Deficit)       Total
                                          ------    ----------     -------      ---------       -----
Balance, January 1, 1993 ............      160,000  $       800  $   626,848   ($1,166,862)   ($ 539,214)
Net Income ..........................         --           --           --         101,388       101,388
                                       -----------  -----------  -----------   -----------   -----------
Balance, December 31, 1993 ..........      160,000          800      626,848    (1,065,474)     (437,826)
Net Income ..........................         --           --           --         343,251       343,251
                                       -----------  -----------  -----------   -----------   -----------
Balance, December 31, 1994 ..........      160,000          800      626,848      (722,223)      (94,575)
Net Income ..........................         --           --           --         485,640       485,640
                                       -----------  -----------  -----------   -----------   -----------
Balance, December 31, 1995 ..........      160,000          800      626,848      (236,583)      391,065
Merger transactions (Notes 13 and 17)         --           --       (175,910)         --        (175,910)

Stock split, 52.6 for 1.0 (Note 13) .    8,256,000       83,360      (83,360)         --            --

Exercise of Warrants (Note 13) ......      171,739        1,717       (1,701)         --              16
Net Income ..........................         --           --           --         751,106       751,106
                                       -----------  -----------  -----------   -----------   -----------

Balance, September 30, 1996 .........    8,587,739  $    85,877  $   365,877   $   514,523   $   966,277
                                       ===========  ===========  ===========   ===========   ===========


                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                AND YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             September 30,                            December 31,
                                                       --------------------------      ------------------------------------------
                                                          1996            1995            1995            1994            1993
                                                          ----            ----            ----            ----            ----
                                                              (Unaudited)
OPERATING ACTIVITIES
Net income.......................................      $  751,106      $  519,143      $  485,640      $  343,251      $  101,388
Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation and amortization..................         396,414         317,835         421,613         340,708         286,273
  Deferred taxes.................................            --              --          (103,000)        (60,000)        (67,000)
  Deferred rent..................................         (19,905)         45,678          39,041         117,902            --
  Provision for losses on accounts receivable....         369,528         201,080         300,033          71,697          58,655
  Stock compensation.............................            --              --             6,000            --              --
  Minority interest in net loss of
    consolidated subsidiary......................        (616,752)           --            (7,057)           --              --
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable............................      (3,741,379)     (3,161,667)     (2,762,395)     (2,221,822)     (1,145,179)
  Inventories....................................        (278,728)       (544,311)       (282,394)        127,518        (208,551)
  Deposits.......................................          (2,527)        (48,564)        (48,565)        (16,807)         (1,915)
  Prepaid taxes..................................          60,687         (69,712)       (117,352)         59,406          96,796
  Other current assets...........................        (521,312)        (67,704)       (404,643)        (24,796)        (50,703)
  Other assets...................................        (133,350)           --              --              --
Increase (decrease) in:
  Accounts payable and accrued expenses..........       1,465,440         932,696         512,251         393,299         131,299
  Payroll and sales taxes........................        (150,456)        (92,613)       (297,648)       (168,965)        586,832
  Deferred revenue...............................         187,065         (60,187)        215,211        (109,982)        124,882
  Income taxes payable...........................          36,013        (322,165)       (245,759)        252,727            --
                                                       ----------      ----------      ----------      ----------      ----------
    Net cash used in operating activities........      (2,198,156)     (2,350,491)     (2,289,024)       (895,864)        (87,223)
                                                       ----------      ----------      ----------      ----------      ----------
INVESTING ACTIVITIES
Purchases of property and equipment..............        (442,930)       (270,011)       (373,051)       (252,286)        (91,465)
Purchase/acquisition of companies................        (554,448)           --              --              --              --
Proceeds from disposals of property and
  equipment......................................            --            18,778          24,461            --              --
(Increase) in notes receivable, officers and
  employees, net.................................        (209,326)         (2,824)        (52,826)        (56,743)        (17,677)
                                                       ----------      ----------      ----------      ----------      ----------
    Net cash used in investing activities........      (1,206,704)       (254,057)       (401,416)       (309,029)       (109,142)
                                                       ----------      ----------      ----------      ----------      ----------
FINANCING ACTIVITIES
Cash acquired in business combination............         150,701            --              --              --              --
Proceeds from notes payable, bank, net...........       2,778,669       2,447,396       2,618,850         249,431         522,101
Proceeds from bank overdrafts....................         321,000         408,000         421,000         917,000            --
Proceeds from (repayment of) long-term debt......        (580,019)         38,000          38,000         556,000            --

Principal payments on long-term debt.............            --          (276,916)       (386,524)       (383,756)       (275,462)

Proceeds from issuance of stock and exercise of
  warrants.......................................              16            --             1,057            --              --
Repayments from shareholders.....................         (34,643)        (31,170)        (49,793)        (64,028)        (43,421)
Issuance of Series A Preferred Shares, net of
  costs..........................................         888,000            --              --              --              --
                                                       ----------      ----------      ----------      ----------      ----------
    Net cash provided by financing activities....       3,523,724       2,585,310       2,642,590       1,274,647         203,218
                                                       ----------      ----------      ----------      ----------      ----------
INCREASE (DECREASE) IN CASH......................         118,864         (19,238)        (47,850)         69,754           6,853
CASH, BEGINNING..................................          35,078          82,928          82,928          13,174           6,321
                                                       ----------      ----------      ----------      ----------      ----------
CASH, ENDING.....................................      $  153,942      $   63,690      $   35,078      $   82,928      $   13,174
                                                       ==========      ==========      ==========      ==========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
Interest.........................................      $  600,000      $  517,000      $  657,000      $  405,000      $  330,000
                                                       ==========      ==========      ==========      ==========      ==========
Income taxes.....................................      $  300,000      $  835,000      $1,056,000      $  496,000      $  214,000
                                                       ==========      ==========      ==========      ==========      ==========

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1. DESCRIPTION OF BUSINESS


     On September 4, 1996, a special meeting of the Board of Directors was held where Judge, Inc. changed its name to The Judge Group, Inc. (the "Company"), effected certain changes to its capital structure and authorized a stock split. See Note 13. The Company, a Pennsylvania corporation founded in 1970, provides
(i) information technology ("IT") and engineering professionals to its clients on both a temporary basis (through its "Contract Placement" business) and a permanent basis (through its "Permanent Placement" business), (ii) computer network and document management system integration, implementation, maintenance and training (through its "Imaging and Network Services' business) and (iii) information technology training (through its "IT Training" business) on a range of software and network applications to corporate, governmental and individual clients. At September 30, 1996, the Company had offices in Bala Cynwyd, Pennsylvania; Hartford, Connecticut; Foxborough, Massachusetts; Wakefield, Massachusetts; Tampa, Florida; Moorestown and Edison, New Jersey and Alexandria, Virginia.


     The Contract Placement business includes the operations of three of the Company's wholly-owned subsidiaries, Judge Technical Services, Inc. ("JTS"), Judge Professional Services, Inc. ("JPS") and Judge Technical Services of N.J., Inc. ("JTNJ").


     The Permanent Placement business is comprised of the operations of the Company and two of its wholly-owned subsidiaries, Judge Electronic Services of Florida, Inc. ("JESF") and Judge Inc. of New Jersey ("JINJ").


     The IT Training business is comprised of the operations of The Berkeley Associates Corp. ("Berkeley"), a company acquired by the Company in September 1996 (see Note 4).


     At December 31, 1995 the Company owned 33%, Martin E. Judge, Jr., the Company's founder, Chairman and Chief Executive Officer owned 47%, and another officer and director of the Company owned 5% of the outstanding voting shares, on a fully diluted basis, of Judge Computer Corporation ("JCC"). On December 1, 1995, JCC entered into an Agreement and Plan of Merger (the "JCC/DI Merger Agreement") with DataImage, Inc. ("DI" or "Data Image"), a public company, the common stock of which was traded on the over-the-counter market. Pursuant to the JCC/DI Merger Agreement, JCC was merged into DI on February 29, 1996 (the "JCC/DI Merger"), and DI, as the surviving corporation, changed its name to Judge Imaging Systems, Inc. ("JIS"). As a result of the merger, the former shareholders of JCC hold, on a fully diluted basis, a majority of the outstanding common stock of JIS, which remains a public company.



     The Imaging and Network Services business of the Company consisted of the operations of JCC prior to the JCC/DI Merger and JIS subsequent to the merger. See Notes 14 and 17. In addition, the Company purchased the net assets and liabilities of Systems Automation, Inc. ("Systems Automation") in September 1996 (see Note 4), a company that provides imaging and document management systems and services.


     During 1996, the Company engaged an investment banking firm to assist it in a public offering of its common stock. On September 30, 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933. In connection with this proposed public offering, the Company has incurred approximately $580,000 of accounting, legal, printing and other costs as of September 30, 1996 and such costs are included in other current assets in the accompanying consolidated balance sheet.


     On September 4, 1996, The Boards of Directors of the Company and JIS approved the merger of JIS into a newly-formed, wholly-owned subsidiary of the Company (the "Merger"). This Merger is subject to approval by the shareholders of JIS and the successful public offering of the Company's common shares. The terms of the Merger call for the conversion of each share of JIS common stock and Series A preferred stock into $2.50 of value based on the public offering price of The Judge Group,

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1. DESCRIPTION OF BUSINESS -- (Continued)

Inc. common stock. Based upon the expected offering price of $10.00 per share, it is anticipated that approximately 900,000 shares of The Judge Group, Inc. common stock will be issued to shareholders of JIS.


     Unless the context indicates otherwise, references to the Company herein prior to February 29, 1996 include reference to its wholly-owned subsidiaries and JCC and such references subsequent to February 29, 1996 include reference to its wholly-owned subsidiaries and JIS.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of the Company, JIS and the Company's wholly-owned subsidiaries, which include JTS, JPS, JTNJ, JESF, Berkeley (as of and from the effective date of the acquisition -- see Note 4), JINJ (which had no activity in the period ended December 31, 1994 and December 31, 1993) and Judge Hospitality Services, Inc. and Judge Electronic Services of Boston, Inc., (which had no activity during the nine months ended September 30, 1996 or 1995, or during the three years in the period ended December 31, 1995). JCC (prior to the JCC/DI merger) and JIS (subsequent to the JCC/DI merger) have been consolidated due to certain elements of common ownership and control being present. All significant intercompany accounts and transactions have been eliminated.



     The financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are Unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.



     The interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 1995 and notes thereto.



     The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the future interim periods or for the full year ended December 31, 1996.


  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition in Contract Placement and Permanent Placement Businesses

     The Company recognizes permanent placement revenues at the date employment of the placed professional commences, subject to reversal and adjustments if such employment is terminated during a guarantee period. Revenues related to temporary placement services are recognized on a weekly basis as the services are performed.

  Revenue Recognition in Imaging and Network Services Business

     Revenues from the sales of network, imaging and document management systems is recognized at the date of shipment of the system, provided that any work to complete installation of the system is routine in nature and costs are not significant. The system components are assembled and tested in the Company's facilities prior to delivery. Revenues are recorded in the period in which the merchandise is shipped or the services are rendered. However, in instances in which installation and development

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

costs are significant to the completion of the contract, revenue is recognized on a percentage of completion basis. Revenues billed in advance for computer sales, warranties and maintenance contracts are deferred and recorded as income in the period in which the merchandise is shipped or the services are rendered. Deferred revenues on the accompanying consolidated balance sheet as of September 30, 1996 includes approximately $34,000 of billings in excess of costs and estimated earnings on contracts-in-progress.


  Revenue Recognition in IT Training Business


     Tuition and fee revenues are recognized when the classes are held. Payments received prior to the class commencing are recorded as deferred revenues.

  Cash

     The Company maintains cash balances at financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution.

  Inventories

     Inventories of computer and related supplies and equipment held for resale are valued at the lower of cost (first-in, first-out) or market. Inventories at September 30, 1996 include approximately $56,000 of costs and estimated earnings in excess of billings on contracts-in-progress.

  Accounts Receivable and Accounts Payable

     Accounts receivable at September 30, 1996, December 31, 1995, 1994 and 1993 were net of allowances for doubtful accounts of $389,000, $174,000, $157,000 and $132,000, respectively.

     Included in accounts receivable was unbilled work-in-process of approximately $1,344,000, $655,000 and $564,000 at September 30, 1996, December 31, 1995 and 1994, respectively. Included in accounts payable and accrued expenses was approximately $979,000, $510,000 and $436,000 of accrued employee and contractor payroll principally relating to unbilled work-in-process at September 30, 1996, December 31, 1995 and 1994, respectively.

     An analysis of the allowance for doubtful accounts follows:

                                           Additions
                             Balance At   Charged To    Deductions   Balance At
                            Beginning Of   Bad Debt      (Charge       End Of
Year Ended December 31,        Period       Expense       Offs)        Period
-----------------------     ------------  -----------  ------------  -----------
1995......................   $  157,000   $   300,000   ($ 283,000)  $   174,000
                            ============  ===========  ============  ===========
1994......................   $  132,000   $    72,000   ($  47,000)  $   157,000
                            ============  ===========  ============  ===========
1993......................   $   73,000   $    59,000          -0-   $   132,000
                            ============  ===========  ============  ===========

Nine Months Ended
September 30,
-----------------
1996......................   $  174,000   $   370,000   ($ 155,000)  $   389,000
                            ============  ===========  ============  ===========
1995......................   $  157,000   $   201,000   ($  38,000)  $   320,000
                            ============  ===========  ============  ===========

  Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods over the estimated useful lives of the related assets, principally five to ten years for furniture, office and computer equipment and five years for automotive equipment.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements, principally five to ten years.

     Depreciation and amortization related to property and equipment amounted to $302,000 and $205,000 for the nine months ended September 30, 1996 and 1995, respectively, and $271,099 in calendar 1995, $190,192 in calendar 1994 and $135,758 in calendar 1993.

  Property Under Capital Leases and Amortization

     Property under capital leases is stated at the lower of fair market value or net present value of the minimum lease payments at inception of the leases. Property under capital leases consists of furniture and office equipment and is included in "property and equipment" in the accompanying consolidated balance sheets. Amortization is provided over the shorter of the related lease terms or the estimated useful lives of the related assets.

  Income Taxes

     Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ("Statement") No. 109, "Accounting for Income Taxes." The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements and at the tax rates that are expected to be in effect when the taxes are actually paid or recovered.

     Deferred income taxes arise principally from differences between financial and income tax reporting, including amounts recorded for workers' compensation funding, timing differences relating to the restrictive covenant described in
Note 15 (the "Restrictive Covenant"), amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other temporary differences.

     Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Interim Financial Reporting

     For interim financial reporting purposes, costs and expenses are accounted for in accordance with Accounting Principles Board Opinion No. 28 ("APB 28").

  Intangible Assets

     The Restrictive Covenant (covenant-not-to-compete) was being amortized on a straight-line method over the life of the covenant (forty-eight months). Amortization expense related to the covenant was approximately $94,000 for the nine months ended September 30, 1996, $113,000 for the nine months ended September 30, 1995, and approximately $150,000 for each of 1995, 1994 and 1993. See Note 15.

     Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over ten years for Systems Automation and over fifteen years for Berkeley. Both acquisitions were effective September 30, 1996; therefore, amortization of goodwill will begin in October 1996. See Note 4.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Deferred Rent Obligation

     The Company is party to an operating lease agreement for its principal office facilities, which contains a provision for free rent for a certain period, with subsequent rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation in the accompanying consolidated balance sheets.

  Advertising Costs

     The Company participates in various advertising programs. All costs related to advertising are expensed in the period incurred. Advertising expense amounted to approximately $403,000 and $345,000 for the nine months ended September 30, 1996 and 1995, respectively, and $464,000, $267,000 and $214,000 in 1995, 1994
and 1993, respectively.

  Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement 121"). Statement 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. Statement 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of an asset. Statement 121 became effective January 1, 1996 and did not have a material effect on the Company's financial condition or results of operations.

     In October 1995, FASB issued Statement No. 123 "Accounting for Stock-Based Compensation," ("Statement 123"), which provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the underlying stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees' (APB No. 25). FASB encourages entities to adopt the fair value-based method but does not require adoption of this method. Statement 123 became effective January 1, 1996 and, based upon information presently available, is not expected to have a material impact on the Company's financial position or its results of operations.

  Earnings Per Share

     The number of shares used in the earnings per share calculation and convertible note share conversion (see Note 8) has been adjusted for the 52.6 for 1.0 stock split which occurred in September 1996.

     Primary earnings per share amounts were computed based on the weighted average number of shares actually outstanding. The number of shares used in the computation were approximately 8,588,000 for both the nine months ended September 30, 1996 and 1995, 8,588,000 in 1995 and 1994 and 8,500,000 in 1993.

     Fully diluted earnings per share amounts for the nine months ended September 30, 1996 and 1995 and for calendar years 1995, 1994 and 1993 were based on the weighted average number of shares

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

calculated for primary earnings per share purposes increased by the number of shares that would be outstanding assuming conversion of outstanding convertible notes (see Note 8). The number of shares used in the computation were approximately 9,114,000 for the nine months ended September 30, 1996 and 1995, and approximately 9,114,000 in calendar year 1995, 8,851,000 in 1994 and 8,500,000 in 1993.

  Fair Value of Financial Instruments

     The estimated fair values of substantially all of the Company's financial instruments (all of which are held for non trading purposes) are approximately equal to their carrying values at all periods presented.

NOTE 3. NOTE RECEIVABLE (DI)

     In connection with the JCC/DI Merger, JCC provided a $50,000 bridge loan, with interest at 11% per annum, to DI in September 1995 to fund DI's ongoing operations and working capital requirements through the date of the expected closing of the JCC/DI Merger. The loan was collateralized by certain assets of DI. As a result of the JCC/DI Merger, no interest was charged on this loan. This receivable was included in "other" current assets in the accompanying December 31, 1995 consolidated balance sheet.

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS


     Effective September 30, 1996, the Company purchased 100% of the issued and outstanding stock of Berkeley. Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. The total acquisition cost was $2,232,200 payable principally in cash and notes. In the event the Company completes an initial public offering of stock before March 31, 1997, $300,000 of the notes payable will be converted into the Company common stock at the price per share of the public offering. Also within 30 days after the consummation of a public offering of stock, a portion of the notes payable, calculated as $1,060,000 less cash payments made to date, will be due and payable in cash. A portion of the purchase price, $572,200, is contingent on Berkeley attaining certain pre-tax income amounts in 1996 and/or 1997. The acquisition was accounted for as a purchase and no results of operations of Berkeley are included in the earnings of the Company for the nine month period ended September 30, 1996. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $2,220,000, which will be amortized over fifteen years, beginning in October 1996. Operating results for the Company for the nine months ended September 30, 1996 and year ended December 31, 1995, on a pro forma basis as though Berkeley had been acquired as of January 1, 1995 and January 1, 1996, respectively, are shown below.


     Also effective September 30, 1996, the Company purchased substantially all of the tangible and intangible assets, and assumed all of the liabilities, of Systems Automation. Systems Automation is a provider of advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign, project management and advanced applications development. The total acquisition cost was $547,252 payable in cash and notes. In the event that the Company completes an initial public offering, the remainder of any notes become due and payable in cash within 15 days of the consummation of such public offering. The acquisition was accounted for as a purchase and no results of operations of Systems Automation are included in the earnings of the Company for the nine month period ending September 30, 1996. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $1,040,000, which will be amortized over ten years, beginning in October 1996. Operating results for the Company for the nine months ended

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS -- (Continued)

September 30, 1996 and year ended December 31, 1995, on a pro forma basis as though Systems Automation had been acquired as of January 1, 1995 and January 1, 1996, respectively, are shown below.

     The following sets forth the combined results for the Company, DataImage (see Note 17), Berkeley and Systems Automation for the nine months ended September 30, 1996 and year ended December 31, 1995, as if the business combinations occurred at January 1, 1996 and 1995, respectively.

                                           Nine Months Ended      Year Ended
                                           September 30, 1996  December 31, 1995
                                           ------------------  -----------------
Net revenues..............................  $61,947,988           $68,095,483
Cost of revenues..........................   45,090,712            50,681,751
                                            -----------           -----------
Gross Profit..............................   16,857,276            17,413,732
Operating Expenses:
  Selling, general and administrative.....   15,715,181            15,948,321
                                            -----------           -----------
Income from operations....................    1,142,095             1,465,411
Other expenses, net.......................      625,667               551,542
                                            -----------           -----------
Net income before income tax expense
  and minority interest...................      516,428               913,869
Income tax expense........................      532,250               511,082
                                            -----------           -----------
Income (loss) before minority interest
  in net loss of consolidated subsidiary..      (15,822)              402,787
Minority interest in net loss of
  consolidated subsidiary.................      616,752                 7,057
                                            -----------           -----------
Net Income................................  $   600,930           $   409,844
                                            ===========           ===========

Notes to pro-forma results of operations:


     (1) Interest expense adjusted due to (a) the conversion of DI stockholders notes payable to JIS common stock, (b) incurring debt/notes payable in connection with the acquisition of Berkeley and (c) the conversion of the Company's convertible notes to common stock.


     (2) Amortization expense recorded for goodwill created by the business combinations of Berkeley and Systems Automation.

     (3) Adjustment to provide Federal and state income tax expense (benefit) attributable to income (loss) of Berkeley and Systems Automation as well as the amortization of goodwill and interest expense recognized in (1) and (2) above, all at an effective tax rate of 40%.

     The interest expense adjustment (see (1)(b) and (1)(c) above) assumes the successful completion of the Company's public offering of stock as discussed in
Note 1.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 4. BUSINESS COMBINATIONS AND PRO-FORMA RESULTS OF OPERATIONS -- (Continued)

     Primary and fully diluted net income per share of common stock is calculated as follows:

                                           Nine Months Ended      Year Ended
                                           September 30, 1996  December 31, 1995
                                           ------------------  -----------------
Net income...............................   $   600,930           $   409,844
7% cumulative dividend of Series A
  preferred stock of consolidated
  subsidiary.............................       (43,200)              (57,600)
                                            -----------           -----------
Net income per share attributable to
  common shareholders....................   $   557,730           $   352,244
                                            ===========           ===========
Weighted average number of shares........    12,143,739            12,143,739
                                            ===========           ===========
Net income per share attributable to
  common shareholders....................   $      0.05           $      0.03
                                            ===========           ===========

     Weighted average number of shares includes actual shares outstanding increased by the number of shares issued in respect to the conversion of Company convertible notes, the number of shares issued assuming the successful completion of the Company s public offering of stock, and the number of shares issued in conjunction with the Berkeley acquisition.

NOTE 5. NOTE PAYABLE, BANK

     Note payable, Bank, consists of advances to the Company, JTS and JIS under a $11,000,000 credit facility at September 30, 1996, of which $10,000,000 represents a line of credit and $1,000,000 represents a term loan (see Note 6). At September 30, 1996, this line of credit bore interest at the prime rate plus 1% per annum (9.25% at September 30, 1996) and maximum permitted borrowing thereunder was the lesser of $10,000,000 or 80% of qualified accounts receivable, as defined in the line of credit agreement. The line of credit is collateralized by substantially all of the Company's assets, is personally guaranteed by certain shareholders and the wife of a shareholder, and is subject to certain financial covenants. In addition, the Company and all of its subsidiaries are jointly and severally responsible for all of the debt outstanding under the line.


     At September 30, 1996 and December 31, 1995 and 1994 the Company was in violation of certain financial and transactional covenants, which the Bank has permanently waived or reset effective through these dates. At September 30, 1996, certain financial ratios were reset or redefined and have been incorporated into several amended loan agreements. At September 30, 1996, the Bank redefined tangible net worth enabling the Company to meet certain financial ratios regarding tangible net worth coverage. The Bank also reset the target ratio of liabilities service coverage at September 30, 1996. At September 30, 1996, the Bank permanently waived a series of restructuring, acquisition, merger, liquidation, dissolution and related transactional events specifically related to the Company's contemplated initial public offering more fully described in Note 1. At December 31, 1995, the Company was in violation and the Bank waived or reset as of December 31, 1995, the following financial covenants: effective net worth; total liabilities to effective net worth; total allowed capital expenditures by the Company; total allowed additional other liens besides the Bank; and reporting audited financial results to the Bank within 120 days after the end of the fiscal year. At December 31, 1994, the Company was in violation of certain financial covenants which the Bank waived or reset and incorporated these changes in an Amended Loan and Security Agreement. The financial covenants that where reset were: effective net worth; total liabilities to effective net worth; and limitation on capital expenditures.


     Included in accounts payable and accrued expenses at September 30, 1996, December 31, 1995 and 1994 were approximately $1,659,000, and $1,338,000 and $917,000, respectively, of bank overdrafts.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                    December 31,
                                                               September 30,  ------------------------
                                                                   1996          1995         1994
                                                               -------------  -----------  -----------
Equipment notes payable, bank (repaid in 1995)...............   $        --   $        --  $    13,703

Note payable, Restrictive Covenant; payable in monthly
  installments of $13,194, including interest imputed at
  8.0%, repaid in full in August 1996 (see Note 15)..........            --       376,759      499,386

Note payable, stock; payable in monthly payments of $2,039,
  including interest at 5.0%, repaid in full in August 1996
  (see Note 15)..............................................            --        60,961       81,810

Capital lease obligations; payable in monthly installments
  currently aggregating $6,283, including interest at various rates, through March 2000; the leases transfer ownership of certain office equipment to the Company at the end of the
  respective lease terms.....................................       176,113        59,207       31,581

Capital lease obligations; payable in monthly installments
  currently aggregating $7,369, including interest at various rates, through December 1999; the leases transfer ownership of certain office equipment to the Company at the end of
  the respective lease terms.................................       147,725       192,050      136,651

Equipment note payable; payable in monthly installments of
  $1,247, including interest at 8.85%, through December 1999;
  collateralized by certain equipment........................        41,291        49,418           --

Equipment note payable; payable in monthly installments of
  $5,868, including interest at 8.5%, through March 2001;
  collateralized by certain equipment and personally
  guaranteed by the Company's majority shareholder...........       262,451            --           --

Term note payable; payable in sixty monthly installments of
  $16,667, including interest at prime plus 1.5% through
  October 2001; collateralized by substantially all the
  Company's assets (see Note 5)..............................     1,000,000            --           --

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT -- (Continued)

                                                                                    December 31,
                                                               September 30,  ------------------------
                                                                   1996          1995         1994
                                                               -------------  -----------  -----------
Note payable, purchase of Berkeley; payable in various
  monthly installments plus interest at 8%, through August
  2000, in the event the Company completes a public offering,
  $300,000 will be converted to an equivalent amount of
  common stock, up to $735,000 will be immediately due and
  payable, $300,000 will be payable over forty-four months
  and $572,200 (contingent upon Berkeley achieving certain
  income levels) will be payable over thirty-six months......     1,907,200            --           --

Note payable, purchase of assets and liabilities of Systems
  Automation; payable $100,000 plus accrued interest at 8% on
  January 2, 1997 plus thirty-six monthly payments of
  $11,665, including interest at 8% commencing February 1,
  1997; in the event the Company completes a public offering, any and all remaining amounts due are immediately payable
  in cash....................................................       472,252            --           --

Capital lease obligations; payable in various monthly
  installments including interest at various rates through
  July 1997; the leases transfer ownership of certain
  computer equipment at the end of the respective lease
  terms......................................................        13,461            --           --

Term notes; payable in various monthly installments including interest at various rates; collaterized by certain
  equipment..................................................       192,544            --           --

Related Parties
  Martin E. Judge, Jr. (Founder, Chairman and Chief Executive
     Officer of the Company), non-interest bearing, repaid in
     1996....................................................            --        23,000       15,528

  Michael A. Dunn (President of Permanent Placement
     Business), payable in variable monthly installments plus
     interest at prime plus 2%, repaid in full in 1996.......            --        15,037       82,041
                                                                -----------   -----------  -----------
                                                                  4,213,037       776,432      860,700
     Less: current portion...................................      (940,709)     (280,420)    (324,427)
                                                                -----------   -----------  -----------
     Long-term portion.......................................   $ 3,272,328   $   496,012  $   536,273
                                                                ===========   ===========  ===========

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 6. LONG-TERM DEBT -- (Continued)

    The following is a schedule of debt maturities, as of September 30, 1996:

                         Twelve Months
                     Ending September 30,                           Amount
                     --------------------                        -------------
1997...........................................................  $     940,709
1998...........................................................      1,108,153
1999...........................................................      1,128,943
2000...........................................................        799,949
2001...........................................................        235,283
                                                                 -------------
                                                                 $   4,213,037
                                                                 =============


     The following is a schedule of debt maturities, as of December 31, 1995:


                         Years Ending
                         December 31,                               Amount
                         ------------                            -------------
1996...........................................................  $     280,420
1997...........................................................        239,777
1998...........................................................        182,451
1999...........................................................         71,780
2000...........................................................          2,004
                                                                 -------------
                                                                 $     776,432
                                                                 =============

     Interest expense charged to operations was approximately $600,000 and $514,000 for the nine months ended September 30, 1996 and 1995, respectively, and $670,000, $427,000 and $338,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 7. ADVANCES FROM SHAREHOLDERS

     JIS/JCC had advances from shareholders of $105,263 at September 30, 1996, $139,906 at December 31, 1995 and $189,699 at December 31, 1994. There are no formal repayment terms, however, interest is charged monthly at various rates (from prime plus 1% to a fixed rate of 12%). Interest expense related to these advances was approximately $11,000 for the nine months ended September 30, 1996, $14,000 for the nine months ended September 30, 1995, $18,000 in 1995, $22,000 in 1994 and $20,000 in 1993.

NOTE 8. CONVERTIBLE NOTES

     In 1994, the Company received $500,000 from a group of investors in the form of 10% convertible senior subordinated promissory notes. The notes which bear a 10% interest rate per annum and mature in July 1997, are subject to certain financial covenants and are convertible into 526,000 common shares (split adjusted) upon the occurrence of certain events. The notes may be redeemed at any time, subject to certain contingent interest and other provisions. In addition, should the Company effect a successful initial public offering before July 31, 1997, the financial advisor who arranged such financing is entitled to a fee equal to 1% of the proceeds of the initial public offering (approximately $300,000). The notes are guaranteed by JTS, JESF and Judge, Inc. Effective through September 30, 1996, December 31, 1995 and 1994, the Company was in violation of certain covenants, which were permanently waived by the note holders. The note holders waived the annual limit on capital expenditures, for all periods presented, the issuance of unsecured notes for the acquisitions described in

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 8. CONVERTIBLE NOTES -- (Continued)

Note 4, as of September 30, 1996, and the delivery of the annual audited financial statements within 120 days after year end for 1995 and 1994. The Company expects that the notes will be exchanged for 526,000 Company common shares immediately prior to the Offering.

NOTE 9. SETTLEMENT OF PAYROLL TAX OBLIGATION

     During 1994, the Company entered into an agreement with the Internal Revenue Service
(the "IRS") regarding the payment of approximately $882,000 of past-due payroll taxes, relating principally to the second and third quarters of 1993, and related assessed interest.

     The parties agreed to an extended repayment term requiring a $150,000 down payment and $22,000 per month beginning June 1994 until the total liability, which had been subordinated to the Company's bank, was paid in full. In connection with the past due payroll taxes, the Company was disputing certain related penalty and interest amounts. In July 1996, the Company entered into a settlement agreement with the IRS and the existing liability at that time, including penalty and interest, was paid in full.

NOTE 10. INCOME TAXES


     In 1991, the Company filed a consolidated Federal income tax return with its wholly-owned subsidiaries. JTS and JCC were not included in the Company's consolidated Federal income tax return, as the Company owned less than 80% of each such Company's outstanding common shares at December 31, 1991. Under Internal Revenue regulations, JTS and JCC were not part of the consolidated group for tax purposes and filed their own Federal income tax returns. In 1992, JTS became a wholly-owned subsidiary of the Company, but continued to file its own Federal income tax returns. In 1995, JTS filed a consolidated tax return with its wholly-owned subsidiaries, JPS and JTNJ. State income taxes are determined on the basis of filing separate returns for each company as required by the applicable state regulations.


     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993 by determining the cumulative effect on prior years of the change in method of accounting for income taxes. As of January 1, 1993, the cumulative effect on prior years of adopting SFAS No. 109 was $42,000.

     The net deferred tax asset at December 31, 1995 and 1994 included the following:

                                                      1995           1994
                                                  -------------  -------------
Deferred tax asset..............................  $   1,175,000  $   1,004,000
Valuation allowance for deferred tax asset......       (945,000)      (877,000)
                                                  -------------  -------------
Net deferred tax asset after valuation
  allowance.....................................  $     230,000  $     127,000
                                                  =============  =============

     At December 31, 1995 and 1994, the net deferred assets of $230,000 and $127,000, respectively, were included in "prepaid income taxes and deferred taxes' in the accompanying consolidated balance sheets.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 10. INCOME TAXES -- (Continued)

     The tax effect of major temporary differences that gave rise to the Company's net deferred tax asset are as follows:

                                             1995           1994
                                         -------------  -------------
Net operating loss carryforwards.......  $     952,000  $     853,000
Restrictive Covenant payments..........        101,000         75,000
Other..................................        122,000         76,000
                                         -------------  -------------
                                         $   1,175,000  $   1,004,000
                                         =============  =============

     Income tax expense for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                     1995         1994         1993
                                  -----------  -----------  -----------
Current tax expense:
  Federal.......................  $   531,000  $   520,400  $   180,000
  State.........................      159,957      219,400       72,460
Deferred tax (benefit)..........     (103,000)     (60,000)     (25,000)
                                  -----------  -----------  -----------
Provision for income taxes......  $   587,957  $   679,800  $   227,460
                                  ===========  ===========  ===========

     In accordance with APB 28 (interim financial reporting), income taxes for the nine months ended September 30, 1996 and 1995 are calculated at the estimated effective annual (Federal and state) rate of approximately 40%.

     The effective tax rate for all periods presented was higher than the applicable statutory tax rate, due to certain expenses that were not deductible for tax purposes, Federal and state provisions at the maximum rates for JTS and net operating losses for JCC/JIS, which is consolidated for financial reporting but not tax reporting purposes. A reconciliation of the Company's effective income tax rate with the statutory federal rate follows:

                                                     Nine Months Ended              Year Ended
                                                       September 30,               December 31,
                                                    --------------------  -------------------------------

                                                      1996       1995       1995       1994       1993

                                                    ---------  ---------  ---------  ---------  ---------
Tax at statutory rate (34%).......................  $ 255,000  $ 346,000  $ 363,000  $ 348,000  $  98,000
Effect of losses of subsidiary not consolidated
  for tax purposes................................    276,000     28,000     92,000    227,000     75,000
Non-deductible tax penalties and other permanent
  differences.....................................         --     68,000     90,000         --      6,000
Other.............................................         --    (23,000)   (31,000)   (13,000)        --
State income taxes, net of Federal tax benefit....     84,000     90,000    105,000    143,000     48,000
Federal income tax rate differentials due to
  surtax exemptions...............................         --    (11,000)   (31,000)   (25,000)        --
                                                    ---------  ---------  ---------  ---------  ---------
                                                    $ 615,000  $ 498,000  $ 588,000  $ 680,000  $ 227,000
                                                    =========  =========  =========  =========  =========

     As a result of operating losses, no provision for income taxes was required in all periods presented for JIS. For income tax reporting purposes, as of December 31, 1995, JIS had an unused operating loss carryforward of approximately $2,355,000, which may be applied against future taxable income of JIS. These carryforwards expire between 2002 and 2010.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 11. COMMITMENTS

     The Company and its subsidiaries lease several office facilities under operating lease agreements that expire at various times through the year 2000. Rent expense was approximately $604,000 and $409,000 for the nine months ended September 30, 1996 and September 30, 1995, and $557,000, $394,000 and $381,000,
for the years ended December 31, 1995, 1994 and 1993, respectively. Minimum annual future rental commitments, at September 30, 1996, exclusive of common area maintenance costs and utilities, are as follows:

                         Twelve Months
                     Ending September 30,                           Amount
                     --------------------                        -------------
1997...........................................................  $   1,056,000
1998...........................................................      1,026,000
1999...........................................................        877,000
2000...........................................................        637,000
2001...........................................................         21,000
                                                                 -------------
                                                                 $   3,617,000
                                                                 =============

     Minimum annual future rental commitments at December 31, 1995, exclusive of common area maintenance costs and utilities, are as follows:

                          Year Ending
                         December 31,                               Amount
                         ------------                            -------------
1996...........................................................  $     769,000
1997...........................................................        741,000
1998...........................................................        717,000
1999...........................................................        703,000
2000...........................................................        302,000
                                                                 -------------
                                                                 $   3,232,000
                                                                 =============

     Effective January 1994, the Company became self-insured for workers compensation purposes and is liable for aggregate claims up to approximately $185,000 for calendar 1996, $78,000 for calendar 1995 and $116,000 for calendar 1994. In addition, the Company is responsible for certain fixed costs including underwriting, brokerage, reinsurance and administration costs.

     The Company is partially self-insured for health care claims for eligible active employees. The Company is currently liable for aggregate claims up to approximately $418,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

NOTE 12. RETIREMENT PLANS

     The Company had various 401(k) retirement plans (the "Plans") covering substantially all employees. Employees may contribute a percentage of their pre-tax salary to the Plans. Company contributions to the Plans were at the discretion of the Board of Directors. The Company charged $-0-, $-0-, $40,000 and $15,000 to operations related to the Plans in 1996, 1995, 1994 and 1993, respectively. Effective July 1, 1996, all the Plans were merged into one Plan. The new Plan has no Company contribution provision.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 13. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE

  Deficit and Dividends

     In accordance with the provisions of its line of credit, the Company is not permitted to declare or pay any cash dividends on its common stock (see Note 5).

  Additional Paid-In Capital

     During 1996, additional paid-in capital decreased due to the JCC/DI merger which was accounted for as a reverse acquisition (Notes 14 and 17).

  Capital Structure

     On September 4, 1996, the Company s Board of Directors voted to (i) modify the Company's capital structure to increase the number of authorized common shares to 50,000,000, (ii) and to adjust the par value per share from $.005 to $.01, (iii) authorized the issuance of 10,000,000 preferred shares with a par value of $.01 per share, (iv) authorized a 52.6 for 1.0 split of the outstanding common shares for shareholders of record on September 23, 1996, (v) authorized a change in the Company's name from "Judge, Inc." to "The Judge Group, Inc." and
(vi) authorized the formation of a new subsidiary, Judge, Inc., and the contribution of substantially all the assets related to the Permanent Placement business to this new subsidiary.

  Common Shares -- Warrants

     During 1993, the Company issued to a financial advisor warrants to purchase 171,739 (split-adjusted) common shares of the Company. During September 1996, such warrants were exercised.

  Stock Option Plan

     On September 4, 1996, the Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan (the "Incentive Plan") for key employees and non-employee directors. Options may be granted under the Incentive Plan to purchase up to a maximum of 1,500,000 of the Company's common shares, subject to certain adjustments and restrictions. The price of each option shall be the fair market value of the shares on the date of the grant. No options have been granted under the Incentive Plan.

NOTE 14. CAPITAL STRUCTURE OF JIS

  Common Stock

     In 1993, JCC issued to a financial advisor warrants to purchase common shares of JCC equal to 2% of its outstanding common shares at a purchase price of $.005 per share. JCC issued 211,327 common shares to the financial adviser in 1995 upon the exercise of these warrants.

  Preferred Shares

     During 1991, the capital structure of JCC was modified to authorize 10,000,000 $.10 par value preferred shares. During 1991, $100,000 of debentures and $266,577 of investor loans payable were converted to 1,000,000 and 2,665,770 preferred shares, respectively. Accrued interest of approximately $97,000 relating to these payables was contributed to capital.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 14. CAPITAL STRUCTURE OF JIS -- (Continued)

     The JCC preferred shares bore cumulative dividends at an annual rate of $.005 per share. Cumulative dividends in arrears at December 31, 1995 and 1994 were approximately $74,000 and $55,000, respectively. No dividends were declared or paid in 1996, 1995, 1994 or 1993. In February 1996, the preferred shareholders waived receipt of all dividends due them. In February 1996, the preferred shareholders converted their preferred shares into JCC common shares on a one-to-one basis.

     At December 31, 1995, 1994 and 1993, these preferred shares were eliminated in consolidation and were presented at no value in minority interest, due to the extent of JCC's shareholders' deficit at December 31, 1995, 1994 and 1993.

     In February 1996, JCC's Board of Directors authorized additional preferred shares, consisting of 1,125,000 $.01 par value Series A convertible preferred shares and 25,000 $1,000 stated value Series B preferred shares.


     In February 1996, JCC raised approximately $1,097,000 ($888,000, net of costs) in a private offering of 822,628 Series A convertible preferred shares ("JCC Series A Preferred") at a purchase price per share of $1.33. The JCC Series A Preferred shares are convertible into JCC common shares at the holder's option, and conversion is mandatory at the time of a subsequent public offering of common shares by JCC in excess of $5 million. The JCC Series A Preferred shares carry a cumulative dividend of 7% per year, and holders have a liquidation preference prior to the common shareholders and all other existing classes. At the effective time of the JCC/DI Merger, these preferred shares were converted into the same number of JIS Series A preferred shares ("JIS Series A Preferred") with essentially the same rights and privileges. In the event JIS does not complete a public offering by the eighth anniversary of the JCC/DI Merger, then JIS will have the right to redeem the outstanding JCC Series A preferred shares. See Note 17. At September 30, 1996, the JIS Series A Preferred stock is presented at $271,248 as "minority interest" in the accompanying consolidated balance sheet. Approximately $617,000 of JIS losses have been allocated to this minority interest in the accompanying consolidated statements of operations for the nine months ended September 30, 1996. It is expected that each outstanding share of JIS Series A Preferred stock will be converted into one share of JIS common stock pursuant to the Merger.


     In February 1996, and at the effective time of the JCC/DI Merger, advances from the Company to JCC in the aggregate of $1,520,000 were converted into 1,500 Series B preferred shares of JCC, which were immediately converted into the same number of shares of Series B preferred stock of JIS. The JIS Series B preferred stock carries a cumulative annual dividend of 10%, are not convertible, do not have a liquidation preference and are subject to mandatory redemption. These shares are eliminated in consolidation. These shares are expected to be cancelled pursuant to the Merger (see Note 1).

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 15. STOCK REDEMPTION (JTS)

     An employee of JTS (the "Minority Shareholder") acquired an aggregate of 400 common shares of JTS over a period of time ending in 1990. The aggregate purchase price for these shares was paid by the Minority Shareholder in the form of unsecured promissory notes. At December 31, 1991, the aggregate outstanding principal amount of these notes was $66,409.

     On August 12, 1992, JTS redeemed the Minority Shareholder's shares for $266,000 (of which $40,000 was paid in cash, $59,405 represented debt forgiveness, and $126,595 was payable in 72 equal monthly installments). In connection with this redemption, JTS agreed to pay the Minority Shareholder $13,527 per month for six years ($950,000 in the aggregate). The restrictive covenant set forth in the agreement and the related liability were recorded at the net present value of the payments, at an assumed interest rate of 8% (or $752,539). During August 1996, JTS reached a settlement agreement with the minority shareholder. Two outstanding notes were settled at less than face value for $322,000, which resulted in a gain of approximately $27,000.

NOTE 16. STATEMENT OF CASH FLOWS

     Supplemental disclosure of non-cash investing and financing transactions:

     During the nine months ended September 30, 1996, the Company entered into the following non-cash transactions:

     o incurring long-term debt ($2,379,452) for certain business combinations (see Note 4); and

     o termed out $1,000,000 of the existing line of credit into long-term debt (see Notes 5 and 6).

     During the nine months ended September 30, 1996 and 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amounts of approximately $432,000 and $61,000, respectively.

     Effective February 29, 1996, JCC and DI effected a Business Combination (see Note 17) and effective September 1996, the Company and Berkeley and Systems Automation effected business combinations (see Note 4):

  Acquisition of Business:

                                                                     Systems
                                             DI        Berkeley     Automation
                                        ------------  -----------  ------------
Inventories............................ $     39,101  $        --  $     79,375
Accounts receivable....................      104,127      455,124       144,756
Property and equipment, net............      150,034      167,876        56,706
Other assets...........................       10,780       51,110        34,314
                                        ------------  -----------  ------------
                                             304,042      674,110       315,151
                                        ------------  -----------  ------------
Accounts payable and accrued expenses..      (82,087)    (254,685)     (307,398)
Debt obligations.......................           --     (206,005)     (196,193)
Due to the Company.....................     (100,000)          --            --
Deferred revenue and customer deposits.     (362,037)    (172,079)     (315,118)
                                        ------------  -----------  ------------
                                            (544,124)    (632,769)     (818,709)
                                        ------------  -----------  ------------
Net assets acquired (liabilities
   assumed) in business combination.... ($   240,082) $    41,341  ($   503,558)
                                        ============  ===========  ============

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 16. STATEMENT OF CASH FLOWS -- (Continued)

     During 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amount of approximately $264,000.

     During 1994, the Company entered into certain capital lease arrangements for the purchase of property and equipment in the amount of approximately $228,000.

NOTE 17. BUSINESS COMBINATION (THE JCC/DI MERGER)

     On September 13, 1995, JCC and DI signed a Letter of Intent relating to the JCC/DI Merger. On December 1, 1995, JCC and DI executed the JCC/DI Merger Agreement, which was amended effective December 20, 1995 and February 26, 1996. The JCC/DI Merger was consummated effective February 29, 1996.

     In the JCC/DI Merger, JCC was merged into DI. DI survived the merger and changed its name to JIS. JIS continued to be a public reporting company. In connection with the merger, the Certificate of Incorporation of JIS was amended to increase its authorized capital by 1,125,000 shares of $.01 value JIS Series A Preferred stock, 1,500 shares of $1,000 stated value Series B preferred stock (the "JIS Series B Preferred") and 3,873,500 shares of "blank check" preferred stock (for an aggregate of 5,000,000 shares of new preferred stock). The JIS Series A Preferred and JIS Series B Preferred stock have essentially the same rights and privileges as the JCC Series A Preferred shares and JCC Series B Preferred shares existing immediately prior to the merger.

     In the JCC/DI Merger, each stockholder of DI received one share of JIS common stock for every 31.96 shares of DI common stock held thereby immediately prior to the merger, and each shareholder of JCC received one share of JIS common stock for every 2.83 common shares of JCC held thereby immediately prior to the merger. In addition, the JCC Series A Preferred shares and the JCC Series B Preferred shares outstanding prior to the JCC/DI Merger were converted into the same numbers of JIS Series A Preferred and JIS Series B Preferred shares, respectively.

     The conversion ratios were calculated so that, after giving effect to certain reserved shares for issuance to employees following the merger and assuming the sale of the maximum of 1,125,000 JCC Series A Preferred shares offered in JCC's 1995 private offering (822,628 were actually sold) and the conversion of such maximum number of JCC Series A Preferred shares into JCC common shares, there would be approximately 5,000,000 shares of common stock of JIS outstanding immediately following the merger, of which holders of DI common stock immediately prior to the merger were to receive in the aggregate approximately 5% (approximately 250,000 shares) and the holders of JCC common shares and JCC Series A Preferred shares immediately prior to the merger were to receive in the aggregate approximately 95% (approximately 4,750,000 shares). The JCC Series B Preferred stock was not included in the foregoing percentage calculations.

     The JCC/DI Merger was accounted for as a "reverse acquisition" whereby JCC, in substance, acquired DI, allocating the fair value of JCC shares exchanged over the relative fair value of assets and liabilities of DI (assumed to equal its book value) prior to the merger. No value was ascribed to DI's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control. Accordingly, the historical financial statements included in the consolidation prior to the acquisition are those of the acquirer, JCC, and are those of DataImage, Inc. (which changed its name to Judge Imaging Systems, Inc. immediately after the JCC/DI merger) for the period subsequent to the merger.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION

     The Company's operations cover three industry segments, the Contract and Permanent Placement segment (consisting of the Company's Contract Placement business and Permanent Placement business), the Imaging and Network Services segment, and the Information Technology Training segment. The information technology training segment was purchased effective September 30, 1996. Therefore, no results of operation are included below. The following represents financial information for each of the Company's reportable industry segments:


                                                       Nine Months Ended September 30, 1996
                                                    -------------------------------------------
                                     Contract And    Imaging And    Information
                                      Permanent        Network       Technology
                                      Placement        Services       Training    Eliminations       Total
                                    --------------  --------------  ------------  -------------  --------------
Sales to unaffiliated customers...  $   48,887,484  $   10,026,754   $       --   $          --  $   58,914,238
Intersegment sales................              --          44,520           --          44,520
                                    --------------  --------------  ------------  -------------  --------------
  Total revenues..................  $   48,887,484  $   10,071,274   $       --          44,520  $   58,914,238
                                    ==============  ==============  ============  =============  ==============
Income (loss) from
  operations......................  $    2,013,477  ($     664,826)  $       --   $          --  $    1,348,651
                                    ==============  ==============  ============  =============  ==============
Net income (loss).................  $      947,389  ($     813,035)  $       --   ($    616,752) $      751,106
                                    ==============  ==============  ============  =============  ==============
Depreciation and amortization.....  $      315,026  $       81,388   $       --   $          --  $      396,414
                                    ==============  ==============  ============  =============  ==============
Identifiable assets...............  $   17,468,731  $    4,955,134   $  786,824   $   2,022,980  $   21,187,709
                                    ==============  ==============  ============  =============  ==============
Capital expenditures..............  $      581,702  $      292,774   $       --   $          --  $      874,476
                                    ==============  ==============  ============  =============  ==============


                                                Nine Months Ended September 30, 1995
                                    ------------------------------------------------------------
                                     Contract And    Imaging And
                                      Permanent        Network
                                      Placement       Services     Eliminations       Total
                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...  $   41,076,152  $   5,800,368  $          --  $   46,876,520
Intersegment sales................              --        360,000        360,000              --
                                    --------------  -------------  -------------  --------------
  Total revenues..................  $   41,076,152  $   6,160,368  $     360,000  $   46,876,520
                                    ==============  =============  =============  ==============
Income from operations............  $    1,472,960  $      89,553  $          --  $    1,562,513
                                    ==============  =============  =============  ==============
Net income (loss).................  $      599,979  ($     80,836) $          --  $      519,143
                                    ==============  =============  =============  ==============
Depreciation and amortization.....  $      290,848  $      26,987  $          --  $      317,835
                                    ==============  =============  =============  ==============
Identifiable assets...............  $   10,947,371  $   2,525,544  $   1,786,988  $   11,685,927
                                    ==============  =============  =============  ==============
Capital expenditures..............  $      258,848  $      71,888  $          --  $      330,736
                                    ==============  =============  =============  ==============

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION -- (Continued)

                                                                    Year Ended December 31, 1995
                                                    ------------------------------------------------------------
                                                     Contract And    Imaging And
                                                      Permanent        Network
                                                      Placement       Services     Eliminations       Total
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   55,079,572  $   8,219,781  $          --  $   63,299,353
Intersegment sales................................              --        480,000        480,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   55,079,572  $   8,699,781  $     480,000  $   63,299,353
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $    1,810,035  ($     46,156) $          --  $    1,763,879
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $      751,041  ($    272,458) ($      7,057) $      485,640
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      384,419  $      37,194  $          --  $      421,613
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $   10,900,309  $   2,530,930  $   1,799,375  $   11,631,864
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $      474,100  $     163,207  $          --  $      637,307
                                                    ==============  =============  =============  ==============

                                                                    Year Ended December 31, 1994
                                                    ------------------------------------------------------------
                                                     Contract And    Imaging And
                                                      Permanent        Network
                                                      Placement       Services     Eliminations       Total
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   41,480,081  $   3,773,336  $          --  $   45,253,417
Intersegment sales................................              --        402,000        402,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   41,480,081  $   4,175,336  $     402,000  $   45,253,417
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $    1,956,082  ($    513,441) $          --  $    1,442,641
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $    1,009,858  ($    666,607) $          --  $      343,251
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      307,090  $      33,618  $          --  $      340,708
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $    8,655,125  $   1,050,453  $   1,688,239  $    8,017,339
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $      457,213  $      22,756  $          --  $      479,969
                                                    ==============  =============  =============  ==============

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 18. SEGMENT INFORMATION -- (Continued)

                                                                    Year Ended December 31, 1993
                                                    ------------------------------------------------------------
                                                     Contract And    Imaging And
                                                      Permanent        Network
                                                      Placement       Services     Eliminations       Total
                                                    --------------  -------------  -------------  --------------
Sales to unaffiliated customers...................  $   30,667,821  $   4,401,046  $          --  $   35,068,867
Intersegment sales................................          90,000             --         90,000              --
                                                    --------------  -------------  -------------  --------------
  Total revenues..................................  $   30,757,821  $   4,401,046  $      90,000  $   35,068,867
                                                    ==============  =============  =============  ==============
Income (loss) from operations.....................  $      757,424  ($    136,572) $          --  $      620,852
                                                    ==============  =============  =============  ==============
Net income (loss).................................  $      321,546  ($    220,158) $          --  $      101,388
                                                    ==============  =============  =============  ==============
Depreciation and amortization.....................  $      256,748  $      29,525  $          --  $      286,273
                                                    ==============  =============  =============  ==============
Identifiable assets...............................  $    6,105,562  $   1,023,455  $   1,442,240  $    5,686,777
                                                    ==============  =============  =============  ==============
Capital expenditures..............................  $       69,784  $      21,681  $          --  $       91,465
                                                    ==============  =============  =============  ==============

     See Note 2 for summary of significant accounting policies.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTENTS

                                                                         PAGE(S)
                                                                         -------

INDEPENDENT AUDITORS' REPORT AS OF AND FOR
     SIX MONTHS ENDED JUNE 30, 1996...............................       F-29



CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1996....................       F-30



CONSOLIDATED STATEMENTS OF OPERATIONS FOR
     SIX MONTHS ENDED JUNE 30, 1996 AND 1995
     (1995 Unaudited).............................................       F-31



CONSOLIDATED STATEMENT OF SHAREHOLDERS'
     EQUITY FOR SIX MONTHS ENDED JUNE 30, 1996....................       F-32



CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
     (DEFICIT) FOR SIX MONTHS ENDED JUNE 30,
     1995 (Unaudited).............................................       F-33



CONSOLIDATED STATEMENTS OF CASH FLOWS FOR
     SIX MONTHS ENDED JUNE 30, 1996 AND 1995
     (1995 Unaudited).............................................       F-34



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
     SIX MONTHS ENDED JUNE 30, 1996 AND 1995
     (1995 Unaudited).............................................   F-35 - F-49

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The Judge Group, Inc.
Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheet of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity, and of cash flows for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Judge Group, Inc. (formerly Judge, Inc.) and Subsidiaries as of June 30, 1996, and the consolidated results of their operations and their cash flows for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.


September 17, 1996, except for Note 17, which is as of September 30, 1996 Plymouth Meeting, PA

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                           CONSOLIDATED BALANCE SHEET
                                  June 30, 1996
                                                                    June 30,
                                                                      1996
                                                                  ------------
ASSETS
CURRENT ASSETS
  Cash..........................................................  $     28,433
  Accounts receivable, net......................................    11,368,815
  Inventories...................................................       679,366
  Prepaid income taxes and deferred taxes.......................       476,076
  Other.........................................................       310,676
                                                                  ------------
    Total current assets........................................    12,863,366
                                                                  ------------
PROPERTY AND EQUIPMENT
  Furniture, office and computer equipment......................     2,711,775
  Automotive equipment..........................................        42,224
  Leasehold improvements........................................        33,879
                                                                  ------------
                                                                     2,787,878
Less: accumulated depreciation and amortization.................     1,236,625
                                                                  ------------
  Net property and equipment....................................     1,551,253
                                                                  ------------
OTHER ASSETS
  Notes receivable -- officers and employees....................       375,774
  Other receivable, related party...............................       106,812
  Deposits......................................................       102,384
  Covenant not-to-compete, net of accumulated
    amortization of $581,293....................................        21,296
                                                                  ------------
  Total other assets............................................       606,266
                                                                  ------------
    Total assets................................................  $ 15,020,885
                                                                  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.............................  $    303,291
  Current portion of payroll tax obligation.....................       199,554
  Accounts payable and accrued expenses.........................     4,517,019
  Payroll and sales taxes.......................................       610,025
  Deferred revenue..............................................       571,414
  Advances from shareholders....................................       115,723
                                                                  ------------
    Total current liabilities...................................     6,317,026
                                                                  ------------
LONG-TERM LIABILITIES
  Note payable, bank............................................     6,358,063
  Debt obligations, net of current portion......................       646,425
  Convertible notes.............................................       500,000
  Deferred rent obligation......................................       143,672
                                                                  ------------
    Total long-term liabilities.................................     7,648,160
                                                                  ------------
MINORITY INTEREST...............................................       659,000
                                                                  ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock, -- $.005 par value, 10,000,000
    shares authorized, 160,000 shares issued and
    outstanding.................................................           800
  Additional paid-in capital....................................       450,938
  Deficit.......................................................       (55,039)
                                                                  ------------
    Total shareholders' equity..................................       396,699
                                                                  ------------
    Total liabilities and shareholders' equity..................  $ 15,020,885
                                                                  ============

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                           1996        1995
                                                      -----------  -------------
                                                                   (Unaudited)

NET REVENUES........................................  $37,327,166  $ 29,398,819
                                                      -----------  ------------

COSTS AND EXPENSES
  Cost of sales.....................................   27,587,582    22,291,180
  Selling and operating.............................    6,363,990     4,562,365
  General and administrative........................    2,848,111     2,038,095
                                                      -----------  ------------

     Total costs and expenses.......................   36,799,683    28,891,640
                                                      -----------  ------------

INCOME FROM OPERATIONS..............................      527,483       507,179

OTHER EXPENSE, NET, PRINCIPALLY INTEREST
  EXPENSE...........................................     (371,439)     (317,386)
                                                      -----------  ------------

INCOME BEFORE INCOME TAX EXPENSE AND
  MINORITY INTEREST IN NET LOSS OF
  CONSOLIDATED SUBSIDIARY...........................      156,044       189,793

INCOME TAX EXPENSE..................................      203,500       254,911
                                                      -----------  ------------

LOSS BEFORE MINORITY INTEREST IN NET
  LOSS OF CONSOLIDATED SUBSIDIARY...................      (47,456)      (65,118)

MINORITY INTEREST IN NET LOSS OF
  CONSOLIDATED SUBSIDIARY...........................      229,000            --
                                                      -----------  ------------

NET INCOME (LOSS)...................................  $   181,544  ($    65,118)
                                                      ===========  ============

NET INCOME (LOSS) PER SHARE:
  PRIMARY...........................................        $0.02  ($      0.01)
                                                      ===========  ============

  FULLY DILUTED.....................................        $0.02  ($      0.01)
                                                      ===========  ============

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                  CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
                         SIX MONTHS ENDED JUNE 30, 1996

                                        Common Stock       Additional    Retained
                                   ----------------------    Paid-in     Earnings
                                    Shares      Amount       Capital    (Deficit)     Total
                                   ---------  -----------  -----------  ----------  ----------
Balance, December 31, 1995.......    160,000   $     800    $ 626,848   ($ 236,583) $  391,065
                                     -------   ---------    ---------   ----------  ----------


Merger transactions
  (Notes 10, 11 and 15)..........         --          --     (175,910)          --    (175,910)


Net income.......................         --          --           --      181,544     181,544
                                     -------   ---------    ---------   ----------  ----------

Balance, June 30, 1996...........    160,000   $     800    $ 450,938   ($  55,039) $  396,699
                                     =======   =========    =========   ==========  ==========

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                         SIX MONTHS ENDED JUNE 30, 1995
                                   (Unaudited)

                                           Common Stock        Additional    Retained
                                     ------------------------    Paid-in     Earnings
                                      Shares       Amount        Capital    (Deficit)     Total
                                     ---------  -------------  -----------  ----------  ----------

Balance, December 31, 1994.........    160,000    $     800     $ 626,848   ($ 722,223) ($  94,575)

Net loss...........................         --           --            --      (65,118)    (65,118)
                                       -------    ---------     ---------   ----------  ----------

Balance, June 30, 1995.............    160,000    $     800     $ 626,848   ($ 787,341) ($ 159,693)
                                       =======    =========     =========   ==========  ==========

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                           1996        1995
                                                        ----------  ----------
                                                                    (Unaudited)
OPERATING ACTIVITIES
Net income (loss).....................................  $  181,544  ($  65,118)
Adjustments to reconcile net income (loss)
to net cash used in operating activities:
  Depreciation and amortization.......................     262,108     199,089
  Deferred rent.......................................     (13,271)     52,315
  Provision for losses on accounts receivable.........     215,040     156,141
  Minority interest in net loss of consolidated
    subsidiary........................................    (229,000)         --
Changes in operating assets and liabilities:
(Increase) decrease in:
  Accounts receivable.................................  (2,598,669) (1,481,556)
  Inventories.........................................    (125,166)    (77,816)
  Deposits............................................      (2,527)    (14,843)
  Prepaid taxes.......................................    (135,692)    (84,178)
  Other current assets................................     153,204       8,783
Increase (decrease) in:
  Accounts payable and accrued expenses...............     740,386    (132,227)
  Payroll and sales taxes.............................      91,453      96,049
  Deferred revenue....................................     (87,985)    (48,234)
  Income taxes payable................................          --    (348,316)
                                                        ----------  ----------
    Net cash used in operating activities.............  (1,548,575) (1,739,911)
                                                        ----------  ----------

INVESTING ACTIVITIES
Purchases of property and equipment, net..............    (308,464)   (157,024)
(Increase) in notes receivable, officers
  and employees, net..................................    (260,022)     17,746
                                                        ----------  ----------
    Net cash used in investing activities.............    (568,486)   (139,278)
                                                        ----------  ----------

FINANCING ACTIVITIES
Cash acquired in business combination.................      13,786          --
Proceeds from notes payable, bank, net................     990,547   1,606,069
Proceeds from bank overdrafts.........................     417,000     453,000
Principal payments on long-term debt..................    (174,734)   (207,391)
Repayments from shareholders..........................     (24,183)    (19,098)
Issuance of Series A Preferred Shares,
  net of costs........................................     888,000          --
                                                        ----------  ----------
    Net cash provided by financing activities.........   2,110,416   1,832,580
                                                        ----------  ----------

DECREASE IN CASH......................................      (6,645)    (46,609)

CASH, BEGINNING.......................................      35,078      82,928
                                                        ----------  ----------

CASH, ENDING..........................................  $   28,433  $   36,319
                                                        ==========  ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the six month period for:
  Interest............................................  $  371,000  $  315,000
                                                        ==========  ==========
  Income taxes........................................  $  298,000  $  685,000
                                                        ==========  ==========

                 See Notes to Consolidated Financial Statements.

                     THE JUDGE GROUP, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 1. DESCRIPTION OF BUSINESS


     The Judge Group, Inc. (formerly Judge, Inc.), a Pennsylvania corporation founded in 1970 (the "Company") provides (i) information technology ("IT") and engineering professionals to its clients on both a temporary basis (through its "Contract Placement" business) and a permanent basis (through its "Permanent Placement" business), and (ii) computer network and document management system integration, implementation, maintenance and training (through its "Imaging and Network Services" business). At June 30, 1996, the Company had offices in Bala Cynwyd, Pennsylvania; Hartford, Connecticut; Foxborough, Massachusetts; Tampa, Florida; and Moorestown and Edison, New Jersey.


     The Contract Placement business includes the operations of three of the Company's wholly-owned subsidiaries, Judge Technical Services, Inc. ("JTS"), Judge Professional Services, Inc. ("JPS") and Judge Technical Services of N.J., Inc. ("JTNJ").


     The Permanent Placement business is comprised of the operations of the Company and two of its wholly-owned subsidiaries, Judge Electronic Services of Florida, Inc. ("JESF") and Judge Inc. of New Jersey ("JINJ").



     At June 30, 1995, the Company owned 33%, Martin E. Judge, Jr., the Company's founder, Chairman and Chief Executive Officer owned 47%, and another officer and director of the Company owned 5% of the outstanding voting shares, on a fully diluted basis, of Judge Computer Corporation ("JCC"). On December 1, 1995, JCC entered into an Agreement and Plan of Merger (the "JCC/DI Merger Agreement") with DataImage, Inc. ("DI" or "DataImage"), a public company, the common stock of which was traded on the over-the-counter market. Pursuant to the JCC/DI Merger Agreement, JCC was merged into DI on February 29, 1996 (the "JCC/DI Merger"), and DI, as the surviving corporation, changed its name to Judge Imaging Systems, Inc. ("JIS"). As a result of the merger, the former shareholders of JCC hold, on a fully diluted basis, a majority of the outstanding common stock of JIS, which remains a public company.



     The Imaging and Network Services business of the Company consists of the operations of JCC prior to the JCC/DI Merger and JIS subsequent to the merger. See Notes 11 and 15.


     Unless the context indicates otherwise, references to the Company herein prior to February 29, 1996 include reference to its wholly-owned subsidiaries and JCC and such references subsequent to February 29, 1996 include reference to its wholly-owned subsidiaries and JIS.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of Judge, Inc., JIS and the Company's wholly-owned subsidiaries, which include JTS, JPS, JTNJ, JESF and JINJ, and Judge Hospitality Services, Inc. and Judge Electronic Services of Boston, Inc. (which had no activity during the six months ended June 30, 1996 and 1995). JCC (prior to the JCC/DI merger) and JIS (subsequent to the JCC/DI merger) have been consolidated due to certain elements of common ownership and control being present. All significant intercompany accounts and transactions have been eliminated.


  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition in Contract Placement and Permanent Placement Businesses

     The Company recognizes permanent placement revenues at the date employment of the placed professional commences, subject to reversal and adjustments if such employment is terminated during a guarantee period. Revenues related to temporary placement services are recognized on a weekly basis as the services are performed.

  Revenue Recognition in Imaging and Network Services Business

     Revenues from the sales of network, imaging and document management systems are recognized at the date of shipment of the system, provided that any work to complete installation of the system is routine in nature and costs are not significant. The system components are assembled and tested in the Company's facilities prior to delivery. Revenues are recorded in the period in which the merchandise is shipped or the services are rendered. Revenues billed in advance for computer sales, warranties and maintenance contracts are deferred and recorded as income in the period in which the merchandise is shipped or the services are rendered.

  Cash

     The Company maintains cash balances at financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution.

  Inventories

     Inventories of computer and related supplies and equipment held for resale are valued at the lower of cost (first-in, first-out) or market.

  Accounts Receivable and Accounts Payable

     Included in accounts receivable was unbilled work-in-process of approximately $1,289,000 at June 30, 1996. Included in accounts payable and accrued expenses was approximately $941,000 of accrued employee and contractor payroll principally relating to unbilled work-in-process at June 30, 1996.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     An analysis of allowance for doubtful accounts follows:

                                           Additions
                             Balance At   Charged To    Deductions   Balance At
                            Beginning Of   Bad Debt      (Charge       End Of
Six Months Ended June 30,      Period       Expense       Offs)        Period
-------------------------   ------------  -----------  ------------  -----------
1996.......................  $  174,000   $   215,000   ($  92,000)  $   297,000
                            ============  ===========  ============  ===========
1995.......................  $  157,000   $   156,000   ($  47,000)  $   266,000
                            ============  ===========  ============  ===========

  Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods over the estimated useful lives of the related assets, principally five to ten years for furniture, office and computer equipment and five years for automotive equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements, principally five to ten years.

     Depreciation and amortization related to property and equipment amounted to $189,460 for the six months ended June 30, 1996 and $126,441 for the six months ended June 30, 1995.

  Property Under Capital Leases and Amortization

     Property under capital leases is stated at the lower of fair market value or net present value of the minimum lease payments at inception of the leases. Property under capital leases consists of furniture and office equipment and is included in "property and equipment" in the accompanying consolidated balance sheets. Amortization is provided over the shorter of the related lease terms or the estimated useful lives of the related assets.

  Income Taxes

     Deferred taxes are accounted for in accordance with Statement of Financial Accounting Standards ("Statement") No. 109, "Accounting for Income Taxes". The Statement requires the use of the liability method to account for income taxes. Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements and at the tax rates that are expected to be in effect when the taxes are actually paid or recovered.

     Deferred income taxes arise principally from differences between financial and income tax reporting, including amounts recorded for workers" compensation funding, timing differences relating to the restrictive covenant described in
Note 12 (the "Restrictive Covenant"), amounts recorded for inventory capitalization, the availability of net operating loss carryforwards and certain other temporary differences.

     Deferred income tax assets are reduced by a valuation allowance when, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Interim Financial Reporting

     For interim financial reporting purposes, costs and expenses are accounted for in accordance with Accounting Principles Board Opinion No. 28 ("APB 28").

  Intangible Assets

     The Restrictive Covenant (covenant-not-to-compete) is being amortized on a straight-line method over the life of the covenant (forty-eight months). Amortization expense related to the covenant was approximately $73,000 for the six months ended June 30, 1996 and $73,000 for the six months ended June 30, 1995. See Notes 4, 12 and 17.

  Deferred Rent Obligation

     The Company is party to an operating lease agreement for its principal office facilities, which contains a provision for free rent for a certain period, with subsequent rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation in the accompanying consolidated balance sheet.

  Advertising Costs

     The Company participates in various advertising programs. All costs related to advertising are expensed in the period incurred. Advertising expense amounted to approximately $295,000 for the six months ended June 30, 1996 and $223,000 for the six months ended June 30, 1995.

  Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement 121"). Statement 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Statement 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of an asset. Statement 121 became effective January 1, 1996 and did not have a material effect on the Company's financial condition or results of operations.

     In October 1995, FASB issued Statement No. 123 "Accounting for Stock-Based Compensation," ("Statement 123"), which provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the underlying stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). FASB encourages entities to adopt the fair value-based method but does not require adoption of this method. Statement 123 became effective January 1, 1996 and, based upon information presently available, is not expected to have a material impact on the Company's financial position or its results of operations.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

  Earnings (Loss) Per Share

The number of shares used in the earnings (loss) per share calculation and convertible note share conversion (see Note 6) has been adjusted for the 52.6 for 1.0 stock split which occurred subsequent to June 30, 1996 (see Note 17).

     Primary earnings per share amounts were computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming conversion of outstanding common share warrants (for the six months ended June 30, 1996) which are considered common share equivalents. See Note 11. The number of shares used in the computation were approximately 8,588,000 and 8,416,000 for the six months ended June 30, 1996 and 1995, respectively.

     Fully diluted earnings (loss) per share amounts for the six months ended June 30, 1996 and 1995 were based on the weighted average number of shares calculated for primary earnings (loss) per share purposes increased by the number of shares that would be outstanding assuming conversion of outstanding convertible notes (for the six months ended June 30, 1996) (see Note 6). The number of shares used in the computation were approximately 9,114,000 and 8,416,000 for the six months ended June 30, 1996 and 1995, respectively.

  Fair Value of Financial Instruments

     The estimated fair values of substantially all of the Company's financial instruments (all of which are held for non trading purposes) are approximately equal to their carrying values at all periods presented.

NOTE 3. NOTE PAYABLE, BANK

     Note payable, bank, consisted of advances to the Company, JTS and JIS under a $6,400,000 line of credit at June 30, 1996. At June 30, 1996, this line of credit bore interest at the prime rate plus 1% per annum (9.25% at June 30, 1996), and maximum permitted borrowing thereunder was the lesser of $6,400,000 or 80% of qualified accounts receivable, as defined in the line of credit agreement. The line of credit is collateralized by substantially all of the Company's assets, is personally guaranteed by certain shareholders and the wife of a shareholder, and is subject to certain financial covenants. In addition, the Company and all of its subsidiaries are jointly and severally responsible for all of the debt outstanding under the line. Prior to January 1, 1995, the line of credit was due on demand. At June 30, 1996, the Company was in violation of certain financial and transactional covenants on this line. Effective through June 30, 1996, the Bank waived compliance with the "Liabilities to Tangible Net Worth" ratio and also allowed the Company to incur additional debt and related liens be placed on certain property and equipment. In addition, subsequent to June 30, 1996, the Bank extended the maturity date of the line from May 31, 1997 to May 31, 1998, permanently waived or modified certain financial and transactional covenants, and increased the maximum permitted borrowings. See
Note 17.

     Included in accounts payable and accrued expenses at June 30, 1996, were approximately $1,755,000 of bank overdrafts.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 4. LONG-TERM DEBT

     Long-term debt at June 30, 1996 consisted of the following:

                                                                                            June 30,
                                                                                              1996
                                                                                           -----------

Note payable, Restrictive Covenant; payable in monthly installments of $13,194, including interest imputed at 8.0%, through August 1998 (see Note 12); repaid in full subsequent
  to June 30, 1996 (see Note 17).........................................................  $   311,680

Note payable, stock; payable in monthly payments of $2,039, including interest at 5.0%, through August 1998 (see Note 12); repaid in full subsequent to June 30, 1996 (see Note
  17)....................................................................................       50,140

Capital lease obligations; payable in monthly installments currently aggregating $3,471, including interest at various rates, through March 2000; the leases transfer ownership
  of certain office equipment to the Company at the end of the respective lease terms....      105,994

Capital lease obligations; payable in monthly installments currently aggregating $7,369, including interest at various rates, through December 1999; the leases transfer ownership of certain office equipment to the Company at the end of the respective lease
  terms..................................................................................      160,653

Equipment note payable; payable in monthly installments of $1,247, including interest at
  8.85%, through December 1999; collateralized by certain equipment......................       44,058

Equipment note payable; payable in monthly installments of $5,868, including interest at
  8.5%, through March 2001; collateralized by certain computer equipment and personally
  guaranteed by the Company's majority shareholder.......................................      274,191

Related Parties:

Martin E. Judge, Jr. (Founder, Chairman and Chief Executive Officer of the Company) --
  non-interest bearing...................................................................        3,000
                                                                                           -----------

                                                                                               949,716

Less: current portion....................................................................     (303,291)
                                                                                           -----------

Long-term portion........................................................................  $   646,425
                                                                                           ===========

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 4. LONG-TERM DEBT -- (Continued)

     The following is a schedule of debt maturities:

                              Twelve Months
                              Ending June 30,                  Amount
                              ---------------                -----------
         1997............................................... $   303,291
         1998...............................................     309,332
         1999...............................................     171,701
         2000...............................................     114,577
         2001...............................................      50,815
                                                             -----------
                                                             $   949,716
                                                             ===========

     Subsequent to June 30, 1996, $201,143 of debt obligations related to the Company's stock redemption (see Note 12) due during the twelve month periods ending June 30, 1998 and 1999 were paid in full in satisfaction of all amounts due related to those obligations. See Note 17.

     Interest expense charged to operations was approximately $371,000 in 1996 and $307,000 in 1995.

NOTE 5. ADVANCES FROM SHAREHOLDERS

     JCC had advances from shareholders of $115,723 at June 30, 1996. There are no formal repayment terms, however, interest is charged monthly at various rates (from prime plus 1% to a fixed rate of 12%). Interest expense related to these advances was approximately $7,000 and $9,000 for the six months ended June 30, 1996 and 1995, respectively.

NOTE 6. CONVERTIBLE NOTES

     In 1994, the Company received $500,000 from a group of investors in the form of 10% convertible senior subordinated promissory notes. The notes which bear a 10% interest rate per annum and mature in July 1997, are subject to certain financial covenants and are convertible into 526,000 common shares (split adjusted) (see Note 2) upon the occurrence of certain events. The notes may be redeemed at any time, subject to certain contingent interest and other provisions. In addition, should the Company effect a successful initial public offering before July 31, 1997, the financial advisor who arranged such financing is entitled to receive a fee equal to 1% of the proceeds of the initial public offering (approximately $300,000). The notes are guaranteed by JTS and JESF. Effective through June 30, 1996, the Company was in violation of the capital expenditure limitation for which a permanent waiver was received for 1996. The Company expects that the notes will be exchanged for 526,000 Company Common Shares immediately prior to the Offering.

NOTE 7. INCOME TAXES

     In 1991, the Company filed a consolidated Federal income tax return with its wholly-owned subsidiaries. JTS and JCC were not included in the Company s consolidated Federal income tax return, as the Company owned less than 80% of each such Company's outstanding common shares at December 31, 1991. Under Internal Revenue regulations, JTS and JCC were not part of the consolidated group for tax purposes and filed their own Federal income tax returns. In 1992, JTS became a wholly owned subsidiary of the Company, but continued to file its own Federal income tax returns. In 1995, JTS filed a consolidated tax return with its wholly-owned subsidiaries, JPS and JTNJ.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 7. INCOME TAXES -- (Continued)

State income taxes are determined on the basis of filing separate returns for each Company as required by the applicable state regulations.

     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

     In accordance with APB 28 (interim financial reporting), income taxes are calculated at the estimated effective annual (Federal and state) rate of approximately 40% for the six months ended June 30, 1996 and 1995.

     The effective tax rate for 1996 and 1995 was higher than the applicable statutory tax rate, due to certain expenses that were not deductible for tax purposes and net operating losses for JCC, which is consolidated for financial reporting but not tax purposes. A reconciliation of the Company's effective income tax rate with the statutory federal rate follows:

                                                       Six Months Ended
                                                           June 30,
                                                   ------------------------

                                                      1996         1995

                                                   -----------  -----------
Tax at statutory rate (34%)......................  $    53,000  $    65,000
Effect of losses of subsidiary
  not consolidated for tax purposes..............      144,000       85,000
Non-deductible tax penalties and
  other permanent differences....................           --       64,000
State income taxes, net of
  Federal tax benefit............................       20,500       55,000
Federal income tax rate differentials
  due to surtax exemptions.......................      (14,000)     (14,000)
                                                   -----------  -----------
                                                   $   203,500  $   255,000
                                                   ===========  ===========

     As a result of operating losses, no provision for income taxes was required in 1996 or 1995 for JIS. For income tax reporting purposes, as of December 31, 1995, JIS had an unused operating loss carryforward of approximately $2,355,000, which may be applied against future taxable income of JIS. These carryforwards expire between 2002 and 2010.

NOTE 8. COMMITMENTS

     The Company and its subsidiaries lease several office facilities under operating lease agreements that expire at various times through the year 2000. Rent expense was approximately $392,000 and $251,000 for the six months ended June 30, 1996 and 1995, respectively. Minimum annual future rental commitments, exclusive of common area maintenance costs and utilities, are as follows:

                              Twelve Months
                              Ending June 30,                Amount
                              ---------------             -------------
          1997..........................................  $     846,000
          1998..........................................        828,000
          1999..........................................        798,000
          2000..........................................        749,000
                                                          -------------
                                                          $   3,221,000
                                                          =============

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 8. COMMITMENTS -- (Continued)

     The Company is self-insured for workers' compensation purposes and is liable for aggregate claims up to approximately $185,000 for calendar 1996 and $78,000 for calendar 1995. In addition, the Company is responsible for certain fixed costs including underwriting, brokerage, reinsurance and administration costs.

     The Company is partially self-insured for health care claims for eligible active employees. The Company is liable for aggregate claims up to approximately $418,000 annually at June 30, 1996. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

NOTE 9. RETIREMENT PLANS

     The Company has various 401(k) retirement plans (the "Plans") covering substantially all employees. Employees may contribute a percentage of their pre-tax salary to the Plans. Company contributions to the Plans are at the discretion of the Board of Directors. The Company charged $-0- to operations related to the Plans in 1996 and 1995.

     Effective July 1, 1996, all the Plans were merged into one Plan. The new Plan has no Company contribution provision.

NOTE 10. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE

  Deficit and Dividends

     In accordance with the provisions of its line of credit, the Company is not permitted to declare or pay any cash dividends on its common stock (see Note 3).

  Additional Paid-In Capital

     During 1996, additional paid-in capital decreased due to the JCC/DI merger which was accounted for as a reverse acquisition (see Notes 11 and 15).

  Capital Structure

     On September 4, 1996, the Company's Board of Directors voted to (i) modify the Company's capital structure to increase the number of authorized common shares to 50,000,000, (ii) adjust the par value per share from $.005 to $.01,
(iii) authorized the issuance of 10,000,000 preferred shares with a par value of $.01 per share, (iv) authorized a 52.6 to 1.0 split of the outstanding common shares for shareholders of record on September 23, 1996, (v) authorized a change of the Company's name from "Judge, Inc." to "The Judge Group, Inc." and (vi) authorized the formation of a new subsidiary, Judge, Inc., and the contribution of substantially all the assets related to the Permanent Placement business into this new subsidiary.

  Common Shares -- Warrants

     During 1993, the Company issued to a financial advisor warrants to purchase 171,739 (split-adjusted) common shares of the Company. Subsequent to June 30, 1996, such warrants were exercised. See Note 17.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 10. SHAREHOLDERS' EQUITY (DEFICIT) AND EARNINGS PER SHARE -- (Continued)

  Stock Option Plan

     Subsequent to June 30, 1996, the Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan (the "Incentive Plan") for key employees and non-employee directors. Options may be granted under the Incentive Plan to purchase up to a maximum of 1,500,000 of the Company s common shares, subject to certain adjustments and restrictions. The price of each option shall be the fair market value of the shares on the date of the grant. No options have been granted under the Incentive Plan.

NOTE 11. CAPITAL STRUCTURE OF JIS

  Common Stock

     In 1993, JCC issued to a financial advisor warrants to purchase common shares of JCC equal to 2% of its outstanding common shares at a purchase price of $.005 per share. JCC issued 211,327 common shares to the financial adviser in 1995 upon the exercise of these warrants.

  Preferred Shares

     During 1991, the capital structure of JCC was modified to authorize 10,000,000 $.10 par value preferred shares. During 1991, $100,000 of debentures and $266,577 of investor loans payable were converted to 1,000,000 and 2,665,770 preferred shares, respectively. Accrued interest of approximately $97,000 relating to these payables was contributed to capital.

     The JCC preferred shares bore cumulative dividends at an annual rate of $.005 per share. Cumulative dividends in arrears at June 30, 1995 were approximately $65,000. No dividends were declared or paid in 1995 or 1996. At June 30, 1995, these preferred shares were eliminated in consolidation and were presented at no value in minority interest, due to the extent of JCC's shareholders' deficit at June 30, 1995. In February 1996, the preferred shareholders waived receipt of all dividends due them. In February 1996, the preferred shareholders converted their preferred shares into JCC common shares on a one-to-one basis.

     In February 1996, JCC s Board of Directors authorized additional preferred shares, consisting of 1,125,000 $.01 par value Series A convertible preferred shares ("JCC Series A Preferred") and 25,000 $1,000 stated value Series B preferred shares ("JCC Series B Preferred").

     In February 1996, JCC raised approximately $1,097,000 ($888,000, net of costs) in a private offering of 822,628 JCC Series A Preferred shares at a purchase price per share of $1.33. The JCC Series A Preferred shares were convertible into JCC common shares at the holder's option, and conversion was mandatory at the time of a subsequent public offering of common shares by JCC in excess of $5 million. The JCC Series A Preferred shares carried a cumulative dividend of 7% per year, and holders had a liquidation preference prior to the common shareholders and all other existing classes. At the effective time of the JCC/DI Merger, these preferred shares were converted into the same number of JIS Series A convertible preferred shares ("JIS Series A Preferred") with essentially the same rights and privileges. In the event JIS does not complete a public offering by the eighth anniversary of the JCC/DI Merger, then JIS will have the right to redeem the outstanding JIS Series A Preferred shares. See Note
15. At June 30, 1996, the JIS Series A Preferred stock is presented at $659,000 as "minority interest" in the accompanying consolidated balance sheet. Approximately $229,000 of JIS losses have been allocated to this minority interest in the June 30, 1996 accompanying

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 11. CAPITAL STRUCTURE OF JIS -- (Continued)

consolidated statement of operations. It is expected that each outstanding share of JIS Series A Preferred stock will be converted into one share of JIS common stock in connection with the Merger (see Note 17).


     In February 1996 and at the effective time of the JCC/DI Merger, advances from the Company to JCC in the aggregate of $1,520,000 were converted into 1,500 JCC Series B Preferred shares, which were immediately converted into the same number of shares of Series B preferred stock of JIS ("JIS Series B Preferred"). The JIS Series B Preferred stock carries a cumulative annual dividend of 10%, are not convertible, do not have a liquidation preference and are subject to mandatory redemption. These shares are eliminated in consolidation.

NOTE 12. STOCK REDEMPTION (JTS)

     An employee of JTS (the "Minority Shareholder") acquired an aggregate of 400 common shares of JTS over a period of time ending in 1990. The aggregate purchase price for these shares was paid by the Minority Shareholder in the form of unsecured promissory notes. At December 31, 1991, the aggregate outstanding principal amount of these notes was $66,409.

     On August 12, 1992, JTS redeemed the Minority Shareholder's shares for $266,000 (of which $40,000 was paid in cash, $59,405 represented debt forgiveness, and $126,595 was payable in 72 equal monthly installments). In connection with this redemption, JTS agreed to pay the Minority Shareholder $13,527 per month for six years ($950,000 in the aggregate). The restrictive covenant set forth in the agreement and the related liability were recorded at the net present value of the payments, at an assumed interest rate of 8% (or $752,539). The unpaid portions of the above liabilities were satisfied in full by JTS subsequent to June 30, 1996. See Notes 4 and 17.

NOTE 13. SETTLEMENT OF PAYROLL TAX OBLIGATION

     During 1994, the Company entered into an agreement with the Internal Revenue Service (the "IRS") regarding the payment of approximately $882,000 of past-due payroll taxes, relating principally to the second and third quarters of 1993, and related assessed interest.

     The parties agreed to an extended repayment term requiring a $150,000 down payment and $22,000 per month beginning June 1994 until the total liability, which had been subordinated to the Company's bank, was paid in full. In connection with the past due payroll taxes, the Company was disputing certain related penalty and interest amounts. Subsequent to June 30, 1996, the Company entered into a tentative settlement agreement with the IRS, and at June 30, 1996, approximately $280,000 for penalty and interest is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet, bringing the total outstanding liability related to the payroll taxes to approximately $479,000 at June 30, 1996. In July 1996, the remaining liability existing at that time, including penalty and interest, was paid in full. See
Note 17.

NOTE 14. STATEMENT OF CASH FLOWS

     Supplemental disclosure of non-cash investing and financing transactions:

     During the six months ended June 30, 1996 and 1995, the Company entered into certain financing arrangements for the purchase of property and equipment in the amounts of approximately $348,000 and $88,000, respectively.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 14. STATEMENT OF CASH FLOWS -- (Continued)

     Effective February 29, 1996, JCC and DI effected a Business Combination (see Note 15):

  Acquisition of Business:

          Inventories...........................................   $     39,101
          Accounts receivable...................................        104,127
          Property and equipment................................        150,034
          Other assets..........................................         10,780
                                                                   ------------
                                                                        304,042
                                                                   ------------
          Accounts payable and accrued expenses.................        (82,087)
          Due to the Company....................................       (100,000)
          Deferred revenue and customer deposits................       (362,037)
                                                                   ------------
                                                                       (544,124)
                                                                   ------------
          Net assets acquired (liabilities assumed)
            in business combination.............................   ($   240,082)
                                                                   ============

NOTE 15. BUSINESS COMBINATION (THE JCC/DI MERGER)

     On September 13, 1995, JCC and DI signed a Letter of Intent relating to the JCC/DI Merger. On December 1, 1995, JCC and DI executed the JCC/DI Merger Agreement, which was amended effective December 20, 1995 and February 26, 1996. The JCC/DI Merger was consummated effective February 29, 1996.

     In the JCC/DI Merger, JCC was merged into DI. DI survived the merger and changed its name to JIS. JIS continued to be a public reporting company. In connection with the merger, the Certificate of Incorporation of JIS was amended to increase its authorized capital by 1,125,000 shares of $.01 value JIS Series A Preferred stock, 1,500 shares of $1,000 stated value JIS Series B Preferred stock and 3,873,500 shares of "blank check" preferred stock (for an aggregate of 5,000,000 shares of new preferred stock). The JIS Series A Preferred and JIS Series B Preferred stock have essentially the same rights and privileges as the JCC Series A Preferred shares and JCC Series B Preferred shares existing immediately prior to the merger.

     In the JCC/DI Merger, each stockholder of DI received one share of JIS common stock for every 31.96 shares of DI common stock held thereby immediately prior to the merger, and each shareholder of JCC received one share of JIS common stock for every 2.83 common shares of JCC held thereby immediately prior to the merger. In addition, the JCC Series A Preferred shares and the JCC Series B Preferred shares outstanding prior to the JCC/DI Merger were converted into the same numbers of JIS Series A Preferred and JIS Series B Preferred stock, respectively.

     The conversion ratios were calculated so that, after giving effect to certain reserved shares for issuance to employees following the merger and assuming the sale of the maximum of 1,125,000 JCC Series A Preferred shares offered in JCC's 1995 private offering (822,628 were actually sold) and the conversion of such maximum number of JCC Series A Preferred shares into JCC common shares, there would be approximately 5,000,000 shares of common stock of JIS outstanding immediately following the merger, of which holders of DI common stock immediately prior to the merger were to receive in the aggregate approximately 5% (approximately 250,000 shares) and the holders of JCC common shares and JCC Series A Preferred shares immediately prior to the merger were to receive in the aggregate approximately 95% (approximately 4,750,000 shares). The JCC Series B Preferred stock was not included in the foregoing percentage calculations.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 15. BUSINESS COMBINATION (THE JCC/DI MERGER) -- (Continued)

     The JCC/DI Merger was accounted for as a "reverse acquisition" whereby JCC, in substance, acquired DI, allocating the fair value of JCC shares exchanged over the relative fair value of assets and liabilities of DI (assumed to equal its book value) prior to the merger. No value was ascribed to DI's net loss carryforwards as a result of limitations on these carryforwards subsequent to the change in control. Accordingly, the historical financial statements included in the consolidation prior to the acquisition are those of the acquirer, JCC, and are those of DataImage, Inc. (which changed its name to Judge Imaging Systems, Inc. immediately after the JCC/DI merger) for the period subsequent to the merger.

NOTE 16. SEGMENT INFORMATION

     The Company s operations cover two industry segments, the Contract and Permanent Placement segment (consisting of the Company's Contract Placement business and Permanent Placement business) and the Imaging and Network Services segment. The following represents financial information for each of the Company's reportable industry segments:

                                                      Six Months Ended June 30, 1996
                                       -------------------------------------------------------------
                                        Contract And     Imaging And
                                          Permanent        Network
                                          Placement       Services     Eliminations       Total
                                       ---------------  -------------  -------------  --------------
Sales to unaffiliated customers......   $  31,217,187   $   6,109,979  $          --  $   37,327,166
Intersegment sales...................              --          44,520         44,520              --
                                        -------------   -------------  -------------  --------------
  Total revenues.....................   $  31,217,187   $   6,154,499  $      44,520  $   37,327,166
                                        =============   =============  =============  ==============
Income (loss) from operations........   $     862,784   ($    335,301) $          --  $      527,483
                                        =============   =============  =============  ==============
Net income (loss)....................   $     377,827   ($    425,283) ($    229,000) $      181,544
                                        =============   =============  =============  ==============
Depreciation and amortization........   $     212,228   $      49,880  $          --  $      262,108
                                        =============   =============  =============  ==============
Identifiable assets..................   $  13,412,406   $   3,477,404  $   1,868,925  $   15,020,885
                                        =============   =============  =============  ==============
Capital expenditures.................   $     511,935   $     144,924  $          --  $      656,859
                                        =============   =============  =============  ==============

                                                      Six Months Ended June 30, 1995
                                       -------------------------------------------------------------
                                        Contract And     Imaging And
                                          Permanent        Network
                                          Placement       Services     Eliminations       Total
                                       ---------------  -------------  -------------  --------------
Sales to unaffiliated customers......   $  26,261,472   $   3,137,347  $          --  $   29,398,819
Intersegment sales...................              --         240,000        240,000              --
                                        -------------   -------------  -------------  --------------
  Total revenues.....................   $  26,261,472   $   3,377,347  $     240,000  $   29,398,819
                                        =============   =============  =============  ==============
Income (loss) from operations........   $     631,393   ($    124,214) $          --  $      507,179
                                        =============   =============  =============  ==============
Net income (loss)....................   $     184,480   ($    249,598) $          --  ($      65,118)
                                        =============   =============  =============  ==============
Depreciation and amortization........   $     179,431   $      19,658  $          --  $      199,089
                                        =============   =============  =============  ==============
Identifiable assets..................   $   9,979,886   $   1,295,524  $   1,783,298  $    9,492,112
                                        =============   =============  =============  ==============
Capital expenditures.................   $     209,581   $      35,443  $          --  $      245,024
                                        =============   =============  =============  ==============

           See Note 2 for summary of significant accounting policies.

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 17. SUBSEQUENT EVENTS

     Subsequent to June 30, 1996, the following occurred:

     o The Company (JTS) reached a settlement agreement with the IRS regarding past due payroll taxes and related interest and penalties (Note 13);

     o The Company (JTS) reached an agreement with a former minority shareholder (Note 12) to settle at less than face value the remaining balances on certain notes payable (Note 4);

     o The Company increased its Bank credit facility to approximately $11,000,000 (Note 3);

     o The Company engaged an investment banking firm to assist it in a public offering of its common stock;

     o The Company adopted an Incentive Stock Option and Non-Qualified Stock Option Plan for key employees and non-employee directors (Note 10);

     o The Company modified its capital structure, authorized a stock split, and formed a new subsidiary (Note 10);

     o The common stock warrants to purchase 171,739 shares (split-adjusted) of the Company described in Note 10 have been exercised;

     o The Boards of Directors of the Company and JIS approved the merger of JIS into a newly-formed, wholly-owned subsidiary of the Company. This merger is subject to approval by the stockholders of JIS and a successful public offering of the Company s common shares. The terms of the merger call for the conversion of each share of JIS common stock and JIS Series A Preferred stock into $2.50 of value based on the public offering price of the Company's common stock. Based upon the expected offering price of $10.00 per share, it is anticipated that approximately 900,000 shares of the Company's common stock will be issued to stockholders of JIS;

     o Effective September 30, 1996 the Company purchased 100% of the issued and outstanding stock of The Berkeley Corp. ("Berkeley"). Berkeley, founded in 1980, is a provider of IT training services to corporate, governmental and individual clients. The total acquisition cost was $2,232,200 payable principally in cash and notes payable. In the event the Company completes an initial public offering of stock before March 31, 1997, $300,000 of the notes payable will be converted into the number of shares of the Company's common stock calculated by using the price per share of the public offering. Also within 30 days of the consummation of a public offering of stock, a portion of the notes payable, calculated as $1,060,000 less cash payments made to date, will be due and payable in cash. A portion of the purchase price, $572,200, is contingent on Berkeley attaining certain pre-tax income amounts in 1996 and/or 1997. The merger was accounted for as a purchase. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $2,220,000 which will be amortized over fifteen years, beginning in October 1996; and

                        THE JUDGE, INC. AND SUBSIDIARIES
                             (FORMERLY JUDGE, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (1995 Unaudited)

NOTE 17. SUBSEQUENT EVENTS -- (Continued)

     o Effective September 30, 1996 the Company purchased substantially all of the tangible and intangible assets, and assumed significantly all of the liabilities, of Systems Automation, Inc. ("System Automation"). Systems Automation is a provider of advanced technical solutions to increase the efficiency of business processes, such as network and document management systems design, integration, implementation, maintenance and training, business process redesign, project management and advanced applications development. The total acquisition cost was $547,252 payable in cash and notes payable. In the event that the Company completes an initial public offering, the remainder of any notes payable become due and payable in cash within 15 days of the consummation of such public offering. The acquisition was accounted for as a purchase. The excess of acquisition cost over the fair value of net assets, assumed to equal its book value, was approximately $1,040,000 which will be amortized over ten years beginning in October 1996.

                              THE JUDGE GROUP, INC.

                  PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                                   (Unaudited)


PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS....................       F-51



NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET,
  SEPTEMBER 30, 1996............................................       F-52



PRO FORMA CONSOLIDATING BALANCE SHEET, SEPTEMBER 30, 1996.......   F-53 - F-54



NOTES TO PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS,
  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND YEAR ENDED
  DECEMBER 31, 1995.............................................   F-55 - F-56



PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, YEAR
  ENDED DECEMBER 31, 1995.......................................       F-57



PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS, NINE
  MONTHS ENDED SEPTEMBER 30, 1996...............................       F-58

                              THE JUDGE GROUP, INC.

                  PRO FORMA CONSOLIDATING FINANCIAL STATEMENTS
                                   (Unaudited)



     The following Unaudited pro forma consolidating financial statements give effect to a public offering of common shares of the Company as described elsewhere in this Prospectus, certain proposed transactions of the Company, including, a conversion of the Company's convertible notes in the aggregate principal amount of $500,000 into 526,000 shares of its Common Stock, and a certain business combination with JIS (a consolidated subsidiary of the Company). The pro forma balance sheet gives effect to all of the transactions as if they occurred on September 30, 1996. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the business combinations had been consummated at September 30, 1996. The pro forma statements of operations for 1995 and for the nine months ended September 30, 1996, give effect to all of the business transactions as if they occurred on January 1, 1995 and January 1, 1996, respectively. The pro forma statements of operations are also presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved if the business combinations had been consummated at January 1, 1995 and January 1, 1996, respectively. The pro forma adjustments relate to various transactions which occurred subsequent to September 30, 1996 and/or which will occur prior to or on the effective date of the proposed public offering. These pro forma financial statements should be read in conjunction with the separate historical financial statements of the Company and JIS, and the notes thereto, which are included elsewhere in this Prospectus.



     The pro forma consolidating statements of operations include the results of operations of The Berkeley Associates Corp. ("Berkeley") (acquired September 26,
1996) and Systems Automation, Inc. ("Systems Automation") (acquired September 30, 1996) on a pro forma basis as though their business combinations with the Company occurred on January 1, 1995 and January 1, 1996 respectively. For a description of those business combinations see Note 4 of Notes to the September 30, 1996 Consolidated Financial Statements of The Judge Group, Inc.



     The pro forma consolidating statements of operations include the results of operations of JIS on a pro forma basis as though the JCC/DI Merger occurred on January 1, 1995 and January 1, 1996 respectively. For a description of that business combination see Notes 4 and 17 of Notes to the September 30, 1996 and June 30, 1996 Consolidated Financial Statements of The Judge Group, Inc., respectively. In addition, as more fully described elsewhere in this Prospectus, immediately prior to the public offering, JIS will be merged into a newly organized, wholly-owned subsidiary of the Company. The newly organized subsidiary will be the surviving corporation and change its name to Judge Imaging Systems, Inc. As a result, JIS will become a wholly-owned subsidiary of the Company at the time of the offering. In the Merger, each JIS common share (not already owned by the Company) or Series A preferred share outstanding at the time of the Merger will be converted in the Merger into $2.50 of value, payable in the Company Common Shares. In accordance with Accounting Principles Board Opinion No. 16 and related literature, the majority of the shares of JIS, which are owned by the Company, Martin E. Judge, Jr. or other owners of the Company securities, will be accounted for as a corporate reorganization of entities under common control, at historical cost, similar to pooling accounting. However, the exchange of the remaining JIS shares (the "minority interest") will be accounted for in accordance with "purchase accounting" whereby the pro rata portion of JIS's assets and liabilities as of September 30, 1996 will be recorded at their fair values. The excess of the value of the Company shares issued in exchange for the "minority interest" shares over the fair value of the net assets attributable to the minority interest will be recorded as goodwill.

                              THE JUDGE GROUP, INC.

                 NOTES TO PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (Unaudited)

     (1) Adjustment to record $26,800,000 proceeds from the sale of 3,000,000 shares of common stock at $10.00 per share, net of commissions of $2,100,000 and estimated costs of approximately $1,100,000; record payment of $100,000 for accounts payable and $735,000 for notes payable to the sellers of Berkeley at the (assumed) successful completion of the public offering; record payment for note payable to sellers of Systems Automation of $472,252 cash at the (assumed) successful completion of the public offering.

     (2) Adjustments to record the following equity transactions:


Sale and issuance of 3,000,000 shares of common stock
  of the Company, par value $.01 ..............................    $     30,000


Issuance of 30,000 shares of common stock of the Company,
  par value $.01 to sellers of Berkeley ($300,000/$10) ........             300


Merger of JIS into a wholly-owned subsidiary of the
  Company; issuance of 892,748 of the Company shares
  ($.01 par value) in exchange for 2,748,363
  common shares and 822,628 preferred shares of JIS ...........           8,927



Conversion of convertible notes (see note 3 below) ............           5,260
                                                                   ------------


Pro forma adjustments to common stock .........................    $     44,487
                                                                   ============
Additional paid in capital from sale of 3,000,000
  shares of common stock of the Company ($26,800,000
  proceeds less $30,000 common stock issued above) ............      26,770,000

Paid in capital from issuance of 30,000 shares of
  common stock to sellers of Berkeley .........................         299,700


Merger of JIS into a wholly-owned subsidiary of
  the Company (see above) .....................................       2,390,263



Conversion of convertible notes (see note 3 below) ............         494,740
                                                                   ------------


Pro forma adjustments to additional paid in capital ...........    $ 29,954,703
                                                                   ============


Reduction of minority interest due to merger of
  JIS into a wholly-owned subsidiary of the
  Company (see above) .........................................    ($   271,248)
                                                                   ============



     (3) Adjustment to record conversion of $500,000 of convertible notes into 526,000 of the Company's Common Shares as more fully explained in Note 8 of Notes to the September 30, 1996 Consolidated Financial Statements of The Judge Group, Inc.

                              THE JUDGE GROUP, INC.

                      PRO FORMA CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (Unaudited)

                                     ASSETS

                                                         The Judge Group,                        Pro Forma
                                                               Inc.            Pro Forma        Consolidated
                                                        September 30, 1996    Adjustments    September 30, 1996
                                                       --------------------  --------------  ------------------
Current Assets:
  Cash...............................................     $      153,942     $   25,492,748(1)  $   25,646,690
  Accounts receivable, net...........................         12,956,917                            12,956,917
  Inventories........................................            912,303                               912,303
  Prepaid taxes and deferred tax benefit.............            334,976                               334,976
  Other..............................................            993,948                  0            993,948
                                                          --------------     --------------     --------------
Total current assets...............................           15,352,086         25,492,748         40,844,834
                                                          --------------     --------------     --------------
Property and Equipment:
  Furniture and office equipment.....................          3,570,438                             3,570,438
  Automotive equipment...............................             37,936                                37,936
  Leasehold improvements.............................             46,565                  0             46,565
                                                          --------------     --------------     --------------
                                                               3,654,939                  0          3,654,939
  Less: accumulated depreciation and amortization....          1,774,499                  0          1,774,499
                                                          --------------     --------------     --------------
     Net property and equipment......................          1,880,440                  0          1,880,440
                                                          --------------     --------------     --------------
Other Assets:
  Due from subsidiaries/affiliate....................                  0                  0                  0
  Receivables -- officers and employees..............            431,890                  0            431,890
  Deposits...........................................            108,183                  0            108,183
  Investment in subsidiaries, at cost................                  0                  0                  0
  Other..............................................            155,908                  0            155,908
  Goodwill...........................................          3,259,202          2,127,942(2)       5,387,144
  Covenant not to compete, net of accumulated
     amortization....................................                  0                  0                  0
                                                          --------------     --------------     --------------
     Total other assets..............................          3,955,183          2,127,942          6,083,125
                                                          --------------     --------------     --------------
                                                          $   21,187,709     $   27,620,690   $     48,808,399
                                                          ==============     ==============     ==============

                              THE JUDGE GROUP, INC.

                               SEPTEMBER 30, 1996
                                   (Unaudited)

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                        The Judge Group,                        Pro Forma
                                                              Inc.            Pro Forma        Consolidated
                                                       September 30, 1996    Adjustments    September 30, 1996
                                                      --------------------  --------------  ------------------
Current Liabilities:
  Current portion of long-term debt.................     $      940,709     ($     327,285)(1)  $     613,424
  Other note payable................................            196,193                  0            196,193
  Accounts payable and accrued
     expenses.......................................          5,669,388           (100,000)(1)      5,569,388
  Payroll and sales taxes...........................            606,438                  0            606,438
  Income taxes payable..............................             42,981                  0             42,981
  Deferred revenue and customer
     deposits.......................................          1,333,661                  0          1,333,661
  Convertible debentures............................            500,000           (500,000)(3)              0
  Advances from shareholders........................            105,263                  0            105,263
                                                         --------------      -------------      -------------
     Total current liabilities......................          9,394,633           (927,285)         8,467,348
                                                         --------------      -------------      -------------
Long-term Liabilities:
  Note payable, bank................................          7,146,185                  0          7,146,185
  Deferred rent obligation..........................            137,038                  0            137,038
  Due to subsidiaries...............................                  0                  0                  0
  Debt obligations, net of current portion..........          1,376,886                  0          1,376,886
  Note payable Systems Automation...................            297,014           (297,014)(1)              0
  Note payable, Berkeley shareholders...............          1,598,428           (882,953)(2)        715,475
                                                         --------------      -------------      -------------
     Total long-term liabilities....................         10,555,551         (1,179,967)         9,375,584
                                                         --------------      -------------      -------------
Minority Interest...................................            271,248           (271,248)(2)             0
                                                                             -------------
Shareholders' Equity:
  Common stock......................................             85,877             44,487(2)         130,364
  Preferred stock...................................                  0                  0                  0
  Additional paid-in capital........................            365,877         29,954,703(2)      30,320,580
  Retained earnings (deficit).......................            514,523                  0            514,523
                                                         --------------      -------------      -------------
                                                                966,277         29,999,190         30,965,467
  Less: Treasury stock, at cost.....................                  0                  0                  0
                                                         --------------      -------------      -------------
     Total shareholders' equity (deficit)...........            966,277         29,999,190         30,965,467
                                                         --------------      -------------      -------------
                                                         $   21,187,709     $   27,620,690   $     48,808,399
                                                         ==============      =============      =============

                             THE JUDGE GROUP, INC.
                               NOTES TO PRO FORMA
                     CONSOLIDATING STATEMENTS OF OPERATIONS
                    Nine Months Ended September 30, 1996 And
                          Year Ended December 31, 1995
                                  (Unaudited)


     (1) Adjustments to reflect amortization from goodwill. Goodwill is calculated as follows:

     Berkeley acquisition --

Cash at settlement......................................................  $   175,000
Cash payments of $50,000 per month from October through
  December 1996.........................................................      150,000
Holdback payments, subject to net income tests, payable by issuance of promissory notes 30 days after net income is finally determined, at 8%
  per annum over 36 months..............................................      572,200
Cash payable within 30 days of consummation of public offering..........      735,000
30,000 Judge common shares..............................................      300,000
Notes payable, at 8% per annum interest in 44 equal monthly
  installments..........................................................      300,000
                                                                          -----------
Purchase price..........................................................  $ 2,232,200
                                                                          ===========
Less: Net asset value...................................................      154,055
Plus: Cost of acquisition...............................................      141,484
                                                                          -----------
Goodwill................................................................  $ 2,219,629  $ 2,219,629
                                                                          ===========

     Goodwill to be amortized equally over 15 years in equal monthly installments of $12,331

     Systems Automation acquisition --

Cash at settlement......................................................  $    75,000
Cash payable within 15 days of consummation of the public offering......      472,252
                                                                          -----------
Purchase price..........................................................  $   547,252
                                                                          ===========
Less: Net asset value...................................................     (479,357)
Plus: Cost of acquisition...............................................       12,964
                                                                          -----------

Goodwill................................................................  $ 1,039,573    1,039,573
                                                                          ===========  -----------

Goodwill to be amortized equally over 10 years in equal monthly installments of $8,663
         Total Goodwill, September 30, 1996.............................               $ 3,259,202
                                                                                       ===========

     JIS Merger --

Minority interest shares................................................      959,676
Value per share to be received in Company common shares.................  $      2.50
                                                                          -----------
Aggregate value of Company common shares to be received by minority
  shareholders..........................................................    2,399,190
Minority interest recorded at September 30, 1996........................     (271,248)
                                                                          -----------
Goodwill................................................................  $ 2,127,942
                                                                          ===========
Goodwill to be amortized equally over 15 years in equal monthly installments of $11,822.
Total goodwill amortization, all transactions is $32,816 per month.
  Amortization for year ended December 31, 1995 is $393,795
  Amortization for nine months ended September 30, 1996 is $295,347

     (2) Adjustments to reflect interest expense on notes payable, resulting from business combination with Berkeley of $57,783 in the year ended December 31, 1995 and $46,472 in the nine months ended September 30, 1996.


     (3) Adjustments to record reduction in interest expense, relating to conversion of convertible notes into the Company Common Shares, of $50,000 in the year ended December 31, 1995 and $37,500 in the nine months ended September 30, 1996.



     (4) Adjustment to record merger of JIS into a wholly-owned subsidiary of the Company as though it occurred at the beginning of each of the pro forma periods presented. The adjustment represents the elimination of the minority interest for each of the periods presented.


     (5) Adjustments to provide for Federal and state income tax expense (benefit) attributable to income (loss) of Berkeley and Systems Automation as well as the amortization of goodwill and interest expense recognized in adjustments (1), (2) and (3) above, all at an effective rate of 40%.


     (6) Primary and fully diluted earnings per share amounts are computed based on the weighted average number of shares actually outstanding after giving effect to the stock split (8,587,739 shares) plus the shares that would be outstanding assuming the successful completion of the public offering (3,000,000 shares), the conversion of convertible notes (526,000 shares (which are expected to be exchanged for common shares -- See Note 8 in the September 30, 1996 consolidated financial statements included in the Registration Statement)), the acquisition of Berkeley (30,000 shares), the exercise of outstanding stock options (2,925 shares), and the completion of the Merger (892,748 shares). The number of shares used in the calculation was approximately 13,039,412 for each period presented.

                              THE JUDGE GROUP, INC.

                 PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                   (Unaudited)

                                                                                                          System
                                                                               DataImage    Berkeley    Automation
                                                                 The Judge     Pro Forma    Pro Forma    Pro Forma
                                                                Group, Inc.   Adjustments  Adjustments  Adjustments
                                                                ------------   ----------  ----------   ----------
Revenues......................................................  $ 63,299,353   $1,284,333  $2,324,524   $1,187,273
                                                                ------------   ----------  ----------   ----------
Costs and Expenses
  Cost of Sales...............................................    47,550,114     800,841    1,807,348      523,448

  Selling and Operating.......................................     9,797,875     437,904            0      659,967


  General and Administrative..................................     4,187,485           0      443,181      169,976
                                                                ------------   ----------  ----------   ----------

    Total Costs and Expenses..................................    61,535,474   1,238,745    2,250,529    1,353,391
                                                                ------------   ----------  ----------   ----------
Income (loss) from Operations.................................     1,763,879      45,588       73,995     (166,118)

Interest Expense..............................................      (670,110)     (6,070)     (16,325)      (6,261)


Other Income (expense)........................................       (27,229)          0        1,335      180,901
                                                                ------------   ----------  ----------   ----------
Income (loss) before Income Tax Expense and Minority
  Interest....................................................     1,066,540      39,518       59,005        8,522


Income Tax Expense (Benefit)..................................       587,957           0            0            0
                                                                ------------   ----------  ----------   ----------


Income (loss) before Minority Interest........................       478,583      39,518       59,005        8,522


Minority Interest in net loss of consolidated subsidiary......         7,057           0            0            0
                                                                ------------   ----------  ----------   ----------


Net Income (Loss).............................................  $    485,640   $  39,518    $  59,005    $   8,522
                                                                ============   ==========  ==========   ==========


Net Income (Loss) Per Common Share:
  Primary.....................................................
  Fully Diluted...............................................
Weighted average number of
  common shares outstanding...................................

                                                                                                     Pro Forma
                                                                   The Judge                        Consolidated
                                                                  Group, Inc.      Pro Forma         Year Ended
                                                                     Total        Adjustments        31-Dec-95
                                                                  ------------     ---------        ------------
Revenues......................................................    $ 68,095,483     $       0        $ 68,095,483
                                                                  ------------     ---------        ------------
Costs and Expenses
  Cost of Sales...............................................      50,681,751                     $ 50,681,751

  Selling and Operating.......................................      10,895,746                       10,895,746


  General and Administrative..................................       4,800,642       393,795(1)        5,194,437
                                                                  ------------     ---------        ------------

    Total Costs and Expenses..................................      66,378,139       393,795          66,771,934
                                                                  ------------     ---------        ------------
Income (loss) from Operations.................................       1,717,344      (393,795)          1,323,549

Interest Expense..............................................        (698,766)       (7,783)(2)(3)     (706,549)


Other Income (expense)........................................         155,007             0             155,007
                                                                  ------------     ---------        ------------
Income (loss) before Income Tax Expense and Minority
  Interest....................................................       1,173,585      (401,578)            772,007


Income Tax Expense (Benefit)..................................         587,957      (133,620)(5)         454,337
                                                                  ------------     ---------        ------------


Income (loss) before Minority Interest........................         585,628      (267,958)            317,670


Minority Interest in net loss of consolidated subsidiary......           7,057        (7,057)(4)              0
                                                                  ------------     ---------        ------------


Net Income (Loss).............................................    $    592,685     ($275,015)       $    317,670
                                                                  ============     =========        ============


Net Income (Loss) Per Common Share:
  Primary.....................................................                                      $       0.02(6)
                                                                                                    ============
  Fully Diluted...............................................                                      $       0.02(6)
                                                                                                    ============
Weighted average number of
  common shares outstanding...................................                                        13,039,412
                                                                                                    ============

                              THE JUDGE GROUP, INC.

                 PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (Unaudited)

                                                                             DataImage                                The Judge
                                                               The Judge     Pro Forma    Berkeley      System       Group, Inc.
                                                               Group Inc.   Adjustments  Associates   Automation        Total
                                                              ------------   ---------   -----------   ----------  --------------
Revenues....................................................  $ 58,914,238   $ 122,692   $ 2,044,279   $ 866,779     $ 61,947,988
                                                              ------------   ---------   -----------   ----------  --------------
Costs & Expenses
Cost of sales...............................................    43,232,381      60,450     1,439,845     358,036       45,090,712
Selling and operating.......................................    10,022,739      77,829             0     547,020       10,647,588
General and administrative..................................     4,310,467       7,317       389,557     171,303        4,878,644
                                                              ------------   ---------   -----------   ----------  --------------
  Total Costs & Expenses....................................    57,565,587     145,596     1,829,402   1,076,359       60,616,944
                                                              ------------   ---------   -----------   ----------  --------------
Income (loss) from operations...............................     1,348,651     (22,904)      214,877    (209,580)       1,331,044
Interest Expense............................................      (599,597)          0       (13,289)     (4,202)        (617,088)
Other income (expense)......................................             0      (3,598)          303         107           (3,188)
                                                              ------------   ---------   -----------   ----------  --------------
Income (loss) before income tax expense (benefit) and
  minority interest.........................................       749,054     (26,502)      201,891    (213,675)         710,768
Income Tax Expense (benefit)................................       614,700           0             0           0          614,700
                                                              ------------   ---------   -----------   ----------  --------------
Income (loss) before minority interest in net income (loss)
  of consolidated subsidiary................................       134,354     (26,502)      201,891    (213,675)          96,068
Minority interest in net income (loss) of consolidated
  subsidiary................................................       616,752           0             0           0          616,752
                                                              ------------   ---------   -----------   ----------  --------------
Net Income (loss)...........................................  $    751,106   ($ 26,502)  $   201,891   ($213,675)    $    712,820
                                                              ============   =========   ===========   ==========  ==============
Net Income (loss) per common share:
  Primary...................................................
  Fully diluted.............................................
Weighted average number of
  common shares outstanding.................................

                                                                                   Pro Forma
                                                                                  Consolidated
                                                               Pro Forma       Nine Months Ended
                                                              Adjustments          30-Sep-96
                                                              -----------       ------------------
Revenues....................................................   $       0           $ 61,947,988
                                                               ---------          ------------
Costs & Expenses
Cost of sales...............................................           0             45,090,712
Selling and operating.......................................           0             10,647,588
General and administrative..................................     295,347(1)           5,173,991
                                                               ---------           ------------
  Total Costs & Expenses....................................     295,347             60,912,291
                                                               ---------           ------------
Income (loss) from operations...............................    (295,347)             1,035,697
Interest Expense............................................      (8,972)(2)(3)        (626,060)
Other income (expense)......................................           0                 (3,188)
                                                               ---------           ------------
Income (loss) before income tax expense (benefit) and
  minority interest.........................................    (304,319)               406,449
Income Tax Expense (benefit)................................    (126,441)(5)            488,259
                                                               ---------           ------------
Income (loss) before minority interest in net income (loss)
  of consolidated subsidiary................................    (177,878)               (81,810)
Minority interest in net income (loss) of consolidated
  subsidiary................................................    (616,752)(4)                  0
                                                               ---------           ------------
Net Income (loss)...........................................   ($794,630)          ($    81,810)
                                                               =========           ============
Net Income (loss) per common share:
  Primary...................................................                       ($      0.01)(6)
                                                                                    ===========
  Fully diluted.............................................                       ($      0.01)(6)
                                                                                    ===========
Weighted average number of
  common shares outstanding.................................                         13,039,412
                                                                                    ===========

================================================================================


    No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any of the selling shareholders, or any of the underwriters. this Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of common shares to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company or that information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................    3
Risk Factors...............................................................    7
Use of Proceeds............................................................   13
Dividend Policy............................................................   13
Dilution...................................................................   14
Capitalization.............................................................   15
Selected Consolidated Financial Data.......................................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................................................   17
Business...................................................................   25
Management.................................................................   38
Principal and Selling Shareholders.........................................   42


Selling Security Holders...................................................   44

Certain Transactions.......................................................   44
Description of Capital Stock...............................................   45
Shares Eligible for Future Sale............................................   47
Underwriting...............................................................   49
Legal Matters..............................................................   50
Experts....................................................................   50
Additional Information.....................................................   50
Index to Financial Statements..............................................  F-1
                                __________________

    Until           , 1996, all dealers effecting transactions in the common
shares offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. this is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


================================================================================


================================================================================


                                3,650,000 Shares

                              The Judge Group, Inc.

                                  Common Shares

                                   ___________
                                   PROSPECTUS
                                   ___________

                          JANNEY MONTGOMERY SCOTT INC.

                                  _____ , 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Selling Shareholders will not bear any expenses of this Offering.

Filing Fee -- Securities and Exchange Commission....................  $   15,922
Filing Fee -- National Association of Securities Dealers, Inc.......       5,117
Listing Fees -- Nasdaq Stock Market.................................      50,000
Fees and Expenses of Accountants....................................     300,000
Fees and Expenses of Counsel........................................     250,000
Printing Expenses...................................................     100,000
Blue Sky Fees and Expenses..........................................      10,000
Investment Advisory Fee.............................................     300,000
Miscellaneous Expenses..............................................      68,961
                                                                      ----------
  Total.............................................................  $1,100,000
                                                                      ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Articles of Incorporation provide that no director or officer of the Company shall be personally liable for monetary damages except to the extent that by law a director's liability for monetary damages may not be limited. The effect of this provision is to prevent the Company and its shareholders (through shareholder derivative suits on behalf of the Company) from recovering monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate the directors from liability (i) pursuant to any criminal statute, (ii) for the payment of taxes pursuant to federal, state or local law, or (iii) for self-dealing, willful misconduct or recklessness. The By-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. Applicable law permits indemnification for all matters (including those asserted in derivative actions) except for those determined by a court to have constituted willful misconduct or recklessness.

     The Registrant has obtained directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On September 6, 1996, the Company issued 3,265 Common Shares to The Gemstone Group, Inc. upon exercise of its warrant issued by the Company on July 8, 1993. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4 (2) thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

 EXHIBIT
   NO.     DESCRIPTION OF DOCUMENT
---------  ---------------------------------------------------------------------

   1.1*    Form of Underwriting Agreement.
   2.1* Agreement and Plan of Merger, among the Company, Judge Acquisition, Inc. and Judge Imaging Systems, Inc.
   3.1**   Amended and Restated Articles of Incorporation of the Company.
   3.2**   Amended and Restated By-Laws of the Company.

   4.1**   10% Convertible Senior Subordinated Note Purchase Agreement.
   4.2*    Form of common stock certificate for Company Common Shares.
   4.3* Fourth Amended and Restated Loan and Security Agreement, dated December 10, 1996, between the Company and PNC Bank, N.A.
   5.1*    Opinion of Drinker Biddle & Reath.
  10.1* Lease of Two Bala Plaza, Bala Cynwyd, Pennsylvania, dated January 21, 1994, between The Prudential Insurance Company of America, as landlord, and Judge, Inc., as tenant.
  10.2* Stock Purchase Agreement by and among the Company, The Berkeley Associates Corporation, Sandy Mayer and Gregory McCartney, as amended.
  10.3* Asset Purchase Agreement by and among the Company, Systems Automation, Inc. and Edward Haskell.
  10.4** 1996 Incentive Stock Option and Non-Qualified Stock Option Plan for Key Employees and Non-Employee Directors.
  10.5**   Professional Services Agreement between Merck & Co., Inc. and
           Judge Technical Services, Inc.
  10.6** Split-Dollar Agreement by and between Judge, Inc. and Dennis F. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 28, 1995.
  10.7** Split-Dollar Agreement by and between Judge, Inc. and Kathleen Dunn, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, date June 19, 1996.
  10.8** Split-Dollar Agreement by and between Judge, Inc. and Ann L. Judge, Trustee of the Irrevocable Agreement of Trust of Martin E. Judge, Jr., Settlor, dated December 20, 1995.
  10.9** Split-Dollar Agreement by and between Judge, Inc. and D. Michael Carmody, Trustee of the Irrevocable Agreement of Trust of Michael Dunn, Settlor, dated June 19, 1996.
  10.10** Employment Agreement, by and between Judge Computer Corporation and Wendy Greenberg.
  10.11** Employment Agreement, by and between Judge Imaging Systems, Inc. and Jeff Andrews.
  11.1*    Computation of Earnings Per Share.
  21.1**   Subsidiaries of the Company.
  23.1* Consent of Drinker Biddle & Reath (included in their opinion filed as Exhibits 5.1).
  23.2*    Consent of Rudolph, Palitz LLP.
  23.3*    Consent of Janney Montgomery Scott Inc.
  24.1**   Powers of Attorney.

  27.1*    Financial Data Schedule.

----------
 * Filed herewith.

** Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES

Schedule II.  Valuation and Qualifying Accounts

     All other schedules of Judge for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the Notes to the Consolidated Financial Statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                        SIGNATURES AND POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned and hereunto duly authorized in the Town of Bala Cynwyd, Commonwealth of Pennsylvania, on the 10th day of December, 1996.


                                          THE JUDGE GROUP, INC.

                                          By: /s/ Martin E. Judge, Jr.
                                          --------------------------------------
                                                    Martin E. Judge, Jr.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          TITLE                     DATE
      ---------                          -----                     ----


 /s/ Martin E. Judge, Jr.        Chief Executive Officer and   December 10, 1996
-----------------------------    Chairman of the Board
     Martin E. Judge, Jr.
     (Principal Executive
     Officer)



/s/ Jeffrey J. Andrews           Chief Financial Officer       December 10, 1996
-----------------------------    and Treasurer
    Jeffrey J. Andrews
    (Principal Financial and
     Accounting Officer)



/s/ Michael A. Dunn              Executive Vice President      December 10, 1996
-----------------------------    and Director
    Michael A. Dunn



/s/ Richard T. Furlano           President and Director        December 10, 1996
-----------------------------
    Richard T. Furlano